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As filed with the Securities and Exchange Commission on December 23, 2004

Registration No.[            ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under the Securities Act of 1933

MAIN STREET TRUST, INC.
(Exact name of registrant as specified in its charter)

6029
(Primary Standard Industrial Classification Code Number)

Illinois (State or other jurisdiction of incorporation or organization)	37-13338484 (I.R.S. Employer Identification No.)

100 W. University Avenue, P.O. Box 4028, Champaign, Illinois 61824, (217) 351-6500
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

 Van A. Dukeman, President and Chief Executive Officer
Main Street Trust, Inc.
100 W. University Avenue
Champaign, Illinois 61824
(217) 351-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Dennis R. Wendte, Esq. Karyn L. Doerfler, Esq. Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 Phone: (312) 984-3100 Fax: (312) 984-3150	Theodore L. Eissfeldt, Esq.
Joseph B. Hemker, Esq.
Timothy E. Kraepel, Esq.
Howard & Howard Attorneys PC
One Technology Plaza
211 Fulton Street, Suite 600
Peoria, Illinois 61602
Phone: (309) 672-1483
Fax: (309) 672-1568

        Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $0.01 par value	973,212 shares	$27.12 = value per share	$26,402,051.89	$3,107.52

(1)
Represents the estimated maximum number of shares to be issued pursuant to the agreement and plan of merger dated as of November 7, 2004, among Main Street Trust, Inc., an Illinois corporation, Citizens First Financial Corp., a Delaware corporation, and Citizens Acquisition LLC, a Delaware limited liability company.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of Regulation C under the Securities Act of 1933, as amended, based on $29.98, the average of the high and low prices of the common stock of Citizens First Financial Corp. as reported on the Nasdaq National Market System on December 21, 2004.

DELAYING AMENDMENT: The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[MAIN STREET LOGO]	[CITIZENS FIRST LOGO]

PROXY STATEMENT OF CITIZENS FIRST FINANCIAL CORP.

PROSPECTUS OF MAIN STREET TRUST, INC.

Merger Proposed—Your Vote is Very Important

        The boards of directors of Main Street Trust, Inc. and Citizens First Financial Corp. have approved a merger agreement that would result in Main Street's acquisition of Citizens.

        In the transaction, subject to the limitations described in this document, stockholders of Citizens will have the election to receive shares of common stock of Main Street, cash or a combination of both in exchange for their shares of Citizens stock.

        Citizens stockholders will be entitled to receive either $35.00 in cash or 1.1051 shares of Main Street common stock for each share of Citizens common stock they own. Because the exchange ratio of 1.1051 shares of Main Street common stock is fixed, the total value of the merger consideration that Citizens stockholders will receive in the merger will fluctuate as the price of Main Street common stock changes. We encourage Citizens' stockholders to obtain current market price quotations for Main Street common stock.

        Main Street common stock is traded on the over-the-counter bulletin board under the symbol "MSTI.OB." The closing price of Main Street common stock on [                        ], 2005, was $ [            ]. Citizens common stock is traded on the Nasdaq National Market System under the symbol "CFSB." The closing price of Citizens common stock on [                        ], 2005, was $ [            ].

        To complete this merger, Main Street must obtain regulatory approvals and Citizens must obtain the approval of its stockholders. Citizens will hold a special meeting to vote on the merger agreement and the transactions it contemplates. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

        For a description of the significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 21.

        We encourage you to read this entire document carefully. This proxy statement-prospectus gives you detailed information about the merger, and it includes a copy of the merger agreement as Appendix A.

Sincerely,
C. William Landefeld President and Chief Executive Officer of Citizens First Financial Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated [            ], 2005, and is first being mailed on or about [            ], 2005.

Citizens First Financial Corp.
2101 North Veterans Parkway
Bloomington, Illinois 61704
Notice of Special Meeting of Stockholders
To Be Held On [                        ], 2005

        A special meeting of the stockholders of Citizens First Financial Corp., a Delaware corporation, will be held at [                              ], on [            ], 2005, [    ]:00 [    ] .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of November 7, 2004, among Main Street Trust, Inc., a Illinois corporation, Citizens First Financial Corp., a Delaware corporation, and Citizens Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Main Street, and approve the transactions it contemplates, including the acquisition of Citizens by Main Street.

  2.
  To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

        The close of business on [                        ], 2005, has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,
[ ], 2005	C. William Landefeld President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

        Your board of directors unanimously recommends that you vote FOR adoption of the merger agreement and approval of the transactions it contemplates.

HOW TO OBTAIN ADDITIONAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING	2
QUESTIONS AND ANSWERS ABOUT ELECTING THE FORM OF MERGER CONSIDERATION	3
SUMMARY	4
General	4
The Companies	4
Special Meeting	4
Record Date; Vote Required	4
Authority to Adjourn Special Meeting to Solicit Additional Proxies	5
Appraisal Rights	5
Recommendation to Stockholders	5
Share Ownership of Citizens' Directors	5
The Merger	5
What You Will Receive in the Merger	5
Exchange of Stock Certificates	6
Ownership After the Merger	6
Effective Time of the Merger	6
Federal Income Tax Consequences	6
Reasons for the Merger	7
Opinion of Financial Advisor	7
Conditions to Completion of the Merger	7
Termination and Termination Fees	8
Waiver and Amendment	8
Regulatory Approvals	8
Management and Operations After the Merger	8
Interests of Certain Persons in the Merger	8
Accounting Treatment	8
Expenses	9
Material Differences in the Rights of Stockholders	9
Comparative Market Prices of Common Stock	9
Comparative Per Share Data	10
Market Price Information	11
Historical Market Prices and Dividend Information	12
Pro Forma Financial Data	13
Selected Historical Financial Data	18
RISK FACTORS	21
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	22
INTRODUCTION	24
SPECIAL MEETING	24
Date, Place, Time and Purpose	24
Record Date, Voting Rights, Required Vote and Revocability of Proxies	24
Solicitation of Proxies	25
Authority to Adjourn Special Meeting to Solicit Additional Proxies	25
Appraisal Rights	25
Recommendation of Citizens' Board	27
DESCRIPTION OF TRANSACTION	28
General	28
Merger Consideration	28
Election Procedures; Surrender of Stock Certificates	29
Effective Time of the Merger	30
United States Federal Income Tax Consequences of the Merger	31
Background of the Merger	34
Main Street's Reasons for the Merger	36
Citizens' Reasons for the Merger and Board Recommendation	37
Fairness Opinion of Citizens' Financial Advisor	38
Representations and Warranties	48
Conduct of Business Pending the Merger and Certain Covenants	49
Conditions to Completion of the Merger	50
Termination and Termination Fees	52
Waiver and Amendment	54
Regulatory Approvals	54
Management and Operations After the Merger	55
Interests of Certain Persons in the Merger	55
Additional Agreements	57
Accounting Treatment	58
Expenses	58
Resales of Main Street Common Stock	58
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS	59
General	59
Anti-Takeover Provisions Generally	59
Authorized Capital Stock	59
Voting Rights	60
Classification of Board of Directors	61

i

Size of the Board of Directors; Qualifications; Vacancies; Removal	61
Stockholder Nominations and Proposals	62
Special Meetings of Stockholders	63
Action by Written Consent	63
Dividends	63
Special Voting Requirements; Business Combinations	64
Amendment of Charter Documents	65
Limitations on Director Liability	66
Indemnification	66
Appraisal and Dissenters' Rights	67
BUSINESS OF MAIN STREET	67
BUSINESS OF CITIZENS	68
General	68
Management and Additional Information	68
Security Ownership of Directors, Executive Officers and 5% Shareholders	69
OTHER MATTERS	70
STOCKHOLDER PROPOSALS	70
EXPERTS	71
CERTAIN OPINIONS	71
WHERE YOU CAN FIND MORE INFORMATION	71
INFORMATION INCORPORATED BY REFERENCE	71
Appendix A—Agreement and Plan of Merger
Appendix B—Fairness Opinion of Sandler O'Neill & Partners, L.P.
Appendix C—Section 262 of the Delaware General Corporation Law

ii

HOW TO OBTAIN ADDITIONAL INFORMATION

        This proxy statement-prospectus incorporates important business and financial information about Main Street and Citizens that is not included in or delivered with this document. This information is described on page       under "Where You Can Find More Information." You can obtain free copies of this information by writing or calling:

Main Street Trust, Inc.
100 W. University Avenue
Champaign, Illinois 61824
Attention: Teresa Marsh, Secretary
Telephone: (217) 351-6500

Citizens First Financial Corp.
2101 North Veterans Parkway
Bloomington, Illinois 61704
Attention: Dallas G. Smiley,
Executive Vice President, Secretary and Treasurer
Telephone: (309) 661-8700

        To obtain timely delivery of the documents, you must request the information by [                        ], 2005.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:    What am I being asked to vote on?

A:    Citizens stockholders are being asked to adopt a merger agreement that will result in the merger of Citizens with and into a subsidiary of Main Street and to approve that merger.

Q:    What does the Citizens board of directors recommend?

A:    The Citizens board of directors recommends that you vote "FOR" adoption of the merger agreement and approval of the transactions it contemplates. The board, which collectively holds 232,250 shares, or approximately 14.82% of Citizens common stock eligible to vote, has agreed to vote in favor of the merger agreement.

Q:    Who must approve the proposals at the special meeting?

A:    Holders of a majority of the outstanding voting shares of Citizens as of the record date must adopt the merger agreement and approve the transactions it contemplates.

Q:    When and where is the special meeting?

A:    The special meeting will be held on [                        ] , 2005, at [    ]:00 [    ].m., local time, at [                        ].

Q:    What do I need to do now?

A:    After reviewing this document, submit your proxy by sending a completed proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how to do this.

Q:    How will my shares be voted if I return a blank proxy card?

A:    If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote "FOR" the proposals identified in this document and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting.

Q:    What will be the effect if I do not vote?

A:    Your failure to vote will have the same effect as if you voted against approval of the merger agreement and the transactions it contemplates.

Q:    Can I vote my shares in person?

A:    Yes, if your shares are registered in your own name, you may attend the special meeting and vote your shares in person. However, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q:    Can I change my mind and revoke my proxy?

A:    Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by following the instructions in this document.

Q:    What if I oppose the merger? Do I have appraisal rights?

A:    Appraisal rights are available under the Delaware General Corporation Law. A copy of the applicable provisions of Delaware law is attached as Appendix C to this document.

Q:    Who can answer my questions?

A:    You should contact:

Citizens First Financial Corp. 2101 North Veterans Parkway Bloomington, Illinois 61704
Attention:	Dallas G. Smiley, Executive Vice President, Secretary and Treasurer
Telephone:	(309) 661-8700

QUESTIONS AND ANSWERS ABOUT ELECTING THE FORM OF MERGER CONSIDERATION

Q:    What will I receive in the merger?

A:    You will be entitled to receive either $35.00 in cash or 1.1051 shares of Main Street common stock for each share of Citizens common stock that you own at the effective time of the merger.

If you own fewer than 100 shares of Citizens common stock, you will automatically receive cash for all of your shares. If you own 100 or more shares of Citizens common stock, you will be able to elect the form of consideration you would like in the merger, subject to the limitations described in this document. You have the option to choose Main Street common stock, cash, or a combination of both. If you elect to receive Main Street common stock, you will receive 1.1051 shares of Main Street for each of your shares of Citizens common stock. If you elect to receive cash, you will receive $35.00 for each of your shares of Citizens common stock. You may also elect to receive a combination of Main Street common stock and cash, except that you may not elect to receive stock in exchange for fewer than 100 shares of your Citizens common stock.

All stockholder elections are subject to the requirement that 50% of all Citizens shares must be converted into the right to receive Main Street common stock and 50% of all Citizens shares must be converted into the right to receive cash. The merger agreement gives Main Street the right to modify your election to satisfy this 50% stock and 50% cash requirement. Therefore, depending on elections made by other stockholders, you may ultimately receive more or fewer shares of Main Street common stock or more or less cash than you otherwise elected to receive.

If you fail to make a timely election, you will be allocated cash and/or shares as needed to satisfy the overall 50% stock and 50% cash requirement discussed above.

Because the exchange ratio of 1.1051 shares of Main Street common stock per share of Citizens common stock is fixed, the value of the stock consideration will fluctuate as the price of Main Street common stock changes. You should obtain current market price quotations for Main Street common stock to determine the current value of the stock consideration.

Q:    How do I elect the form of payment I will receive in the merger?

A:    Shortly after the merger, you will receive a form in the mail with written instructions on how to elect the form of payment you want receive in the merger.

Because a fixed amount of 50% of the outstanding shares of Citizens common stock must be converted into cash, including any appraisal shares, stockholders may receive, through a proration procedure described in this document, less cash and more shares of Main Street common stock than they originally anticipated. Similarly, because a fixed amount of 50% of the Citizens common stock must be converted into Main Street common stock, stockholders may receive fewer shares and more cash than they originally anticipated.

Completed election forms must be returned to Main Street Bank & Trust, which is serving as the exchange agent in this transaction, on or before 5:00 p.m., Champaign, Illinois time, on [                        ], 2005.

Q:    How do I exchange my Citizens stock certificates?

A:    With the election form, a letter of transmittal, which will include instructions on where to surrender your stock certificates for exchange, will be mailed to you. The exchange agent will allocate cash and Main Street common stock among Citizens' stockholders in accordance with the terms of the merger agreement and will transmit the merger consideration to the former Citizens stockholders.

Q:    Whom should I call with questions?

A:    You should contact:

Citizens First Financial Corp. 2101 North Veterans Parkway Bloomington, Illinois 61704
Attention:	Dallas G. Smiley, Executive Vice President, Secretary and Treasurer
Telephone:	(309) 661-8700

SUMMARY

        This brief summary highlights selected information from this proxy statement-prospectus and does not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about Main Street and Citizens, see "Where You Can Find More Information." We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

General

This proxy statement-prospectus relates to the proposed acquisition of Citizens by Main Street. Main Street and Citizens believe that the acquisition will enhance stockholder value by allowing Citizens stockholders to receive Main Street common stock and cash in exchange for their shares of Citizens common stock and by permitting Main Street to expand its presence with the addition of new markets in Illinois.

The Companies
(pages            and            )

Main Street Trust, Inc.
100 W. University Avenue
Champaign, Illinois 61824
(217) 351-6500

Main Street, an Illinois corporation, is a financial services company with a subsidiary bank, Main Street Bank & Trust, located in central Illinois. At September 30, 2004, Main Street reported, on a consolidated basis, total assets of $1.24 billion, deposits of $990.0 million, stockholders' equity of $112.93 million and trust assets under administration of approximately $1.65 billion.

Citizens Acquisition LLC is a Delaware limited liability company and a wholly-owned subsidiary of Main Street. Citizens Acquisition LLC was formed solely for the purpose of completing the merger, and has not had any operations to date other than those incidental to the merger agreement.

Citizens First Financial Corp.
2102 North Veterans Parkway
Bloomington, Illinois 61704
(309) 661-8700

Citizens, a Delaware corporation, is a thrift holding company. Through Citizens Savings Bank, an Illinois state savings bank, Citizens conducts a range of commercial and personal banking activities from five locations throughout central Illinois. At September 30, 2004, Citizens reported, on a consolidated basis, total assets of $327.1 million, deposits of $231.4 million and stockholders' equity of $34.2 million.

Special Meeting
(pages            and            )

A special meeting of Citizens stockholders will be held on [                        ], 2005, at [    ]:00 [    ].m., local time, at [                        ]. At the special meeting, stockholders will be asked:

  •
  to adopt the merger agreement and approve the transactions it contemplates; and

  •
  to act on other matters that may properly be submitted to a vote at the meeting.

Record Date; Vote Required
(pages            and            )

You may vote at the meeting of Citizens' stockholders if you owned Citizens common stock at the close of business on [                        ], 2005. You can cast one vote for each share of Citizens common stock that you owned at that time. To adopt the merger agreement and approve the transactions it contemplates, the holders of a majority of the outstanding voting shares of Citizens as of the record date must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before Citizens takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Citizens, or by attending the meeting and voting in person.

Authority to Adjourn Special Meeting to Solicit Additional Proxies
(page            )

Citizens is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement-prospectus.

Appraisal Rights
(page            )

As more fully described beginning on page    , under Delaware law, Citizens stockholders have the right to demand appraisal of his or her shares and receive the fair value of their shares of Citizens common stock in cash.

To demand appraisal and receive the fair value of their shares, Citizens stockholders must follow the procedures outlined in Appendix C.

If you demand appraisal of your shares and the conditions outlined in Appendix C are met, your shares of Citizens common stock will not be converted into the right to receive the consideration provided in the merger agreement. Instead, your only right will be to receive the fair value in cash of your Citizens shares as determined by mutual agreement between you and Main Street or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your appraisal rights. A vote "AGAINST" the merger does not dispense with the other requirements for exercising appraisal rights under Delaware law.

The fair value may be more or less than the consideration you would have received under the terms of the merger agreement. If you demand appraisal of your shares and you complete the process of having a court determine the fair value of your shares in accordance with Delaware law, the amount you are awarded could be less than the value of the cash and shares of Main Street common stock that you would have received in the merger.

Recommendation to Stockholders
(page            )

Citizens' board of directors believes that the merger agreement and the merger are fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement and approve the transactions it contemplates.

Share Ownership of Citizens' Directors
(pages            and            )

On the record date, Citizens' directors owned 232,250 shares, or approximately 14.82% of the outstanding shares of Citizens common stock. Citizens' directors have agreed to vote their shares to approve the merger agreement and the transactions it contemplates. However, because they own only approximately 14.82% of the outstanding shares of Citizens common stock, there is no assurance that the proposal will be approved.

The Merger
(page            )

We have attached a copy of the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a combination in which Citizens will merge with and into a wholly-owned subsidiary of Main Street. The surviving entity will immediately liquidate, leaving Main Street as the direct owner of Citizens Savings Bank. We expect to complete the merger in the second quarter of 2005, although delays could occur.

What You Will Receive in the Merger
(page            )

Citizens stockholders will have the right to receive, for each share of Citizens common stock that they own as of the effective time of the merger, either 1.1051 shares of Main Street common stock or $35.00 in cash.

Subject to the limits described below, you are able to elect the form of consideration that you would like to receive as a result of the merger. You have the option to choose Main Street common stock, cash, or a combination of both. However, if you hold less than 100 shares of

Citizens common stock, you cannot make an election and will automatically receive only cash. In addition, if you elect to receive a combination of stock and cash, you may not elect to receive stock in exchange for fewer than 100 shares of your Citizens common stock.

All stockholder elections are subject to the requirement that 50% of all Citizens shares must be converted into the right to receive Main Street common stock and 50% of the Citizens shares must be converted into the right to receive cash. The merger agreement gives Main Street the right to modify your election to satisfy this 50% stock and 50% cash requirement. Therefore, depending on elections made by other stockholders, you may ultimately receive more or fewer shares of Main Street or more or less cash than you otherwise elected to receive.

If you fail to make a timely election, you will be allocated cash and/or shares as needed to satisfy the overall 50% stock and 50% cash requirements discussed above.

Because the exchange ratio of 1.1051 shares of Main Street common stock is fixed, the value of the stock portion of the merger consideration will fluctuate as the price of Main Street common stock changes. You should obtain current market price quotations for Main Street common stock to determine the current value of the stock portion of the merger consideration.

Exchange of Stock Certificates
(page            )

On or shortly after the effective date of the merger, Citizens stockholders who own 100 or more shares will receive a letter and instructions on how to make an election and how to surrender their stock certificates representing Citizens common stock in exchange for cash and/or Main Street stock certificates. Citizens stockholders who own less than 100 shares will receive a letter and instructions on how to surrender their stock certificates for cash. You must carefully review and complete these materials and return them as instructed along with your Citizens Common stock certificates. Please do not send any stock certificates to Main Street or Citizens until you receive these instructions.

Ownership After the Merger
(page            )

Assuming that the maximum 1,761,311 shares of Citizens common stock are exchanged in the merger, Main Street will issue 973,212 shares of its common stock and $30,822,942.50 in cash to Citizens stockholders in the merger. Based on the number of outstanding shares of Main Street common stock at [            ], 2005, this would constitute approximately [    ]% of the outstanding common stock of Main Street immediately following the merger.

Effective Time of the Merger
(page            )

The merger will become final when a certificate of merger is filed with the Secretary of State of the State of Delaware. If Citizens' stockholders approve the merger at their special meeting, and if Main Street obtains all required regulatory approvals, we anticipate that the merger will be completed in the second quarter of 2005, although delays could occur.

We cannot assure you that we can obtain the necessary stockholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Federal Income Tax Consequences
(page            )

The merger will be tax-free for federal income tax purposes to Citizens stockholders who receive solely Main Street shares in the merger. For Citizens stockholders who receive cash in exchange for any of their Citizens shares or for those stockholders who receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Citizens' earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each stockholder's tax treatment is highly dependent upon that stockholder's specific facts and relationships with other stockholders, it is not possible to reach any general conclusions with respect to this issue.

Reasons for the Merger
(pages            and            )

Main Street.    The Main Street board of directors believes that the merger will enhance stockholder value by increasing the capability to offer a full range of financial products and services in many of central Illinois' most attractive markets.

Citizens.    The Citizens board of directors believes that the merger with Main Street is consistent with Citizens' goal of enhancing stockholder value. In addition, the Citizens board of directors believes that the customers and communities served by Citizens will benefit from the merger.

You can find a more detailed discussion of the background of the merger and Main Street's and Citizens' reasons for the merger in this document under "Description of Transaction—Background of the Merger" beginning on page     , "—Main Street's Reasons for the Merger" beginning on page     and "—Citizens' Reasons for the Merger and Board Recommendation" beginning on page     .

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "A Warning About Forward-Looking Statements" on page            .

Opinion of Financial Advisor
(page            )

In deciding to approve the merger, Citizens' board of directors considered the opinion of Sandler O'Neill & Partners, L.P. dated November 7, 2004, that (subject to the assumptions and limitations on review set forth in the opinion) the merger consideration to be received by Citizens' stockholders is fair, from a financial point of view to those stockholders. The full text of this opinion is attached to this document as Appendix B. You are encouraged to read this opinion carefully and in its entirety.

Sandler O'Neill acted as financial advisor to Citizens in connection with the merger and will receive a fee of approximately $[    ] (based upon the closing price of Main Street's common stock on [            ] , 2005) in connection therewith, a substantial portion of which is contingent and payable upon closing of the merger. Sandler O'Neill has also received a fee of $100,000 in connection with rendering its opinion. This fee will be credited against that portion of the transaction fee payable upon closing of the merger.

Conditions to Completion of the Merger
(page            )

The completion of the merger depends on a number of conditions being met. Subject to exceptions described in the merger agreement, these include:

  •
  accuracy of the respective representations and warranties of Main Street and Citizens in the merger agreement;

  •
  compliance in all material respects by each of Main Street and Citizens with their respective covenants and agreements in the merger agreement;

  •
  approval of regulatory authorities;

  •
  approval of the merger agreement by Citizens' stockholders;

  •
  receipt by each of us of an opinion that, for federal income tax purposes, Citizens stockholders who exchange their shares for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in exchange for shares of Citizens common stock and the payment of cash instead of fractional shares, or the payment of cash resulting from the exercise of appraisal rights (this opinion will be subject to various limitations and we recommend that you read the more detailed description of tax consequences provided in this document beginning on page            ); and

  •
  the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition to its obligation has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination and Termination Fees
(page            )

The parties can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by September 7, 2005, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement.

In addition, either Main Street or Citizens can terminate the merger agreement if the conditions to its respective obligation to complete the merger have not been satisfied. Main Street may terminate the agreement if environmental investigations indicate the presence of material adverse environmental conditions that cannot be removed or remediated at a cost of $250,000 or less. Citizens is also permitted to terminate the agreement if the average trading price of Main Street falls below $26.92 and if Main Street's stock does not perform as well as that of selected bank holding companies, provided that Main Street does not elect to adjust the consideration in such a way that the per share value of the merger consideration is equal to at least $29.75.

Either Main Street or Citizens may be required to pay the other party a termination fee if the merger agreement is terminated due to certain circumstances outlined in the merger agreement. For a discussion of these conditions and fees, see "Description of the Transaction—Termination and Termination Fees."

Waiver and Amendment
(page            )

Main Street and Citizens may jointly amend the merger agreement and either party may waive its right to require the other party to adhere to any term or condition of the merger agreement. However, neither may do so after Citizens' stockholders approve the merger, if the amendment or waiver would materially and adversely affect the rights of Citizens' stockholders.

Regulatory Approvals
(page            )

We cannot complete the merger unless it is approved by the Federal Reserve Board and the Illinois Department of Financial and Professional Regulation. Once the Federal Reserve Board approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the U.S. Department of Justice can challenge the merger on antitrust grounds.

Main Street has filed all of the required applications or notices with the Federal Reserve Board and the Illinois Department of Financial and Professional Regulation.

Management and Operations After the Merger
(page            )

Following the merger, Citizens Acquisition LLC, the surviving entity in its merger with Citizens, will dissolve, leaving Main Street as the direct holding company of Citizens Savings Bank. The directors and officers of Main Street will remain the same as they were prior to the merger.

Interests of Certain Persons in the Merger
(page            )

Some of Citizens' directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in Citizens, as described beginning on page     .

The members of Citizens' board of directors knew about these additional interests and considered them when they approved the merger agreement and the transactions it contemplates.

Accounting Treatment
(page            )

The merger will be accounted for as a "purchase transaction" in accordance with accounting principles generally accepted in the United States.

Expenses
(page            )

Each of Main Street and Citizens will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel.

Material Differences in the Rights of Stockholders
(page            )

Upon completion of the merger, Citizens stockholders, other than those solely receiving cash in the merger, will become stockholders of Main Street and their rights will be governed by Illinois law and by Main Street's articles of incorporation and bylaws. There are material differences between the rights of the stockholders of Main Street and Citizens, which we describe in this document.

Comparative Market Prices of Common Stock
(pages            and            )

Shares of Main Street common stock are traded on the over-the-counter bulletin board under the symbol "MSTI.OB." On November 5, 2004, the last trading day before we announced the merger, the last reported trading price of Main Street common stock was $31.00 per share. On [            ], 2005, the last reported trading price of Main Street common stock was $[            ] per share. We can make no prediction or guarantee at what price Main Street common stock will trade after the completion of the merger.

Shares of Citizens common stock are traded on the Nasdaq National Market System under the symbol "CFSB." On November 5, 2004, the last trading day before we announced the merger, the last reported trading price of Citizens common stock was $29.50 per share. On [            ], 2005, the last reported trading price of Citizens common stock was $[            ] per share.

Comparative Per Share Data

        The following table presents comparative historical per share data of Main Street and Citizens and unaudited pro forma per share data that reflect the combination of Main Street using the purchase method of accounting.

        The information listed as "equivalent pro forma" for Citizens was obtained by multiplying the pro forma amounts for Main Street by the exchange ratio of 1.1051.

        We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

Citizens

	As of and for the nine months ended September 30, (unaudited)		As of and for the year ended December 31,
	2004	2003	2003	2002	2001
Historical:
Net income—basic	$1.34	1.33	1.11	1.31	1.39
Net income—diluted	1.26	1.22	1.01	1.21	1.32
Cash dividends declared	0.30	0.30	0.40	0.31	0.23
Book value	22.83	22.18	22.00	21.92	20.41
Equivalent pro forma combined:
Net income—basic	$1.39	1.41	1.80	1.81	1.69
Net income—diluted	1.38	1.40	1.78	1.80	1.67
Cash dividends declared	0.63	0.51	0.76	0.54	0.45
Book value	15.24	14.82	15.01	15.97	15.60

Main Street

	As of and for the nine months ended September 30, (unaudited)		As of and for the year ended December 31,
	2004	2003	2003	2002	2001
Historical:
Net income—basic	$1.18	1.21	1.62	1.61	1.48
Net income—diluted	1.17	1.20	1.60	1.60	1.45
Cash dividends declared	0.63	0.50	0.76	0.54	0.45
Book value	11.95	11.53	11.73	12.85	12.54
Equivalent pro forma combined:
Net income—basic	$1.26	1.28	1.63	1.64	1.53
Net income—diluted	1.25	1.27	1.61	1.63	1.51
Cash dividends declared	0.57	0.46	0.69	0.49	0.41
Book value	13.79	13.41	13.58	14.45	14.12

Market Price Information

        Main Street common stock is traded on the over-the-counter bulletin board under the symbol "MSTI.OB." Citizens common stock is traded on the Nasdaq National Market System under the symbol "CFSB." On November 5, 2004, the business day immediately preceding the public announcement of the execution of the merger agreement, and [            ], 2005, the most recent practicable date prior to the mailing of this document, the market prices of Main Street common stock and Citizens common stock, and the equivalent price per share of Main Street common stock giving effect to the merger, were as follows:

	Closing Sales Price
	Main Street			Citizens			Equivalent Price Per Share of Main Street Common Stock
Price per share
November 5, 2004		$31.00			$29.50			$34.26
[ ], 2005	$	[	]	$	[	]	$	[	]

        The "Equivalent Price Per Share of Main Street Common Stock" at each specified date in the above table represents the product achieved when the closing sales price of a share of Main Street common stock on that date is multiplied by the exchange ratio of 1.1051.

        The market price of Main Street common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the exchange ratio of 1.1051 is fixed, the value of the stock portion of the merger consideration will fluctuate as the price of Main Street common stock changes. In addition, the value of the shares of Main Street common stock that Citizens stockholders will receive in the merger may increase or decrease after the merger.

        By voting to adopt the merger agreement and approve the transactions it contemplates, Citizens stockholders will be choosing to invest in Main Street to the extent they receive Main Street common stock in exchange for any portion of their shares of Citizens common stock. An investment in Main Street's common stock involves significant risk. In addition to the other information included in this proxy statement-prospectus, including the matters addressed in "A Warning About Forwarding-Looking Statements" beginning on page    , Citizens stockholders should carefully consider the matters described below in "Risk Factors" beginning on page    when determining whether to adopt the merger agreement and approve the transactions it contemplates.

Historical Market Prices and Dividend Information

        Main Street.    Main Street's common stock is traded on the over-the-counter bulletin board under the symbol "MSTI.OB." The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Main Street common stock as reported on the over-the-counter bulletin board and the dividends per share of Main Street common stock:

Quarter Ended	High			Low			Dividends Declared
Year-to-date 2005:
First quarter (through [ ], 2005)	$	[	]	$	[	]	$	[	]
2004:
Fourth quarter		$32.50			$28.50			$0.22
Third quarter		$32.00			$30.30			$0.21
Second quarter		$32.00			$30.25			$0.21
First quarter		$31.25			$30.60			$0.21
2003:
Fourth quarter		$35.00			$29.70			$0.20
Third quarter		$31.00			$27.75			$0.20
Second quarter		$30.00			$24.75			$0.15
First quarter		$25.25			$24.25			$0.15

        The timing and amount of future dividends on shares of Main Street common stock will depend upon earnings, cash requirements, the financial condition of Main Street and its subsidiaries, applicable government regulations and other factors deemed relevant by Main Street's board of directors.

        Citizens.    Citizens' common stock is traded on the Nasdaq National Market System under the symbol "CFSB." The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Citizens common stock as reported on the Nasdaq National Market System and the dividends per share of Citizens common stock:

Quarter Ended	High			Low			Dividends Declared
Year-to-date 2005:
First quarter (through [ ], 2005)	$	[	]	$	[	]	$	[ ]
2004:
Fourth quarter		$33.49			$23.50			$0.10
Third quarter		$24.50			$22.04			$0.10
Second quarter		$25.50			$22.55			$0.10
First quarter		$26.75			$20.00			$0.10
2003:
Fourth quarter		$28.50			$24.50			$0.10
Third quarter		$25.00			$22.25			$0.10
Second quarter		$25.00			$22.15			$0.10
First quarter		$25.59			$21.80			$0.10

        The timing and amount of future dividends on shares of Citizens common stock will depend upon earnings, cash requirements, the financial condition of Citizens and its subsidiaries, applicable government regulations and other factors deemed relevant by Citizens' board of directors.

Unaudited Pro Forma Financial Data

        The following unaudited pro forma financial information and related footnotes are presented to show the impact of the merger on the historical financial position and results of operations of Main Street. As a result of the merger, each share of Citizens common stock will be converted into the right to receive either $35.00 in cash or 1.1051 shares of Main Street common stock.

        The unaudited pro forma consolidated balance sheet reflects the historical position of Main Street and Citizens at December 31, 2003, and September 30, 2004, with pro forma adjustments based on the assumption that the merger was consummated on those dates. The pro forma adjustments are based on the purchase method of accounting. The unaudited pro forma consolidated income statement assumes that the merger was completed on the first day of the earliest indicated period, i.e., January 1, 2003 (for the period ended December 31, 2003), or January 1, 2004 (for the period ended September 30, 2004).

        The unaudited pro forma earnings amounts do not reflect any potential earnings enhancements or cost reductions that are expected to result from the consolidation of Main Street's and Citizens' operations and are not necessarily indicative of the results expected of the future combined operations. We cannot give any assurances with respect to the ultimate level of earnings enhancements or cost reductions to be realized.

        The following information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Main Street and Citizens included with or incorporated by reference in this proxy statement-prospectus. Results of Main Street and Citizens, as applicable, for the interim period ended September 30, 2004, and for the year ended December 31, 2003, are not necessarily indicative of results of operations or the combined financial position that would have resulted had the merger actually been completed at the beginning of the period indicated.

MAIN STREET TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
December 31, 2003

	As Reported		Pro Forma Adjustments
	Actual Main Street	Actual Citizens	Debit		Credit		Pro Forma 12/31/2003
	(Dollars in Thousands)
Non interest-bearing cash and due from depository institutions	$45,899	$6,692					$52,591
Interest bearing balances in U.S. Offices	2,504	6,891	5,676	(B)	3,600	(E)	11,471
Held to maturity securities	97,056	0					97,056
Available for sale securities	273,670	35,952			5,000	(A)	304,622
Federal funds sold in domestic offices	27,500	3,248	5,000	(A)	27,659	(D)	8,089
Loans held for sale	632	376					1,008
Loans and leases, net of unearned income	676,045	282,477					958,522
Less: allowance for loan losses	(9,786)	(3,072)					(12,858)

Loans and leases, net	666,259	279,405					945,664
Premises and fixed assets	17,622	6,183					23,805
Other real estate owned	0	2,135					2,135
Goodwill	73	0	24,925	(I)			24,998
Mortgage servicing rights	949	469					1,418
Core deposit intangible	0	0	6,942	(G)			6,942
Other assets	22,010	8,164					30,174

Total assets	$1,154,174	$349,515	$42,543		$36,259		$1,509,973

Noninterest-bearing deposits	$162,175	$23,309					$185,484
Interest-bearing deposits	736,297	226,704					963,001
Federal funds purchased in domestic offices	1,550	0					1,550
Securities sold under agreements to repurchase	101,448	0					101,448
Other borrowed money	29,980	63,975			5,676	(B)	99,631
Other liabilities	11,274	2,152			2,777	(H)	16,203

Total liabilities	1,042,724	316,140	0		8,453		1,367,317

Minority interest in real estate joint venture		383					383
Common stock (par value)	112	28	28	(F)			112
Surplus	55,271	27,910	27,910	(F)			55,271
Retained earnings	101,521	26,870	26,870	(F)			101,521
Accumulated other comprehensive income (loss)	1,941	(20)			20	(F)	1,941
Treasury stock	(47,395)	(21,796)			30,823	(C)
					21,796	(F)	(16,572)

Total shareholders' equity	111,450	32,992	54,808		52,639		142,273

Total liabilities and shareholders' equity	$1,154,174	$349,515	$54,808		$61,092		$1,509,973

Notes:

(A)
Record liquidation of equity securities

(B)
Record short term borrowings from correspondent bank

Purchase Price:
Main Street Treasury stock issued to Citizens' shareholders	30,823	(C)
Cash paid to Citizens' shareholders, net of cash received for exercise of 242,100 stock options at an average price of $13.07	27,659	(D)
Estimated after tax acquisition expenses	3,600	(E)

Total purchase price	62,082
Less:
Net assets acquired and Citizens' equity eliminated	(32,992	)(F)
Core Deposit Intangible generated through acquisition and estimated at 3% of Citizens' 9/30/04 total deposits	(6,942	)(G)
Plus:
Deferred tax liability established on the core deposit intangible using a 40% tax rate	2,777	(H)

Net goodwill acquired	24,925	(I)

The purchase accounting adjustments (notes (F) and (G)) do not reflect fair market value adjustments with respect to the estimated fair values of financial instruments.

MAIN STREET TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME (UNAUDITED)
For the Year Ended December 31, 2003

	As Reported		Pro Forma Adjustments
	Actual Main Street	Actual Citizens			Pro Forma
	(Dollars in Thousands, Except Per Share Data)
Interest income
Loans and fees on loans	$41,467	$17,799			$59,266
Interest on investments, deposits with banks, Federal funds sold and other
Taxable	11,949	1,734			13,683
Tax-Exempt	2,270	0			2,270

Total interest income	55,686	19,533			75,219

Interest expense
Deposits	14,070	5,777			19,847
Borrowings	2,653	3,084			5,737

Total interest expense	16,723	8,861			25,584

Net interest income	38,963	10,672			49,635
Provision for loan losses	1,470	2,462			3,932

Net interest income after provision for loan losses	37,493	8,210			45,703

Non interest income
Remittance processing	7,211	0			7,211
Trust and brokerage fees	5,783	0			5,783
Service charges on deposit accounts	2,545	1,010			3,555
Securities transactions, net	(12)	0			(12)
Gain on sales of mortgage loans, net	2,536	1,308			3,844
Other	2,231	941			3,172

Total non interest income	20,294	3,259			23,553

Non interest expense
Salaries and employee benefits	18,245	3,930			22,175
Occupancy and equipment expense	4,878	1,172			6,050
Data processing	2,108	206			2,314
Loss on foreclosed assets, net	0	1,366			1,366
Other	7,110	2,216			9,326

Total non interest expense	32,341	8,890			41,231

Income before income tax	25,446	2,579			28,025
Income tax	8,841	943			9,784

Net income	$16,605	$1,636			$18,241
Other comprehensive income (loss), net of tax unrealized gains (losses) on securities	(1,835)	(216)			(2,051)

Comprehensive income	$14,770	$1,420			$16,190

Per share data
Basic earnings per share	$1.62	$1.11			$1.63
Weighted average shares of common stock outstanding	10,242,929	1,478,568	(505,356	)(A)	11,216,141
Diluted earnings per share	$1.60	$1.01			$1.61
Weighted average shares of common stock and dilutive potential common shares outstanding	10,359,836	1,614,814	(641,602)	(A)	11,333,048

Notes:

(A)
Eliminate current Citizens shares, and issue 973,212 shares of Main Street Stock.

MAIN STREET TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
September 30, 2004

	As Reported		Pro Forma Adjustments
	Actual Main Street	Actual Citizens	Debit		Credit		Pro Forma 9/30/2004
	(Dollars in Thousands, Except Per Share Data)
Non interest-bearing cash and due from depository institutions	$38,206	$6,070					$44,276
Interest bearing balances in U.S. Offices	1,719	26,405	5,676	(B)	3,600	(E)	30,200
Held to maturity securities	91,095	0					91,095
Available for sale securities	277,084	42,912			5,000	(A)	314,996
Federal funds sold in domestic offices	61,150	0	5,000	(A)	27,659	(D)	38,491
Loans held for sale	910	963					1,873
Loans and leases, net of unearned income	736,273	240,081					976,354
Less: allowance for loan losses	(9,963)	(3,215)					(13,178)

Loans and leases, net	726,310	236,866					963,176
Premises and fixed assets	17,065	5,843					22,908
Other real estate owned	40	631					671
Goodwill	53	0	23,704	(I)			23,757
Mortgage servicing rights	992	385					1,377
Core deposit intangible	0	0	6,942	(G)			6,942
Other assets	24,974	7,028					32,002

Total assets	$1,239,598	$327,103	$41,322		$36,259		$1,571,764

Noninterest-bearing deposits	$160,775	$24,566					$185,341
Interest-bearing deposits	829,260	206,850					1,036,110
Federal funds purchased in domestic offices	2,300	0					2,300
Securities sold under agreements to repurchase	91,394	0					91,394
Other borrowed money	30,902	58,750			5,676	(B)	95,328
Other liabilities	12,039	2,724			2,777	(H)	17,540

Total liabilities	1,126,670	292,890			8,453		1,428,013

Common stock (par value)	112	28	28	(F)			112

Surplus	55,189	26,666	26,666	(F)			55,189
Retained earnings	106,592	29,566	29,566	(F)			106,592
Accumulated other comprehensive income	233	3	3	(F)			233
Treasury stock	(49,198)	(22,050)			30,823	(C)
					22,050	(F)	(18,375)

Total shareholders' equity	112,928	34,213	56,263		52,873		143,751

Total liabilities and shareholders' equity	$1,239,598	$327,103	$56,263		$61,326		$1,571,764

Notes:

(A)
Record liquidation of equity securities

(B)
Record short term borrowings from correspondent bank.

Purchase Price:
Main Street Treasury stock issued to Citizens' shareholders	30,823	(C)
Cash paid to Citizens' shareholders, net of cash received for exercise of 242,100 stock options at an average price of $13.07	27,659	(D)
Estimated after tax acquisition expenses	3,600	(E)

Total purchase price	62,082
Less:
Net assets acquired and Citizens' equity eliminated	(34,213	)(F)
Core Deposit Intangible generated through acquisition and estimated at 3% of Citizens' total deposits	(6,942	)(G)
Plus:
Deferred tax liability established on the core deposit intangible using a 40% tax rate	2,777	(H)

Net goodwill acquired	23,704	(I)

The purchase accounting adjustments (notes (F) and (G)) do not reflect fair market value adjustments with respect to the estimated fair values of financial instruments.

MAIN STREET TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME (UNAUDITED)
For the Nine Months Ended September 30, 2004

	As Reported
	Actual Main Street	Actual Citizens	Pro Forma Adjustments		Pro Forma
	(Dollars in Thousands, Except Per Share Data)
Interest income
Loans and fees on loans	$30,571	$11,643			$42,214
Interest on investments, deposits with banks, federal funds sold and other taxable	8,312	1,544			9,856
Tax-exempt	1,424	0			1,424

Total interest income	40,307	13,187			53,494

Interest expense
Deposits	10,189	3,682			13,871
Borrowings	2,095	1,432			3,527

Total interest expense	12,284	5,114			17,398

Net Interest Income	28,023	8,073			36,096
Provision (credit) for loan losses	990	(109)			881

Net interest income after provision (credit) for loan losses	27,033	8,182			35,215

Non interest income
Remittance processing	5,635	0			5,635
Trust and brokerage fees	4,831	0			4,831
Service charges on deposit accounts	1,820	829			2,649
Securities transactions, net	139	0			139
Gain on sales of mortgage loans, net	777	95			872
Other	2,075	481			2,556

Total non interest income	15,277	1,405			16,682

Non interest expense
Salaries and employment benefits	13,978	3,178			17,156
Occupancy and equipment expense	3,854	927			4,781
Data processing	1,633	278			1,911
Loss on foreclosed assets, net	0	417			417
Other	5,492	1,577			7,069

Total non interest expense	24,957	6,377			31,334

Income before income tax	17,353	3,210			20,563
Income tax	6,137	1,193			7,330

Net income	$11,216	$2,017			$13,233
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on securities	(1,708)	23			(1,685)

Comprehensive income	$9,508	$2,040			$11,548

Per share data
Basic earnings per share	$1.18	$1.34			$1.26
Weighted average shares of common stock outstanding	9,491,827	1,506,717	(533,505)	(A)	10,456,039
Diluted earnings per share	$1.17	$1.26			$1.25
Weighted average shares of common stock and dilutive potential common shares outstanding	9,607,752	1,601,567	(628,355)	(A)	10,580,964

Notes:

  (A)
  Eliminate current Citizens shares, and issue 973,212 shares of Main Street Stock.

Selected Historical Financial Data

        The following tables present selected consolidated unaudited financial data as of September 30, 2003, and 2004, and for the nine-month periods then ended, and selected consolidated audited financial data as of December 31, 1999, 2000, 2001, 2002, and 2003, for each of the five years then ended, for each of Main Street and Citizens. The information for Main Street is based on the historical financial information that is contained in reports Main Street has previously filed with the Securities and Exchange Commission, which can be found in its Form 10-Q for the quarter ended September 30, 2004, and its Annual Report on Form 10-K for the year ended December 31, 2003. The information for Citizens is based on the historical financial information that is contained in reports Citizens has previously filed with the Securities and Exchange Commission, which can be found in its Form 10-Q for the quarter ended September 30, 2004, and its Annual Report on Form 10-K for the year ended December 31, 2003. These documents are incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page    .

        You should read the following tables in conjunction with the consolidated financial statements described above.

        Historical results do not necessarily indicate the results that you can expect for any future period. We believe that we have included all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair presentation of our interim results of operations. Results for the interim period ended September 30, 2004, do not necessarily indicate the results that you can expect for the year as a whole.

MAIN STREET SELECTED HISTORICAL FINANCIAL DATA

	Nine months ended September 30, (unaudited)		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
Interest income	$40,307	$42,280	$55,686	$63,363	$73,195	$74,271	$67,070
Interest expense	12,284	12,810	16,723	21,717	33,598	36,599	31,713

Net interest income	28,023	29,470	38,963	41,646	39,597	37,672	35,357
Provision for loan losses	990	990	1,470	1,450	2,670	804	573

Net interest income after provision for loan losses	27,033	28,480	37,493	40,196	36,927	36,868	34,784
Non-interest income	15,277	15,190	20,294	18,866	17,266	16,316	17,991
Non-interest expense	24,957	24,435	32,341	33,161	30,286	34,769	35,922
Income tax expense	6,137	6,540	8,841	8,520	7,736	6,426	5,165

Net income	$11,216	$12,695	$16,605	$17,381	$16,171	$11,989	$11,688

Basic earnings per share	$1.18	$1.21	$1.62	$1.61	$1.48	$1.08	$1.05

Diluted earnings per share	$1.17	$1.20	$1.60	$1.60	$1.45	$1.06	$1.03

Return on average total assets	1.25%	1.51%	1.47%	1.58%	1.47%	1.15%	1.16%
Return on average shareholders' equity	13.29%	12.30%	12.67%	12.79%	12.32%	10.03%	10.10%
Dividend payout ratio	52.83%	42.94%	46.91%	33.54%	30.41%	37.04%	27.62%
Cash dividends declared per common share	$0.63	$0.50	$0.76	$0.54	$0.45	$0.40	$0.29

Total assets	$1,239,598	$1,147,473	$1,154,174	$1,122,728	$1,151,511	$1,091,081	$1,035,746
Investment in debt and equity securities	368,179	370,732	370,726	316,210	335,422	303,187	300,040
Loans held for investment, net	726,310	645,839	666,259	664,142	673,061	659,849	601,594
Deposits	990,035	861,857	898,472	868,586	884,109	839,932	795,075
Borrowings	124,596	132,709	132,978	108,457	120,102	110,636	111,198
Total shareholders' equity	112,928	109,289	111,450	134,470	135,993	125,402	116,081
Total shareholders' equity to total assets	9.11%	9.52%	9.66%	11.98%	11.81%	11.49%	11.21%
Average shareholders' equity to average assets	9.40%	12.29%	11.63%	12.35%	11.91%	11.45%	11.46%

CITIZENS SELECTED HISTORICAL FINANCIAL AND OTHER DATA

	Nine months ended September 30, (unaudited)		Years ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in Thousands, Except Per Share Data)
Income Statement Data
Interest income	$13,187	$14,704	$19,553	$22,257	$24,641	$25,049	$21,856
Interest expense	5,114	6,724	8,861	11,316	14,713	14,348	11,807

Net interest income	8,073	7,980	10,672	10,941	9,928	10,701	10,049
Provision (credit) for loan losses	(109)	867	2,462	1,803	945	3,050	480
Noninterest income	1,405	2,596	3,259	2,430	2,309	3,857	1,640
Noninterest expense	6,377	6,548	8,890	8,298	7,835	8,399	9,077

Earnings before income taxes	3,210	3,161	2,579	3,270	3,457	3,109	2,132
Income taxes	1,193	1,201	943	1,340	1,375	1,279	940

Net income	$2,017	$1,960	$1,636	$1,930	$2,082	$1,830	$1,192

Per Common Share Data
Earnings per share:
Basic	$1.34	$1.33	$1.11	$1.31	$1.39	$1.00	$0.61
Diluted	$1.26	$1.22	$1.01	$1.21	$1.32	$0.97	$0.58
Cash dividends	$0.30	$0.30	$0.40	$0.31	$0.23	$0.20	$0.10
Book Value	$22.83	$22.18	$22.00	$21.92	$20.41	$18.69	$16.92
Balance Sheet Data
Total assets	$327,103	$351,463	$349,515	$357,056	$339,934	$329,870	$316,585
Cash and cash equivalents	32,475	17,584	16,831	33,583	12,931	11,015	13,176
Investment securities	26,998	22,302	20,746	20,712	15,686	15,054	16,103
FHLB stock	15,914	14,983	15,206	4,697	4,461	4,166	2,854
Loans held for sale	963	4,332	376	6,098	6,910	1,494	3,007
Loans	240,081	275,934	282,477	282,592	289,264	285,315	265,553
Allowance for loan losses	3,214	1,788	3,072	3,753	2,421	1,826	1,679
Deposits	231,416	246,621	250,013	249,163	236,643	228,115	220,237
Borrowings	58,750	68,800	63,975	72,825	69,643	67,985	57,073
Total stockholders' equity	34,213	33,160	32,992	31,894	30,912	29,307	34,251
Average assets	340,912	351,842	352,021	351,511	332,166	324,783	300,496
Average stockholders equity	33,708	32,547	32,719	31,609	30,412	34,954	35,261
Average shares outstanding
Basic	1,506,717	1,472,457	1,478,568	1,469,003	1,501,684	1,821,021	1,962,416
Diluted	1,601,567	1,610,261	1,614,814	1,600,029	1,574,801	1,887,423	2,046,205
Profitability and Capital Ratios
Return on average total assets	.79%	.74%	0.47%	0.55%	0.63%	0.56%	0.40%
Return on average stockholders' equity	7.98%	8.03%	5.00%	6.11%	6.84%	5.24%	3.38%
Net interest income (taxable equivalent) / Average assets	3.37%	3.25%	3.26%	3.27%	3.16%	3.52%	3.59%
Average stockholders' equity / Average total assets	9.89%	9.25%	9.29%	8.99%	9.16%	10.76%	11.73%

RISK FACTORS

        By voting in favor of the merger, Citizens stockholders will be choosing to invest in Main Street's common stock to the extent they receive Main Street common stock in exchange for any portion of their shares of Citizens common stock. In addition to the information contained elsewhere in this proxy statement-prospectus or incorporated in this proxy statement-prospectus by reference, as a stockholder of Citizens, you should carefully consider the following factors in making your decision as to how to vote on the merger.

        The exchange ratio is fixed and will not be adjusted to reflect changes in Main Street's stock value prior to the effective time of the merger.

        The merger agreement provides that each share of Citizens common stock will be converted into either 1.1051 shares of Main Street common stock or $35.00 cash. With respect to the stock portion of this consideration, the exchange ratio of 1.1051 shares of Main Street stock per share of Citizens stock is fixed and will not be adjusted to reflect any changes in the value of Main Street common stock between the date of the merger agreement and the effective time of the merger, except in the limited circumstance described below. As a result, the precise value of the total merger consideration to be paid to Citizens' shareholders will not be known at the time of the Citizens special meeting. Moreover, the value of Main Street common stock may also rise or fall after the merger. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Main Street's control, and it is possible that the market value of Main Street common stock at the time of the merger and afterward may be substantially higher or lower than current market value. As a result, you will not know, either when you vote or when you make an election, the exact value of the shares of Main Street common stock that you may receive, and you are urged to obtain current market price quotations for Main Street common stock prior to taking any of these actions. However, as described in this document, if the Main Street stock price falls to below $26.92, and if Main Street's stock price performs worse than an index of stocks, Citizens may be able to terminate the merger agreement if Main Street does not elect to adjust the consideration in such a way that the per share value of the merger consideration is equal to at least $29.75.

  You may receive more or less stock or more or less cash than you desire.

        To preserve the treatment of the merger as a tax-free reorganization under the Internal Revenue Code, the merger agreement requires that, on an aggregate basis, taking into account appraisal shares, 50% of the Citizens shares outstanding at the effective time be converted into shares of Main Street common stock and 50% of the Citizens shares outstanding at the effective time be converted into cash. Although you will be permitted to elect the form of consideration you desire in the merger (provided that you own 100 or more Citizens shares), your elections are subject to a proration procedure that will enable Main Street to implement this 50% stock and 50% cash limitation. Accordingly, you will not know, either when you vote or when you make your election, the number of shares of Main Street common stock, or the amount of cash, that you will actually receive in the merger.

        The interests of certain management officials of Citizens may be different from those of other stockholders.

        Citizens' directors and executive officers have interests in the merger other than their interests as Citizens stockholders. These interests may cause Citizens' directors and executive officers to view the merger proposal differently than you may view it. The board of directors of Citizens was aware of these interests at the time it approved the merger. See "Description of Transaction—Interests of Certain Persons in the Merger."

        Difficulties in combining the operations of Citizens and Main Street may prevent the combined company from achieving the expected benefits from its acquisition.

        The combined company may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including the combined company's ability to:

  •
  integrate the operations of Citizens with those of Main Street;

  •
  maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

  •
  maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of Citizens and Main Street;

  •
  control the incremental non-interest expense so as to maintain overall operating efficiencies;

  •
  retain and attract qualified personnel; and

  •
  compete effectively in the communities served by Citizens and Main Street and in nearby communities.

These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

        Citizens has not obtained an updated fairness opinion from Sandler O'Neill reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

        Citizens has not obtained an updated opinion as of the date of this document from its financial advisor, Sandler O'Neill. Changes in Citizens' operations and prospects, general market and economic conditions and other factors which may be beyond Citizens' control, and on which the fairness opinion was based, may have altered the value of Citizens or the prices of shares of Citizens common stock and shares of Main Street common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of that opinion. For a description of the opinion that Citizens received from Sandler O'Neill, please refer to "Description of Transaction—Fairness Opinion of Citizens' Financial Advisor" beginning on page    . For a description of the other factors considered by Citizens' board of directors in determining to approve the merger, please refer to "Description of Transaction—Citizens' Reasons for the Merger and Board Recommendation" beginning on page    .

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. These statements are based on Main Street's and Citizens' respective management's existing expectations, which in turn are based on information that is currently available to them and on the current economic, regulatory and competitive environment, including factors such as the strength of the U.S. and local economies; federal, state and local laws, regulations and policies; interest rates and regulatory policies; and expectations as to competitors and customers. Many possible events or factors, including changes from current conditions in the factors mentioned above, could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.

        In addition to the factors listed above and the risks discussed in the "Risk Factors" section of this proxy statement-prospectus, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

  •
  the economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks;

  •
  technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and our customers;

  •
  the availability of capital to fund the expansion of the combined business; and

  •
  other factors referenced in this proxy statement-prospectus or the documents incorporated by reference.

        These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

        Any forward-looking earnings estimates included in this proxy statement-prospectus have not been examined or compiled by either of our independent public accountants, nor have either of our independent accountants applied any procedures to our estimates. Accordingly, our accountants do not express an opinion or any other form of assurance on them. The forward-looking statements included in this proxy statement-prospectus are made only as of the date of this proxy statement-prospectus. Further information concerning Main Street and its business, including additional factors that could materially affect Main Street's financial results, is included in Main Street's filings with the Securities and Exchange Commission. Further information concerning Citizens and its business, including additional factors that could materially affect Citizens' financial results, is included in Citizens' filings with the Securities and Exchange Commission.

INTRODUCTION

        Citizens is furnishing this proxy statement-prospectus to holders of Citizens common stock, $0.01 par value per share, in connection with the proxy solicitation by Citizens' board of directors. Citizens' board of directors will use the proxies at the special meeting of stockholders of Citizens to be held on [                        ], 2005, and at any adjournments or postponements of the meeting.

        Stockholders will be asked at this special meeting to vote to adopt the Agreement and Plan of Merger, dated as of November 7, 2004, among Citizens, Main Street and Citizens Acquisition LLC, and to approve the transactions it contemplates. Under the merger agreement, Citizens will merge into Citizens Acquisition LLC, and Citizens Acquisition LLC will be dissolved immediately after the merger. As a result, Citizens Savings Bank, which is currently a wholly-owned subsidiary of Citizens, will become a wholly-owned subsidiary of Main Street, and will continue operations under its existing name and charter. In the merger, each of the outstanding shares of Citizens common stock will be converted into the right to receive shares of Main Street common stock, cash or a combination of both, as described in this proxy statement-prospectus.

SPECIAL MEETING

Date, Place, Time and Purpose

        The special meeting of Citizens' stockholders will be held at [                        ], at [    ]:00 [    ].m. local time, on [                        ], 2005. At the special meeting, holders of Citizens common stock will be asked to vote upon a proposal to adopt the merger agreement and to approve the transactions it contemplates.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

        The Citizens board fixed the close of business on [                        ], 2005, as the record date for determining those Citizens stockholders who are entitled to notice of and to vote at the special meeting. Only holders of Citizens common stock of record on the books of Citizens at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were [                        ] shares of Citizens common stock issued and outstanding, held by approximately [            ] holders of record.

        At the special meeting, Citizens stockholders will have one vote for each share of Citizens common stock owned on the record date. The holders of a majority of the outstanding shares of Citizens common stock entitled to vote at the special meeting must be present for a quorum to exist at the special meeting.

        To determine if a quorum is present, Citizens intends to count the following:

  •
  shares of Citizens common stock present at the special meeting either in person or by proxy; and

  •
  shares of Citizens common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

        Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Citizens common stock.

        Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of the merger agreement.

        Properly executed proxies that Citizens receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the proposal to adopt the merger agreement and to approve the transactions it contemplates, and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

        A Citizens stockholder who has given a proxy solicited by the Citizens board may revoke it at any time prior to its exercise at the special meeting by:

  •
  giving written notice of revocation to the secretary of Citizens;

  •
  properly submitting to Citizens a duly executed proxy bearing a later date; or

  •
  attending the special meeting and voting in person.

        All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Citizens First Financial Corp., 2101 North Veterans Parkway, P.O. Box 1207, Bloomington, Illinois 61704, Attention: Dallas G. Smiley, Executive Vice President, Secretary and Treasurer.

        On the record date, Citizens' directors owned 232,250 shares, or approximately 14.82% of the outstanding shares, of Citizens common stock. These individuals have agreed to vote their shares in favor of adopting the merger agreement and approving the transactions it contemplates. However, because they hold only 14.82% of the voting power, adoption of the merger agreement and approval of the merger is not assured.

Solicitation of Proxies

        Directors, officers and employees of Citizens may solicit proxies by regular or electronic mail, in person or by telephone or facsimile. They will receive no additional compensation for these services. Citizens may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Citizens common stock held of record by such persons. Citizens will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. Citizens will bear all expenses associated with the printing and mailing of this proxy statement-prospectus to its stockholders, as provided in the merger agreement. See "Description of Transaction—Expenses"

Authority to Adjourn Special Meeting to Solicit Additional Proxies

        Citizens is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement-prospectus.

Appraisal Rights

        All of Citizens' stockholders have the right under Delaware law to demand appraisal of their shares and obtain cash in an amount equal to the fair value of their shares of Citizens common stock under the circumstances described below. If Citizens' stockholders fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, they will lose their right to demand appraisal and seek payment of the fair value of their shares.

        The fair value that Citizens' stockholders obtain for their shares by dissenting is determined by the statutory requirements of Section 262 of the Delaware General Corporation Law. This fair value may be less than, equal to or greater than the value of the cash and Main Street common stock that a stockholder would be entitled to receive under the merger agreement.

        The following is a summary of Section 262 of the Delaware General Corporation Law, which specifies the procedures applicable to stockholders demanding appraisal. This summary is not a complete statement of the law regarding the right to demand appraisal under Delaware law, and if you are considering demanding appraisal, we urge you to review the provisions of Section 262 carefully. The text of Section 262 is attached to this proxy statement-prospectus as Appendix C, and we incorporate that text into this proxy statement-prospectus by reference.

        To demand appraisal, you must satisfy each of the following conditions:

  •
  you must deliver a written demand for appraisal of your shares to Citizens before the vote on the adoption of the merger agreement at the special meeting;

  •
  you must not vote in favor of the merger agreement (the return of a signed proxy that does not specify a vote against the merger agreement or a direction to abstain will be voted in favor of the merger agreement and constitute a waiver of your right of appraisal);

  •
  you must continuously hold your Citizens shares from the date of making the demand through the time the merger is completed; and

  •
  you may withdraw the demand for appraisal within a period of 60 days after the effective time.

        If you fail to comply with any of these conditions and the merger becomes effective, you will be entitled to receive only the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not, by itself, satisfy the requirement of a written demand for appraisal.

        A written demand will be sufficient if it reasonably informs Citizens of the identity of the stockholder and that the stockholder intends to demand an appraisal of his or her shares. All written demands for appraisal should be addressed to: Citizens First Financial Corp., 2101 North Veterans Parkway, P.O. Box 1207, Bloomington, Illinois 61704, Attention: Dallas G. Smiley, Executive Vice President, Secretary and Treasurer. The demands must be received before the vote at the special meeting concerning the merger agreement occurs, and should be executed by, or on behalf of, the holder of record.

        To be effective, a demand for appraisal must be executed by or for the stockholder of record who holds the shares, fully and correctly, as the stockholder's name appears on his or her stock certificates. If Citizens shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If Citizens shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds Citizens shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Citizens shares in the name of that record owner.

        At any time within the 60-day period after the effective time, a stockholder may withdraw his or her demand for appraisal. If he or she does so, that stockholder will be treated as having accepted the terms offered in the merger. After the permissive 60-day withdrawal period, a stockholder may withdraw an appraisal demand only with Main Street's consent.

        Within 10 days after the merger, Main Street must give written notice that the merger has become effective to each holder of Citizens shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Main Street the appraisal of his or her Citizens shares. Within 120 days after the completion of the merger, either Main Street or any Citizens stockholder who has complied with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Citizens shares held by all stockholders entitled to appraisal of their shares. Main Street does not presently intend to file such a petition. Because Main Street has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy is delivered to Main Street, Main Street will then be obligated within 20 days of receipt of the copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

        The Court of Chancery will then appraise the Citizens shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Main Street of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

        Stockholders of Citizens who are considering seeking an appraisal should bear in mind that the fair value of their Citizens shares as determined under Section 262 could be more than, the same as or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

        Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances. From and after the effective date of the merger, no stockholder who has demanded appraisal rights shall be entitled to vote his or her stock for any purpose or to receive payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

        Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights, you are urged to consult a legal advisor before attempting to exercise these rights.

Recommendation of Citizens' Board

        The Citizens board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to adopt the merger agreement and approve the transactions it contemplates are in the best interests of Citizens and its stockholders. The Citizens board unanimously recommends that the Citizens stockholders vote FOR adoption of the merger agreement and approval of the transactions it contemplates and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See "Description of Transaction—Citizens' Reasons for the Merger and Board Recommendation."

DESCRIPTION OF TRANSACTION

        The following information describes material aspects of the merger and related transactions. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices to this document, including the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and which is incorporated into this proxy statement-prospectus by reference. We urge you to read the Appendices in their entirety.

General

        The merger agreement provides for the acquisition by merger of Citizens by Main Street. At the time the merger becomes effective, each share of Citizens common stock then issued and outstanding will be converted into and exchanged for the right to receive shares of Main Street common stock, cash or a combination of both, as described below.

Merger Consideration

        Under the merger agreement, Citizens stockholders will have the right to receive, for each share of Citizens common stock that they own as of the effective time of the merger, either 1.1051 shares of Main Street common stock or $35.00 in cash.

        Election of Merger Consideration.    Stockholders owning 100 or more shares of Citizens common stock may elect to receive their share of the merger consideration entirely in Main Street common stock, entirely in cash or in a combination of Main Street common stock and cash. However, all stockholder elections are subject to the requirement that, on an aggregate basis, 50% of the Citizens shares outstanding at the effective time up to the merger must be converted into the right to receive Main Street common stock and the remaining 50% of the Citizens shares outstanding at the effective time of the merger will be converted into the right to receive cash. This requirement exists to preserve the tax treatment of the merger. Stockholders who hold less than 100 shares of Citizens common stock cannot make an election and will receive only cash consideration. In addition, Citizens stockholders who elect to receive a combination of cash and stock may not elect to receive stock with respect to fewer than 100 shares of their Citizens common stock.

        If you own 100 or more shares of Citizens common stock and do not make any election, you will receive consideration in the form of either cash or Main Street common stock in proportions necessary to satisfy the total consideration requirement, as described below.

        We are not making any recommendation as to whether Citizens stockholders should elect to receive 100% Main Street common stock, 100% cash or a combination of both. We are not making any recommendation as to whether Citizens stockholders should elect to receive a specific ratio of cash and Main Street common stock. Each Citizens stockholder must make his or her own decision with respect to the election to receive Main Street common stock, cash or a combination of both for their shares of Citizens stock.

        Variable Amount of Cash and Stock.    By the terms of the merger agreement, 50% of the total outstanding shares of Citizens common stock, taking into account appraisal shares, must be converted into cash and 50% must be converted into shares of Main Street common stock.

        If after taking into account all valid elections more than 50% of the total outstanding shares of Citizens common stock would be converted into cash, including appraisal shares, then any Citizens stockholders who elected to receive any portion of the merger consideration in cash and Citizens stockholders who did not make an election will be subject to a proration process that will result in the holder receiving additional shares of Main Street common stock in lieu of some cash. This proration will result in a final prorated number of shares of Main Street common stock being issued with a value equal to 50% of the total merger consideration.

        Similarly, if after taking into account all valid elections more than 50% of the total outstanding shares of Citizens common stock would be converted into Main Street common stock, then all Citizens stockholders who did not make an election will be entitled to receive only cash, and any Citizens stockholders who elected to receive any portion of the merger consideration in Main Street common stock will, if necessary, be subject to a proration process that will result in the holder receiving more cash in lieu of some Main Street common stock. This proration will result in a final prorated amount of cash paid in connection with the merger equaling 50% of the total merger consideration.

        Value of Merger Consideration.    Citizens may have a maximum of 1,761,311 shares of common stock issued and outstanding immediately prior to the merger. Based on the exchange ratio of 1.1051 shares of Main Street common stock per share of Citizens common stock, and taking into account the requirement that, on an aggregate basis, 50% of the outstanding shares of Citizens common stock be converted into Main Street common stock and 50% of the outstanding shares of Citizens common stock be converted into cash, and assuming no appraisal rights are exercised for purposes of this example, Main Street will pay total cash consideration of $30,822,942.50, and will issue 973,212 shares of Main Street common stock in the merger, calculated as follows:

  1,761,311 * 50% = 880,655.50 * $35.00 cash = $30,822,942.50

  1,761,311 * 50% = 880,655.50 * 1.1051 shares = 973,212 shares

        The 973,212 shares of Main Street common stock that may be issued in the merger represent approximately [    ]% of the total number of Main Street common shares that will be outstanding after the merger. The number of shares actually issued may vary, depending on the actual number of shares outstanding at the effective time of the merger and the number of Citizens shares whose holders exercise appraisal rights.

        Because the exchange ratio of 1.1051 shares of Main Street common stock is fixed, the value of the stock portion of the merger consideration will fluctuate as the price of Main Street common stock changes. You should obtain current market price quotations for Main Street common stock to determine the current value of the stock portion of the merger consideration. Based on the $[            ] closing price of Main Street common stock on [                        ], 2005, the value of the stock portion of the merger consideration is $[                        ] (973,212 shares, multiplied by $[            ]).

        The merger agreement allows Citizens to terminate the merger agreement if both:

  •
  the average closing price of Main Street common stock, as reported on the over-the-counter bulletin board, during the 20 business days immediately preceding the effective time, is less than $26.92, and

  •
  the value of Main Street common stock declines more than 85% on a relative basis, when compared to the value of selected bank holding companies.

However, before Citizens may terminate on this basis, Main Street has the right to increase the value of the cash or to change the exchange ratio in such a way that the per-share value of the merger consideration to be received by Citizens stockholders equals at least $29.75.

        Main Street will not issue any fractional shares in the merger. Instead, Main Street will pay to each Citizens stockholder who would otherwise be entitled to receive a fractional share of Main Street common stock an amount in cash, without interest, determined by multiplying such fraction by $31.67.

Election Procedures; Surrender of Stock Certificates

        Shortly after the merger, an election form will be mailed to every Citizens stockholder that holds more than 100 shares of Citizens common stock. Citizens stockholders can use this election form to elect the proportion of shares of Main Street common stock and cash that they would like to receive in exchange for their shares of Citizens common stock. Citizens stockholders do not need to make an election. If no election is made, a Citizens stockholder will receive cash or Main Street common stock in such amounts that will enable us to satisfy the requirement that 50% of the Citizens shares be converted into Main Street common stock and 50% of the Citizens shares, including shares with respect to which stockholders have asserted their appraisal rights under the Delaware General Corporation Law, be converted into cash.

        To make an effective election, you must submit a properly completed election form to Main Street Bank & Trust, which will act as the exchange agent, on or before the election deadline of 5:00 p.m., Champaign, Illinois time, on [                        ], 2005. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger is not approved or the merger agreement is otherwise terminated.

        Citizens stockholders who hold less than 100 shares of Citizens stock will be entitled to receive only cash for their shares. Therefore, these stockholders will not receive an election form.

        Shortly after the merger, all Citizens stockholders will receive a letter of transmittal, together with a return envelope. The letter of transmittal will include instructions for the surrender and exchange of certificates representing Citizens common stock for the merger consideration. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of Citizens common stock or an appropriate guarantee of delivery of the certificates.

        Until you surrender your Citizens stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Main Street common stock into which your Citizens shares have been converted. When Citizens stock certificates are surrendered, Main Street will pay to the surrendering holder any of his or her respective unpaid dividends or other distributions, without interest. After the completion of the merger, no further transfers of Citizens common stock will be permitted. Citizens stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

        No fractional shares of Main Street common stock will be issued to any holder of Citizens common stock upon consummation of the merger. For each fractional share that would otherwise be issued, Main Street will pay cash in an amount equal to $31.67 per whole share. No interest will be paid or accrued on cash payable to holders of Citizens common stock in lieu of fractional shares. No stockholder of Citizens will be entitled to dividends, voting rights or any other rights as a stockholder of Main Street in respect of any fractional shares.

        None of Main Street, Citizens or any other person will be liable to any former holder of Citizens common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        If a certificate for Citizens common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Citizens common stock with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the stockholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and Main Street.

Effective Time of the Merger

        Subject to the conditions to each party's obligations to complete the merger, the merger will become effective when a certificate of merger reflecting the merger is filed with the Secretary of State of the State of Delaware. Unless we agree otherwise, each party will use reasonable efforts to cause the merger to become effective 10 business days after the later to occur of:

  •
  the receipt of all required regulatory approvals and the expiration of all statutory waiting periods relating to the approvals; and

  •
  the satisfaction or waiver of all of the conditions to closing.

        We anticipate that the merger will become effective in the second quarter of 2005, however, delays could occur.

        We cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either party's board of directors may terminate the merger agreement if the merger is not completed by September 7, 2005, unless it is not completed because of the failure by the party seeking termination to comply fully with its obligations under the merger agreement. See "—Conditions to Completion of the Merger" and "—Termination and Termination Fees."

United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material United States federal income tax consequences of the merger generally applicable to Citizens stockholders. This discussion assumes you hold your shares of Citizens common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  stockholders who are not citizens or residents of the United States;

  •
  financial institutions;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  stockholders who acquired their shares of Citizens common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

  •
  stockholders who hold their shares of Citizens common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        In addition, this summary does not address any state, local or foreign tax consequences of the merger that may apply. The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        Tax Consequences of the Merger Generally.    It is intended that the merger of Citizens with and into Citizens Acquisition LLC, will be treated as a reorganization within the meaning of Section 368(a) of the Code. Main Street's and Citizens' obligations to complete the merger are conditioned on, among other things, their receipt of an opinion from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP dated as of the date of the registration statement filed with the Securities and Exchange Commission in connection with the merger and updated through the effective date, to the effect that:

  •
  the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

  •
  the merger will be tax free to Main Street under Section 1032 of the Code;

  •
  the merger will be tax free to Citizens under Section 361 of the Code; and

  •
  no gain or loss will be recognized by holders of Citizens common stock upon their receipt of Main Street common stock, except to the extent of any cash received.

        The opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP will be based upon existing law, assumes the absence of changes in existing facts, relies upon customary assumptions and relies upon representations contained in certificates executed by officers of Main Street and Citizens. The opinion neither binds the Internal Revenue Service nor precludes it from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings. Neither Main Street nor Citizens intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

        The following discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Citizens Stockholders Who Receive Only Main Street Common Stock.    If you are a holder of Citizens common stock and you receive only Main Street common stock (plus any cash in lieu of a fractional share of Main Street common stock) in exchange for your Citizens common stock in the merger, you will not recognize any gain or loss for federal income tax purposes with respect to such exchange, except with respect to any cash received in lieu of a fractional share, as discussed below.

        Citizens Stockholders Who Receive Both Main Street Common Stock and Cash.    If you are a holder of Citizens common stock and you receive both Main Street common stock and cash (other than cash received in lieu of a fractional share of Main Street common stock) in exchange for your Citizens common stock in the merger, you will recognize gain, but not loss, in an amount equal to the lesser of:

  (a)
  the excess, if any, of:

  (1)
  the sum of the fair market value (at the effective time of the merger) of the Main Street common stock plus the amount of cash received; over

  (2)
  your aggregate tax basis in the shares of Citizens common stock exchanged in the merger; and

  (b)
  the amount of cash that you receive in exchange for your Citizens common stock.

        Any such gain will be treated as capital gain unless the receipt of the cash has the effect of a distribution of a dividend for federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Citizens' accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Citizens common stock is greater than one year.

        The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Citizens common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if that portion of your Citizens common stock that you exchange for cash in the merger will instead be exchanged for Main Street common stock (which we call the hypothetical shares) followed immediately by a redemption of the hypothetical shares by Main Street for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302 of the Code, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Main Street both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

        If you are a holder of Citizens common stock, whether the hypothetical redemption by Main Street of the hypothetical shares for cash is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in your percentage ownership of Main Street common stock. In determining whether the hypothetical redemption by Main Street results in a meaningful reduction in your percentage ownership of Main Street common stock and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Main Street (including interests owned actually, hypothetically, and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The Internal Revenue Service has indicated in Revenue Ruling 76-385 that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the hypothetical redemption.

        If you are a holder of Citizens common stock, the hypothetical redemption transaction would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend if you own less than 50 percent of the voting power of the outstanding Main Street common stock and the percentage of Main Street common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80 percent of the percentage of Main Street common stock actually, hypothetically and constructively owned by you immediately before the hypothetical redemption. Nevertheless, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Citizens common stock will be treated as a dividend.

        Tax Basis and Holding Period.    The aggregate tax basis of any Main Street common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Citizens common stock you surrender in exchange for the Main Street common stock, decreased by the amount of cash received in the merger, and increased by the amount of income or gain recognized in the merger. Your holding period for the Main Street common stock you receive as a result of the exchange will include the period during which you held the Citizens common stock you surrender in the merger.

        Cash Received in Lieu of Fractional Shares.    If you receive cash in the merger instead of a fractional share of Main Street common stock, you will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption of the fractional share by Main Street. Assuming that immediately after the merger you hold a minimal interest in Main Street, you exercise no control over Main Street and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Main Street, you will generally recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. This capital gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, you held your shares of Citizens common stock for more than one year. Long-term capital gain of a non-corporate United States stockholder is generally subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting.    Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you provide proof of an applicable exemption from backup withholding, the exchange agent will be required to withhold 28% of any cash payable to you in connection with the merger. Any amount so withheld under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. You should complete and sign the substitute Form W-9 (included as part of the transmittal letter that accompanies the election form) to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner that is satisfactory to the exchange agent.

        You will be required to retain records pertaining to the merger and will be required to file a statement with your United States federal income tax return for the taxable year in which the merger takes place that sets forth certain facts relating to the merger, including your basis in your Citizens common stock that you surrender in connection with the merger and the fair market value of the Main Street common stock and/or cash that you receive in connection with the merger. In addition, pursuant to the American Jobs Creation Act of 2004, Main Street (or, if required by to-be-published regulations, Citizens) will be required to provide to the Internal Revenue Service and Citizens stockholders information with respect to the merger, including information regarding your identity (and the identities of other Citizens stockholders) and the amount of cash and the fair market value of Main Street common stock received by you (and by each other Citizens stockholder) in the merger.

        The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Background of the Merger

        Citizens was formed in 1996 when Citizens Savings Bank was converted from mutual to stock form. In 1999, Citizens Savings Bank was converted from a federal charter to an Illinois charter. Since 1999, Citizens Savings Bank has operated as a community oriented, Illinois-chartered, savings bank. Citizens Savings Bank's main objectives have been to attract deposits from the general public and to use such deposits to invest primarily in residential and commercial real estate loans and commercial business loans.

        The management and board of directors of Citizens have continually monitored the financial service industry's evolution that has required increasing investments in technology to remain competitive and to satisfy regulatory imperatives. Management and the board have been concerned about the ability of Citizens to remain competitive in the central Illinois banking market. The board of directors has also been aware of the trend towards consolidation in the industry and has periodically reviewed and discussed the strategic alternatives available to Citizens.

        From time-to-time throughout Citizens' existence, at various banking industry functions, C. William Landefeld, Citizens' President and Chief Executive Officer, received informal, passing indications of interest from executive officers of other financial institutions to the effect that they might be interested if Citizens ever determined to sell. Because Citizens' plan was to remain independent, no action was taken by or on behalf of Citizens or any third party in response to any of these comments. In March 2003, Mr. Landefeld received a telephone call from Whitley A. Cummings, a well-known financial advisor with McConnell, Budd and Romano, Inc., inquiring whether Mr. Landefeld would be willing to have a "get-to-know-you" meeting with two of the executive officers of Main Street, Van A. Dukeman and Gregory B. Lykins. Mr. Landefeld agreed and the parties held a short meeting at Citizens' offices attended by Mr. Landefeld, Mr. Dukeman, Mr. Lykins, and Dallas Smiley, Chief Financial Officer of Citizens. The parties met for lunch or had similar meetings on three other occasions in mid-to-late 2003 and discussed the general state of the industry and banking developments. At no time did the parties discuss a merger or other possible affiliation.

        In June 2004, representatives of Sandler O'Neill were contacted by Mr. Lykins of Main Street to express Main Street's interest in a possible business combination with Citizens and to request that Sandler O'Neill contact Citizens to arrange a preliminary meeting on that subject. Sandler O'Neill contacted Mr. Landefeld who agreed to meet with Main Street and a meeting was arranged for later that month. At that meeting, which was attended by Messrs. Landefeld, Smiley, Dukeman and Lykins, Main Street informally expressed an interest in affiliating with Citizens. As a result of the June 2004 meeting, Mr. Landefeld brought the matter to the attention of the board of directors at Citizens' June 2004 meeting.

        At its meeting on June 28, 2004, which was attended by Sandler O'Neill, the board of directors of Citizens began discussions concerning strategic planning alternatives available to Citizens which might include a possible business combination with a larger financial institution, including, but not limited to Main Street. Sandler O'Neill discussed with the board Main Street's possible reasons for an affiliation. The board authorized management to retain Sandler O'Neill to assist it in its strategic planning and to discuss with Main Street the terms and conditions of a possible affiliation, including the amount of the purchase price.

        During the second week of July 2004, Citizens and Main Street entered into a confidentiality agreement and exchanged basic documents and financial statements. During the second week of August 2004, Sandler O'Neill met with members of Main Street's senior management to discuss Main Street's interest in a business combination with Citizens. During the first week of September 2004, Main Street provided Sandler O'Neill verbally with a preliminary range of prices of $30.00 - $31.00 per share for each share of Citizens common stock, subject to the results of its due diligence review and other factors.

        At a meeting held on September 7, 2004, Sandler O'Neill reported to the board the results of its preliminary discussions with Main Street, including Main Street's preliminary pricing proposal. After discussion, the board directed Sandler O'Neill to report to Main Street that their pricing proposal was not at an appropriate level and to seek a higher proposal. Following those discussions, in late September, 2004, Main Street indicated that it was interested in pursuing a potential business combination with Citizens at a purchase price of $35 per share. The expression of interest was not complete regarding the form of merger consideration and was conditioned upon the satisfactory completion of due diligence. At its meeting on September 27, 2004, the Citizens board of directors authorized management and its professional advisors to pursue further discussions with Main Street.

        From October 5 through October 8, 2004, Main Street and its advisor conducted a due diligence review of Citizens. On November 2, 2004, Citizens and its advisor, along with representatives from BKD, LLP, conducted a due diligence review of Main Street.

        On November 1, 2004, the Citizens board of directors met to discuss in detail a transaction with Main Street. At that meeting, the board of directors of Citizens authorized management, together with its advisors, to negotiate the terms of a merger agreement between Main Street and Citizens. Citizens' legal counsel, Howard & Howard Attorneys, P.C., discussed with the board its fiduciary obligations in considering such a proposal.

        On November 3, 2004, the board of directors of Main Street reviewed with their legal counsel the terms of the proposed merger agreement with Citizens. After discussion with Main Street's legal and financial advisors and among the members of the board, the Main Street board of directors approved the merger agreement and the merger, and authorized its officers to execute the merger agreement on behalf of Main Street.

        On November 5, 2004, the board of directors of Citizens received a draft of the proposed merger agreement for review. On November 7, 2004, the board of directors of Citizens considered the proposed merger agreement between Citizens and Main Street. Howard & Howard reviewed with the board the terms of the proposed agreement. At that meeting, the board also received an opinion from Sandler O'Neill that, as of that date and subject to certain assumptions and limitations on review, the consideration to be received by Citizens' stockholders in the merger was fair, from a financial point of view, to those stockholders. The directors asked additional questions concerning the terms of the transaction and the possible effect on stockholders. After the conclusion of this review and additional discussion, the Citizens board approved the merger and authorized its officers to execute the merger agreement on behalf of Citizens.

        Citizens and Main Street signed the merger agreement as of November 7, 2004. On Monday, November 8, 2004, Citizens and Main Street issued a joint press release announcing the execution of the agreement.

Main Street's Reasons for the Merger

        The board of directors of Main Street believes that the merger presents a unique opportunity to combine two of central Illinois' strongest franchises to create a premier banking and financial services company with the capability of offering a full range of financial products and services in many of central Illinois' most attractive markets through an extensive distribution network.

        In reaching its decision to adopt the merger agreement and approve the merger, the board of directors of Main Street consulted with Main Street's management, as well as with its legal counsel and financial advisor, and considered a variety of factors, including the following:

  •
  information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Main Street and Citizens, both individually and as combined; in particular, the board of directors of Main Street focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

  •
  the consistency of the merger with Main Street's long-term business strategy of unifying its banking operations under a single identity and pursuing growth opportunities in central Illinois;

  •
  the advantages of a combination with an institution, such as Citizens, that already has a significant market share in central Illinois and the opportunities for increased efficiencies and significant cost savings from a combination with Main Street's current market, resulting in increased profitability of the combined entity over time, as compared to a possible combination with an institution without a similar market presence;

  •
  the current and prospective economic and competitive environments facing Main Street and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company and the growing costs associated with regulatory compliance in the banking industry;

  •
  the high costs of technology and new facilities required to grow deposits in light of the fact that deposit growth for Main Street and the banking industry in general has been difficult and funding limitations could hamper Main Street's long-term asset and earnings growth;

  •
  the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansion while at the same time increase its attractiveness as a possible acquisition candidate;

  •
  the belief that the merger would result in stockholders of Main Street holding stock in a high quality combined company that should benefit stockholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets throughout central Illinois;

  •
  the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Main Street and Citizens;

  •
  the complementary nature of the businesses of Main Street and Citizens, which both have a strong community banking orientation;

  •
  the anticipated improved stability of the combined company's business and earnings in varying economic and market climates relative to Main Street on a stand-alone basis made possible by the merger, as a result of greater geographic, asset and line-of-business diversification;

  •
  the belief of Main Street's senior management and the board of directors of Main Street that Main Street and Citizens share a common vision with respect to delivering financial performance and stockholder value and that their executive officers and employees possess complementary skills and expertise;

  •
  the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame; and

  •
  the likelihood that the merger will be approved by the appropriate regulatory authorities without undue conditions or delay. (see "—Regulatory Approvals").

        The foregoing discussion of the information and factors considered by the board of directors of Main Street is not intended to be exhaustive, but includes all material factors considered by the board of directors of Main Street. In reaching its determination to approve the merger, the board of directors of Main Street did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Citizens' Reasons for the Merger and Board Recommendation

        The Citizens board believes that the merger is fair to, and in the best interests of, Citizens and the Citizens stockholders. Accordingly, the Citizens board has unanimously approved the merger agreement and unanimously recommends that the Citizens stockholders vote FOR the adoption of the merger agreement and approval.

        The Citizens board believes that the consummation of the merger presents a unique opportunity to combine with one of central Illinois' premier community banking franchises to aid in the creation of an even stronger central Illinois' financial services company with truly local decision-making authority.

        In reaching its decision to approve the merger agreement, the Citizens board consulted with Citizens' management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

  •
  the significant premium over Citizens' then-recent trading prices, as well as, the attractive multiples of earnings and book value that Main Street agreed to pay in the merger;

  •
  the increased liquidity and pro forma dividend income of Main Street stock to be received by Citizens' stockholders in the merger;

  •
  the value to be received by Citizens stockholders in the merger as compared to the stockholder value projected for Citizens as an independent entity in an increasingly competitive environment;

  •
  Main Street's strong performance relative to Citizens as measured by Main Street's historical return on assets, return on equity, net interest margin, and strong asset quality ratios;

  •
  the complementary nature and similarities in the markets served by Main Street and Citizens, the opportunities for revenue enhancements offered by Main Street's more extensive product offerings, including asset management and trust services, and the belief of Citizens' senior management that their managements and employees possess complementary skills and expertise;

  •
  the benefit and convenience to the combined entity's customers resulting from the greater number of retail banking outlets spread over a broader geographic area that would become available to them for the conduct of their banking business, as well as the increased penetration of the central Illinois market and the opportunity for future operating efficiencies, as opposed to a possible combination with an institution without a similar market presence;

  •
  Main Street's community banking philosophy, and stated commitment to local decision-making, and involvement by its leaders in the communities that it serves;

  •
  the cash and stock election provision of the merger agreement, which would enable many Citizens stockholders to carry over their tax basis in the event that they received Main Street common stock in the merger and defer any federal income tax liability;

  •
  the demonstrated depth, competence, experience, and integrity of Main Street's management team;

  •
  the growing accounting, legal and regulatory compliance costs for publicly-traded institutions and the current and prospective economic and competitive environments facing Citizens and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, including the increasing necessity for strong fee-based income producing components;

  •
  the increasingly high costs of product development and technology for Citizens and the banking industry in general and the probability that such costs are likely to continue to increase in the future;

  •
  the belief that, following the merger, the combined entity will be well-positioned to continue to grow through possible future acquisitions or expansions while at the same time increasing its attractiveness as a possible acquisition candidate;

  •
  the opinion of Sandler O'Neill that, as of November 7, 2004, and subject to the assumptions and limitations on review set forth in the opinion, the consideration to be received by Citizens' stockholders in the merger was fair from a financial point of view to those stockholders (see "—Opinion of Citizens' Financial Advisor"); and

  •
  the likelihood that the merger will be approved by the appropriate regulatory authorities in a timely manner (see "—Regulatory Approvals").

        The foregoing discussion of the information and factors considered by the Citizens board is not intended to be exhaustive, but includes all material factors considered by the Citizens board. In reaching its determination to approve and recommend the merger, the Citizens board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Citizens board is unanimous in its recommendation that Citizens stockholders vote for approval and adoption of the merger agreement.

Fairness Opinion of Citizens' Financial Advisor

        By letter dated June 30, 2004, Citizens retained Sandler O'Neill to act as its financial advisor. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Citizens in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the November 7, 2004 meeting at which Citizens' board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Citizens' shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O'Neill urges Citizens shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Citizens board and is directed only to the fairness of the merger consideration to Citizens shareholders from a financial point of view. It does not address the underlying business decision of Citizens to engage in the merger or any other aspect of the merger and is not a recommendation to any Citizens shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Citizens that Sandler O'Neill deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of Main Street that Sandler O'Neill deemed relevant;

  (4)
  financial projections for the years ending December 31, 2004 and 2005 reviewed in discussions with senior management of Citizens and earnings per share estimates for Citizens for the years ending December 31, 2004 and 2005 published by I/B/E/S and reviewed by and confirmed with management of Citizens;

  (5)
  financial projections for the years ending December 31, 2004 and 2005 reviewed in discussions with senior management of Main Street and earnings per share estimates for Main Street for the years ending December 31, 2004 and 2005 published by I/B/E/S and reviewed by and confirmed with management of Main Street;

  (6)
  the pro forma financial impact of the Merger on Main Street, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Citizens and Main Street;

  (7)
  the publicly reported historical price and trading activity for Citizens and Main Street's common stock, including a comparison of certain financial and stock market information for Citizens and Main Street with similar publicly available information for certain other companies the securities of which are publicly traded;

  (8)
  the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

  (9)
  the current market environment generally and the banking environment in particular; and;

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Citizens the business, financial condition, results of operations and prospects of Citizens and held similar discussions with certain members of senior management of Main Street regarding the business, financial condition, results of operations and prospects of Main Street. In connection with our engagement, Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided by Citizens or Main Street or their respective representatives or that was otherwise reviewed by Sandler O'Neill and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O'Neill further relied on the assurances of management of Citizens and Main Street that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citizens or Main Street or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Citizens or Main Street nor has Sandler O'Neill reviewed any individual credit files relating to Citizens or Main Street. Sandler O'Neill assumed, with Citizens' consent, that the respective allowances for loan losses for both Citizens and Main Street are adequate to cover such losses.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Citizens' consent, that there has been no material change in Citizens' and Main Street's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Citizens and Main Street will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Citizens' consent, Sandler O'Neill relied upon the advice Citizens received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

        In rendering its November 7, 2004 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Citizens or Main Street and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Citizens or Main Street and the companies to which they are being compared.

        The earnings projections used and relied upon by Sandler O'Neill in its analyses for Citizens and Main Street for the years ending December 31, 2004 and 2005 were published by I/B/E/S and reviewed by and confirmed with management of Citizens. These estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger were reviewed with the senior managements of Main Street and Citizens, and Sandler O'Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Citizens and Main Street, respectively, and that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Citizens, Main Street and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Citizens board at the board's November 7 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Citizens' common stock or Main Street's common stock or the prices at which Citizens' or Main Street's common stock may be sold at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Assuming that the fixed exchange ratio of 1.1051 was applied to $31.67 (the average of the bid/ask prices of Main Street's common stock on November 4, 2004) and that 50% of CFSB's shares are exchanged for shares of Main Street common stock and that the remaining 50% are purchased for $35.00 in cash, Sandler O'Neill calculated an implied transaction value of $35.00 per share. Based upon per-share financial information for Citizens for the twelve months ended September 30, 2004, Sandler O'Neill calculated the following ratios:

Transaction Ratios
Transaction value/Last 12 months' EPS	33.3	x
Transaction value/Estimated 2004 EPS(1)	20.0	x
Transaction value/Estimated 2005 EPS(1)	19.4	x
Transaction value/Tangible book value per share	153%
Transaction value/Stated book value per share	153%
Tangible book premium/Deposits(2)	7.9%
Tangible book premium/Core deposits(3)	9.1%

(1)
Based upon I/B/E/S estimates, reviewed with and confirmed by management

(2)
Assumes Citizens' total deposits are $231.4 million.

(3)
Assumes Citizens' total core deposits are $201.7 million.

        For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $58.3 million, based upon 1,498,600 shares of Citizens common stock outstanding and including the intrinsic value of options to purchase an aggregate of 262,100 shares of common stock with a weighted average strike price of $12.87. Sandler O'Neill noted that the transaction value represented a 20.7% premium over the November 4, 2004 closing value of Citizens' common stock, and a 45.7% premium over the October 1, 2004 closing value of Citizens' common stock.

  Stock Trading History.

        Sandler O'Neill reviewed the history of the reported trading prices and volume of Citizens' and Main Street's common stock for the one-year and three-year periods ended November 4, 2004 and compared the relationship between the movements in the prices of Citizens' and Main Street's common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, S&P 500 Index and the weighted average (by market capitalization) performance of composite peer groups of publicly traded Midwest savings and commercial banking institutions selected by Sandler O'Neill for Citizens and Main Street, respectively. Over the one and three-year periods ended November 4, 2004, Citizens outperformed all of the indices and the peer group to which it was compared.

Citizens' Stock Performance

	Beginning Index Value November 4, 2003	Ending Index Value November 4, 2004
Citizens	100.00%	117.41%
Citizens Peer group(1)	100.00	99.61
Nasdaq Bank Index	100.00	110.67
S&P Bank Index	100.00	115.31
S&P 500 Index	100.00	110.29
	Beginning Index Value November 2, 2001	Ending Index Value November 4, 2004
Citizens	100.00%	165.24%
Citizens Peer group(1)	100.00	149.25
Nasdaq Bank Index	100.00	157.63
S&P Bank Index	100.00	146.21
S&P 500 Index	100.00	106.85

(1)
The peer group for Citizens used in the stock performance analysis was comprised of the Midwest savings institutions used in the Citizens comparable group analysis shown below. BankPlus, FSB was also included for the stock performance analysis.

        During the one-year period ended November 4, 2004, Main Street underperformed all of the indices to which it was compared and also underperformed its peer group. During the three-year period ended November 4, 2004, Main Street outperformed all of the indices to which it was compared and also outperformed its peer group.

Main Street's Stock Performance

	Beginning Index Value November 4, 2003	Ending Index Value November 4, 2004
Main Street	100.00%	99.52%
Main Street Peer group(1)	100.00	114.59
Nasdaq Bank Index	100.00	110.67
S&P Bank Index	100.00	115.31
S&P 500 Index	100.00	110.29
	Beginning Index Value November 2, 2001	Ending Index Value November 4, 2004
Main Street	100.00%	175.28%
Main Street Peer group(1)	100.00	167.53
Nasdaq Bank Index	100.00	157.63
S&P Bank Index	100.00	146.21
S&P 500 Index	100.00	106.85

(1)
The peer group for Main Street used in the stock performance analysis was comprised of the Midwest banking institutions used in the Main Street comparable group analysis shown below.

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Citizens and Main Street with groups of savings institutions and commercial banks selected by Sandler O'Neill for Citizens and Main Street, respectively. For Citizens, the peer group consisted of the following publicly traded savings institutions with total assets between $300 and $550 million:

    Ameriana Bancorp
    First Capital, Inc.
    First Federal Bancshares, Inc.
    Hemlock Federal Financial Corp.
    LSB Financial Corp.
    MFB Corp.
    North Central Bancshares, Inc.
    Northern Savings & Loan Company, The
    Peoples Bancorp
    Perpetual Federal Savings Bank
    Southern Missouri Bancorp, Inc.
    Sturgis Bancorp, Inc.
    Wayne Savings Bancshares, Inc.

        The analysis compared publicly available financial information for Citizens as of and for the twelve months ended September 30, 2004 with that of the Citizens peer group as of and for the twelve month period ended September 30, 2004. The table below sets forth the data for Citizens and the median data for the Citizens peer group, with pricing data as of November 4, 2004.

Comparable Group Analysis

	Citizens		Citizens Peer Group
Total assets (in millions)	$327		$351
Tangible equity/tangible assets	10.46%		8.41%
Loans/deposits	103.7%		103.6%
Non-performing assets/total assets(1)	0.95%		0.57%
Loan loss reserve/gross loans	1.33%		0.81%
Net interest margin	3.34%		3.22%
Efficiency ratio	59.4%		62.6%
Core return on average assets	0.49%		0.89%
Core return on average equity	5.0%		7.5%
Noninterest income/average assets	0.59%		0.61%
Noninterest expense/average assets	2.53%		2.35%
Price/LTM earnings per share	27.6	x	15.7	x
Price/ estimated 2004 earnings per share	16.6	x(2)	16.7	x
Price/ estimated 2005 earnings per share	16.1	x(2)	15.2	x
Price/tangible book value per share	127%		139%
Price/book value per share	127%		129%
Dividend payout ratio	38.1%		36.1%

(1)
For North Central Bancshares, Inc. and Southern Missouri Bancorp, Inc.'s nonperforming assets/total assets are as of June 30, 2004.

(2)
Based on I/B/E/S estimates reviewed with and confirmed by management.

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Main Street with the following publicly traded Midwestern commercial banking institutions with total assets between $1.0 and $1.7 billion:

    Baylake Corporation
    Dacotah Banks, Inc.
    Enterprise Financial Services Corp.
    Farmers Capital Bank Corporation
    Hills Bancorporation
    Lakeland Financial Corporation
    Macatawa Bank Corporation
    MainSource FinancialGroup Inc.
    Marquette National Corporation
    MBT Financial Corporation
    Mercantile Bank Corporation
    Merchants & Manufacturers Bancorporation, Inc.
    S.Y. Bancorp, Inc.
    West Bancorporation, Inc.

        The analysis compared publicly available financial information for Main Street as of and for the twelve months ended September 30, 2004 with that of each of the companies in the Main Street peer group as of and for the twelve months ended September 30, 2004 or, in the case of Marquette National Corporation, June 30, 2004. The table below sets forth the data for Main Street and the median data for the Main Street peer group, with pricing data as of November 4, 2004.

Comparable Group Analysis

	Main Street		Main Street Peer Group
Total assets (in millions)	$1,240		$1,292
Tangible equity/tangible assets	9.11%		7.38%
Loans/deposits	74.4%		92.6%
Non-performing assets/total assets(1)	0.19%		0.58%
Loan loss reserve/gross loans	1.35%		1.36%
Net interest margin	3.49%		3.73%
Efficiency ratio	56.2%		58.3%
Core return on average assets	1.25%		1.01%
Core return on average equity	13.2%		13.7%
Noninterest income/average assets	1.68%		1.02%
Noninterest expense/average assets	2.78%		2.87%
Price/LTM earnings per share	19.5	x	15.9	x
Price/ estimated 2004 earnings per share	18.6	x(1)	16.1	x
Price/ estimated 2005 earnings per share	17.1	x(1)	14.8	x
Price/tangible book value per share	258%		223%
Price/book value per share	258%		200%
Dividend payout ratio	53.2%		36.0%

(1)
Based on I/B/E/S estimates reviewed with and confirmed by management.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 20 merger transactions announced nationwide from January 1, 2004 through November 4, 2004 involving thrift institutions as acquired institutions with announced transaction values between $15 million and $100 million. Sandler O'Neill also reviewed 15 merger transactions announced in the Midwest from January 1, 2002 through November 4, 2004 involving thrift institutions as acquired institutions with transaction values between $15 million and $100 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to deposits, tangible book premium to core deposits and premium to market price and computed mean and median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the Midwestern group were applied to Citizens' financial information as of and for the twelve months ended September 30, 2004. As illustrated in the following table, Sandler O'Neill derived imputed ranges of values per share of Citizens' common stock of $21.23 to $44.23 based upon the median multiples for the nationwide group and $25.99 to $41.71 based upon the median multiples for the thrift transactions in the Midwestern group.

Comparable Transaction Multiples

	Median Nationwide Multiple		Implied Value	Median Midwest Multiple		Implied Value
Transaction price/LTM EPS	20.2	x	$21.23	24.8	x	$25.99
Transaction price/Book value	179.8%		$41.04	143.4%		$32.75
Transaction price/Tangible book value	190.0%		$43.37	150.6%		$34.38
Tangible book premium/Deposits(1)	11.2%		$40.20	9.3%		$37.20
Tangible book premium/Core deposits(2)	15.9%		$44.23	14.0%		$41.71
Market Premium	12.6%		$32.65	15.6%		$33.52

(1)
Assumes Citizens' total deposits are $231.4 million.

(2)
Assumes Citizens' total core deposits are $201.7 million.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Citizens through December 31, 2007 under various circumstances, assuming Citizens' projected dividend stream and that Citizens performed in accordance with the I/B/E/S earnings projections reviewed with and confirmed by management. For periods after 2005, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 6%. To approximate the terminal value of Citizens common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 12x to 22x and multiples of tangible book value ranging from 100% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Citizens common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Citizens common stock of $16.64 to $32.80 when applying the price/earnings multiples and $19.28 to $41.41 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$18.49	$21.35	$24.21	$27.07	$29.94	$32.80
10.00%	$17.84	$20.60	$23.36	$26.12	$28.88	$31.64
11.00%	$17.23	$19.89	$22.55	$25.21	$27.87	$30.53
12.00%	$16.64	$19.20	$21.77	$24.34	$26.91	$29.47

Tangible Book Value Percentages

Discount Rate	200%	225%	250%	275%	300%	325%
9.00%	$21.43	$25.43	$29.42	$33.42	$37.42	$41.41
10.00%	$20.68	$24.54	$28.39	$32.24	$36.09	$39.94
11.00%	$19.97	$23.68	$27.40	$31.11	$34.83	$38.54
12.00%	$19.28	$22.87	$26.45	$30.04	$33.62	$37.21

        In addition, Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Main Street through December 31, 2007 under various circumstances, assuming Main Street's projected dividend stream and that Main Street performed in accordance with the I/B/E/S earnings projections reviewed with and confirmed by management. For periods after 2005, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 8%. To approximate the terminal value of Main Street common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 14x to 24x and multiples of tangible book value ranging from 200% to 325%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 8.5% to 11.5% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Main Street common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Main Street common stock of $22.13 to $40.10 when applying the price/earnings multiples and $22.96 to $39.59 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
8.50%	$24.56	$27.67	$30.77	$33.88	$36.99	$40.10
9.50%	$23.71	$26.71	$29.70	$32.70	$35.69	$38.69
10.50%	$22.90	$25.79	$28.68	$31.57	$34.46	$37.34
11.50%	$22.13	$24.92	$27.70	$30.49	$33.27	$36.06

Tangible Book Value Percentages

Discount Rate	100%	120%	140%	160%	180%	200%
8.50%	$25.48	$28.30	$31.13	$33.95	$36.77	$39.59
9.50%	$24.60	$27.32	$30.04	$32.76	$35.49	$38.21
10.50%	$23.76	$26.38	$29.01	$31.63	$34.26	$36.88
11.50%	$22.96	$25.49	$28.02	$30.55	$33.08	$35.61

        In connection with its analyses, Sandler O'Neill considered and discussed with the Citizens Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2005, (2) 50% of the Citizens shares are exchanged for Main Street common stock at an exchange ratio of 1.1051 and the other 50% of Citizens' shares are exchanged for $35.00 per share in cash, (3) earnings per share projections for Citizens are consistent with per share estimates for 2004 and 2005 published by I/B/E/S and reviewed with Citizens' management, and long-term earnings per share growth estimates for periods thereafter are consistent with management estimates, (4) earnings per share projections for Main Street are consistent with per share estimates for 2004 and 2005 published by I/B/E/S and reviewed with Main Street management, (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Citizens and Main Street, and (6) Citizens options are cashed out.The analyses indicated that for the year ending December 31, 2005, the merger would be accretive to Main Street's projected earnings per share and cash earnings per share and dilutive to Main Street's tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Citizens has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $[            ] (based on the closing price of Main Street's common stock as of [            ], 2004), of which $50,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. The amount of the transaction fee that will actually be paid to Sandler O'Neill will be determined at closing based on 1% of the aggregate transaction value. Sandler O'Neill has also received a fee of $100,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Citizens has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        In the ordinary course of our business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Citizens and Main Street and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Citizens or Main Street or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Representations and Warranties

        In the merger agreement, Citizens and Main Street each made numerous representations and warranties to each other relating to, among other things, the following:

  •
  incorporation, good standing, corporate power and similar corporate matters;

  •
  authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

  •
  conflicts under charter documents, required consents or approvals and violations of agreements or laws;

  •
  capitalization;

  •
  financial statements and reports;

  •
  ownership of property and sufficiency of assets;

  •
  the loan portfolio and the adequacy of the allowance for loan and lease losses;

  •
  absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities;

  •
  filing of tax returns and payment of taxes;

  •
  employee benefit plans and compliance with federal employee benefit laws;

  •
  compliance with laws, including environmental laws;

  •
  the absence of material litigation;

  •
  the absence of material changes since December 31, 2003;

  •
  the amount and adequacy of insurance; and

  •
  the accuracy of documents filed with regulatory agencies.

        In addition, Main Street also made a representation and warranty to Citizens relating to its ability to fund the transaction.

        The foregoing is an outline of the types of representations and warranties made by Main Street and Citizens contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 4 and 5, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Certain Covenants

        Under the merger agreement, Citizens has agreed to certain restrictions on its activities until the merger is completed or the merger agreement is terminated. In general, Citizens and Citizens Savings Bank are required to conduct their operations in the ordinary course of business. The following is a summary of the more significant restrictions and obligations imposed upon Citizens and Citizens Savings Bank. Subject to the exceptions set forth in the merger agreement, Citizens must:

  •
  not issue any additional shares of stock;

  •
  not pay dividends on its common stock other than in accordance with its existing dividend policy of $0.10 per quarter;

  •
  confer with Main Street on material operational matters;

  •
  make loans only in accordance with sound credit practices and on arms-length terms and obtain the consent of Main Street before making any new loans greater than $1,000,000;

  •
  cause its allowance for loan and lease losses to be adequate in all material respects;

  •
  not buy or sell any securities held for investment, other than government securities, that have maturities of less than two years;

  •
  file, on a timely basis, all required regulatory filings; and

  •
  not take any action that would cause a breach of any of its representation and warranties.

        Citizens has also agreed that it will not encourage any third-party proposals to acquire Citizens and will not participate in negotiations regarding a proposal to acquire Citizens. However, Citizens may provide information and negotiate with a third party if Citizens' board of directors determines that failure to do so would be inconsistent with its fiduciary duties. Citizens is required under the merger agreement to provide Main Street notice of any proposal it receives to acquire Citizens.

        Citizens has also agreed to provide Main Street with certain documents before the closing date, including:

  •
  interim financial statements;

  •
  preliminary title reports and surveys for its owned real property; and

  •
  reasonable notice of any fact or condition creating a breach of the merger agreement.

        Main Street has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Citizens has agreed to cooperate with Main Street in connection with obtaining the regulatory approvals. Both parties have agreed:

  •
  to use all reasonable efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

  •
  to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to complete the merger as soon as practicable;

  •
  that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue;

  •
  to provide the other party with reasonable access to information under the condition that the information be kept confidential; and

  •
  to coordinate publicity of the transactions contemplated by the merger agreement with the media and their respective stockholders.

        The foregoing is an outline of the types of covenants made by Main Street and Citizens contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 6, 7 and 8, containing the detailed covenants of the parties.

Conditions to Completion of the Merger

        Each of Main Street and Citizens is required to complete the merger only after the satisfaction of various conditions. Main Street is only required to complete the merger if the following conditions are satisfied:

  •
  Citizens' representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Citizens on a consolidated basis or on Main Street's rights under the merger agreement;

  •
  Citizens must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Citizens on a consolidated basis or on Main Street's rights under the merger agreement;

  •
  all proceedings to be taken by Citizens in connection with the merger, and all documents relating to these proceedings, must be reasonably satisfactory in form and substance to counsel for Main Street;

  •
  the merger agreement and the transactions it contemplates must have been approved by Citizens' stockholders;

  •
  there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Citizens or its stockholders or on Main Street's rights under the merger agreement;

  •
  there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect on Citizens or any of its subsidiaries;

  •
  all consents and approvals required in connection with the merger must have been obtained;

  •
  the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

  •
  the Securities and Exchange Commission must have declared the registration statement registering the shares of Main Street common stock to be issued to Citizens' stockholders in the merger, of which this proxy statement-prospectus is a part, effective under the Securities Act of 1933, as amended, and referred to as the Securities Act;

  •
  the total number of shares held by Citizens stockholders exercising appraisal rights must be no greater than 5% of the issued and outstanding shares of Citizens common stock immediately prior to the effective time;

  •
  new employment agreements with C. William Landefeld and Dallas Smiley must be in full force and effect (see "—Interests of Certain Persons in the Merger");

  •
  Main Street and Citizens must have received the tax opinion in the form descried above from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP;

  •
  Citizens must have an adjusted stockholders' equity, as calculated immediately prior to the effective time, of no less than $34,625,000;

  •
  Citizens must have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for probable losses, net of recoveries relating to loans previously charged off, on loans outstanding;

  •
  the outstanding capital stock of Citizens must consist exclusively of no more than 1,761,311 shares of common stock; and

  •
  Main Street must have received satisfactory proof that Citizens has paid or fully accrued all of its transaction expenses.

        Citizens is only required to complete the merger if the following conditions are satisfied:

  •
  Main Street's representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Main Street on a consolidated basis or on Citizens' rights under the merger agreement;

  •
  Main Street must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Main Street on a consolidated basis or on Citizens' rights under the merger agreement;

  •
  all proceedings to be taken by Main Street in connection with the merger, and all documents relating to these proceedings, must be reasonably satisfactory in form and substance to counsel for Citizens;

  •
  the merger agreement and the transactions it contemplates must have been approved by Citizens' stockholders;

  •
  there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Main Street or its stockholders or on Citizens' rights under the merger agreement;

  •
  there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect on Main Street or any of its subsidiaries;

  •
  all consents and approvals required in connection with the merger must have been obtained;

  •
  the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

  •
  the Securities and Exchange Commission must have declared the registration statement registering the shares of Main Street common stock to be issued to Citizens' stockholders in the merger effective under the Securities Act;

  •
  Main Street and Citizens must have received the tax opinion in the form described above from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP; and

  •
  Citizens must have received the fairness opinion from Sandler O'Neill, and the opinion must not have been withdrawn.

        Neither party can be certain as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not completed by September 7, 2005, either of our boards of directors may terminate the merger agreement and abandon the merger; provided, however, that the party responsible for a condition not being met prior to September 7, 2005, may not terminate the merger agreement if the merger is not completed by September 7, 2005. See "—Waiver, Amendment and Termination."

        The foregoing is an outline of the types of conditions precedent to the obligations of Main Street and Citizens contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 9 and 10, containing the detailed conditions to each party's obligation to close.

Termination and Termination Fees

        Ability to Terminate the Merger Agreement.    At any time before the merger becomes effective, the boards of directors of Citizens and Main Street may mutually agree to terminate the merger agreement. In addition, the merger agreement may be terminated as follows:

  •
  by Main Street, if any of the conditions to its obligation to complete the merger, as described above, has not been satisfied or has become impossible, and Main Street has not waived the condition;

  •
  by Citizens, if any of the conditions to its obligation to consummate the merger, as described above, has not been satisfied or has become impossible, and Citizens has not waived the condition;

  •
  by Main Street, if environmental investigations indicate the presence of material adverse environmental conditions that cannot be removed or remediated at a cost of $250,000 or less; and

  •
  by either Main Street or Citizens, if the closing of the merger has not occurred, other than through the failure of the party seeking to terminate the merger agreement to perform any of its required obligations under the merger agreement, by September 7, 2005.

        In addition, Citizens may terminate the merger agreement if both:

  •
  the average daily closing price of Main Street common stock, as reported on the over-the-counter bulletin board, during the 20 business days immediately preceding the last business day prior to the effective time of the merger, is less than $26.92; and

  •
  the common stock of Main Street declines more than 85%, on a relative basis, when compared to the stock prices of comparable bank holding companies.

However, Citizens cannot terminate the merger agreement on the basis of Main Street's stock price if Main Street elects to increase the value of the cash consideration, the stock consideration or a combination of both in such a way that the per share value of the merger consideration at closing will equal at least $29.75.

        Effect of Termination.    If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligation to pay expenses and maintain the confidentiality of certain information obtained in connection with the merger and the merger agreement, will survive.

        Termination Fees.    If either:

  •
  Main Street terminates the merger agreement because of a breach of Citizens' representations and warranties that (a) was not in existence on the date of the merger agreement, (b) was not a result of a failure by Main Street to comply with its material obligations under the merger agreement and (c) has or would reasonably be expected to have a material adverse effect on either Main Street or Citizens; or

  •
  Main Street or Citizens terminates the merger agreement because both

  (a)
  a competing acquisition transaction has been commenced by a third party; or the board of directors of Citizens has recommended or proposed a competing acquisition transaction; or the board, in the exercise of its fiduciary duties, has failed to recommend to its shareholders that they approve the merger agreement and the merger, has withdrawn or adversely modified or changed its recommendation; or has failed to call a stockholder meeting to approve the merger agreement and the merger; and

  (b)
  the stockholders of Citizens failed to approve the merger agreement before September 7, 2005;

then, in either case, as long as Main Street is in material compliance with its material obligations under the merger agreement, Citizens is required to pay Main Street a termination fee of $1,000,000.

        In addition to the $1,000,000 termination fee described above, if the merger agreement is terminated on one of the bases described above, and within 12 months after this termination Citizens enters into a contract with any party other than Main Street providing for the acquisition of control of Citizens or Citizens Savings Bank, then Citizens is required to pay Main Street an additional fee of $1,300,000.

        Alternatively, if Main Street terminates the merger agreement because either:

  •
  Citizens breached its covenants or agreements under the merger agreement, and the breach was not the result of Main Street's failure to comply in all material respects with its obligations under the merger agreement; or

  •
  there was a breach of Citizens' representation and warranties in existence on the date of the merger agreement;

then, in either case, provided that the breach has or would reasonably be expected to have a material adverse effect on either Main Street or Citizens, then Citizens is required to pay Main Street a termination fee of $2,300,000.

        If Citizens terminates the merger agreement because of a breach of Main Street's representations and warranties that (a) was not in existence on the date of the merger agreement, (b) was not a result of a failure by Citizens to comply with its material obligations under the merger agreement and (c) has or would reasonably be expected to have a material adverse effect on either Main Street or Citizens, then, as long as Citizens is in material compliance with its material obligations under the merger agreement, Main Street is required to pay Citizens a termination fee of $1,000,000.

        Alternatively, if Citizens terminates the merger agreement because either:

  •
  Main Street breached its covenants or agreements under the merger agreement, and the breach was not the result of Citizens' failure to comply in all material respects with its obligations under the merger agreement; or

  •
  there was a breach of Main Street's representation and warranties in existence on the date of the merger agreement;

then, in either case, provided that the breach has or would reasonably be expected to have a material adverse effect on either Main Street or Citizens, then Main Street is required to pay Citizens a termination fee of $2,300,000.

        The foregoing is an outline of the termination provisions contained in the merger agreement, a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Article 11, containing the detailed termination provisions.

Waiver and Amendment

        To the extent permitted by law, our boards of directors may agree in writing to amend the merger agreement, whether before or after Citizens' stockholders have approved the merger agreement. However, no amendment agreed to after the merger agreement has been approved by Citizens' stockholders may materially and adversely affect the rights of Citizens' stockholders. In addition, before or at the time the merger becomes effective, either Main Street or Citizens, or both, may waive any default in the performance of any term of the merger agreement by the other or may waive or extend the time for the compliance or fulfillment by the other of any of its obligations under the merger agreement. Either of Main Street or Citizens may also waive any of the conditions precedent to their respective obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by one of Main Street's or Citizens' duly authorized officers.

Regulatory Approvals

        It is a condition to the completion of the merger that we receive all necessary regulatory approvals of the merger. Neither Main Street nor Citizens is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, we will also seek this approval or action.

        Federal Reserve.    The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve, under Section 3 of the Bank Holding Company Act and Sections 225.11 and 225.15 of Regulation Y of the Federal Reserve. In evaluating the merger, the Federal Reserve is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. These provisions prohibit the Federal Reserve from approving the merger if:

  •
  it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

        The merger may not be completed until 30 days following the date of the Federal Reserve approval, although the U.S. Department of Justice may reduce that period to 15 days. During this period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise.

        Illinois Department of Financial and Professional Regulation.    The change of control of Citizens Savings Bank is subject to the prior approval of the DFPR under Section 8015 of the Illinois Savings Bank Act and Section 1075.1700 of the administrative rules for the Illinois Savings Bank Act. These provisions prohibit the DFPR from approving a change of control of an Illinois savings bank if:

  •
  the poor financial condition of any acquiring party may adversely affect the financial stability of the savings bank or may adversely affect the interests of its depositors, borrowers, creditors or stockholders;

  •
  the plan or proposal of the acquiring party to liquidate the savings bank, to sell its assets, to merge it with any person or to make any other major change in its business, corporate structure or management may adversely affect the financial stability of the savings bank, is not fair and reasonable to its depositors, borrowers, creditors or stockholders or is not otherwise in the public interest;

  •
  insufficient banking and business experience or a lack of competence or integrity of any acquiring party may adversely affect the savings bank or the savings bank's depositors, borrowers, creditors or stockholders;

  •
  the information provided by the application is insufficient for the DFPR to determine whether the acquisition should be approved or the DFPR is unable to verify the information provided or to examine the qualifications of the acquiring party; or

  •
  the acquisition is not otherwise in the public interest.

        Office of Thrift Supervision.    Because Citizens has elected to be treated as a savings and loan holding company under Section 10(l) of the Home Owners' Loan Act, Main Street must notify the Office of Thrift Supervision that immediately after the merger is completed, Citizens Acquisition LLC, the surviving entity in the merger with Citizens, will be dissolved.

Management and Operations After the Merger

        Immediately following the merger of Citizens with Citizens Acquisition LLC, Citizens Acquisition LLC will dissolve, leaving Main Street as the direct holding company of Citizens Savings Bank. The directors and officers of Main Street will remain the same as they were prior to the merger. Information concerning the management of Main Street is included in the documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information." For additional information regarding the interests of certain persons in the merger, see "—Interests of Certain Persons in the Merger."

Interests of Certain Persons in the Merger

        General.    Some members of Citizens' management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders generally. The boards of directors of each of Main Street and Citizens were aware of these interests and considered them, together with the other matters described in this proxy statement-prospectus, in adopting the merger agreement and approving the merger.

        Agreements with C. William Landefeld.    Main Street has entered into an employment agreement with C. William Landefeld, which will become effective upon completion of the merger. This employment agreement provides for Mr. Landefeld's employment following the merger as an Executive Vice President of Main Street. The agreement is for a two-year term and provides for an annual base salary of $150,000. The agreement also provides for Mr. Landefeld's participation in all plans or benefits that Main Street makes available to all of its employees.

        Either Main Street or Mr. Landefeld may terminate the employment agreement, at any time, upon 90 days' prior written notice. Main Street may also terminate the employment agreement for cause, as defined in the agreement, on 30 days' prior written notice. If Main Street terminates Mr. Landefeld's employment without cause, he will be entitled to receive a payment equal to the total amount of compensation that he would have received if he had remained employed for the full term of the agreement, calculated as the sum of his base salary plus the value of any contributions that would have been made to Mr. Landefeld or for his benefit under all applicable retirement and benefit plans had he remained employed through the last day of the term. In this event, he will also be entitled to continued health coverage for the full term of his agreement. These severance payments are to be paid to Mr. Landefeld in equal monthly installments.

        Main Street will have no continuing obligation to Mr. Landefeld if he voluntarily terminates his employment or if Main Street terminates him for cause, except in either case for salary and benefits earned through the date of termination.

        Mr. Landefeld's employment agreement includes a covenant limiting his ability for a period of one year following a termination of his employment to compete with Main Street in an area encompassing a 50-mile radius from each banking or other branch office location of Main Street and its subsidiary banks.

        Main Street has also agreed that Mr. Landefeld, in connection with the change of control resulting from the merger, will be entitled to receive a payment of $781,669.20, to be paid in 36 monthly installments of $21,713.03 each following the effective time, in satisfaction of all obligations that may be owed to him under his existing employment agreement with Citizens. This amount is subject to reduction so that the total amount of payments or benefits provided to Mr. Landefeld under the existing employment agreement or other benefit plans, when added to the sum of $5,000, will not constitute an "excess parachute payment" under the Internal Revenue Code.

        Mr. Landefeld will also be entitled to receive, at or prior to the effective time of the merger, (a) a distribution of 15,145 shares of Citizens common stock in respect of the Citizens Supplemental Executive Retirement Plan, plus an additional amount, if any, attributable to the Supplemental Executive Retirement Plan benefit he is entitled to for the 2004 plan year, (b) payment of up to $50,000 under the Citizens 2004 Incentive Bonus Plan and (c) an annuity contract (or cash in lieu thereof) to pay benefits to Mr. Landefeld under the Citizens Advisory Directors Retirement Plan, provided that the aggregate cost to Citizens for purchasing the annuity contracts (or cash in lieu thereof) for Mr. Landefeld and Directors Borngasser and Thompson shall not exceed $510,000.

        Agreements with Dallas Smiley.    Main Street has entered into an employment agreement with Dallas Smiley, which will become effective upon completion of the merger. This employment agreement provides for Mr. Smiley's employment following the merger as a Senior Vice President of Main Street. The agreement is for a term ending on December 31, 2005, and provides for an annual base salary of $100,000. The agreement also provides for Mr. Smiley's participation in all plans or benefits that Main Street makes available to all of its employees.

        Either Main Street or Mr. Smiley may terminate the employment agreement, at any time, upon 90 days' prior written notice. Main Street may also terminate the employment agreement for cause, as defined in the agreement, on 30 days' prior written notice. If Main Street terminates Mr. Smiley's employment without cause, he will be entitled to receive a payment equal to the total amount of compensation that he would have received if he had remained employed for the full term of the agreement, calculated as the sum of his base salary plus the value of any contributions that would have been made to Mr. Smiley or for his benefit under all applicable retirement and benefit plans had he remained employed through the last day of the term. In this event, he will also be entitled to continued health coverage for the full term of his agreement. These severance payments are to be paid to Mr. Smiley in equal monthly installments.

        Main Street will have no continuing obligation to Mr. Smiley if he voluntarily terminates his employment or if Main Street terminates him for cause, except in either case for salary and benefits earned through the date of termination.

        Mr. Smiley's employment agreement includes a covenant limiting his ability for a period of one year following a termination of his employment to compete with Main Street in an area encompassing a 50-mile radius from each banking or other branch office location of Main Street and its subsidiary banks.

        Main Street has also agreed that Mr. Smiley, in connection with the change of control resulting from the merger, will be entitled to receive a payment of $631,964.01, to be paid in a single lump sum at closing, in satisfaction of all obligations that may be owed to him under his existing employment agreements with Citizens and Citizens Bank. This amount is subject to reduction so that the total amount of payments or benefits provided to Mr. Smiley under the existing employment agreement or other benefit plans, when added to the sum of $5,000, will not constitute an "excess parachute payment" under the Internal Revenue Code.

        Mr. Smiley will also be entitled to receive, at or prior to the effective time of the merger, (a) a distribution of 1,701 shares of Citizens common stock in respect of the Citizens Supplemental Executive Retirement Plan, plus an additional amount, if any, attributable to the Supplemental Executive Retirement Plan benefit he is entitled to for the 2004 plan year, and (b) payment of up to $20,000 under the Citizens 2004 Incentive Bonus Plan.

        Agreements with Directors Borngasser and Thompson.    Directors Carl S. Borngasser and Dr. Lowell M. Thompson will each also be entitled to receive, at or prior to the effective time, an annuity contract (or cash in lieu thereof) to pay benefits to Messrs. Borngasser and Thompson under the Citizens Advisory Directors Retirement Plan, provided that the aggregate cost to Citizens for purchasing the annuity contracts (or cash in lieu thereof), along with an annuity contract (or cash) for Mr. Landefeld, shall not exceed $510,000.

        Indemnification for Directors and Officers; Insurance.    Main Street has agreed to honor for at least three years from the effective date of the merger all of Citizens' obligations with respect to indemnification currently provided by Citizens in its certificate of incorporation or bylaws in favor of the current and former officers and directors with respect to matters occurring prior to the effective time. In addition, Main Street has agreed to maintain for a period of two years extended insurance coverage of acts or omissions occurring at or prior to the effective time with respect to those persons who are currently covered by Citizens' director and officer liability insurance policies.

        Appointment of Citizens' Nominees.    The merger agreement provides that, immediately after the effective time of the merger, Main Street will expand the board of its subsidiary bank by two members, and that board will then appoint two individuals nominated by Citizens. The Citizens' appointees must be acceptable to Main Street, in its sole discretion.

Additional Agreements

        Voting Agreement.    Each of the directors of Citizens has entered into a voting agreement with Main Street. Under this agreement, these shareholders have agreed to vote their respective shares of Citizens common stock:

  •
  in favor of the merger and the transactions contemplated by the merger agreement;

  •
  against any acquisition of Citizens or Citizens Savings Bank by a party other than Main Street;

  •
  against any action or agreement that would result in a material breach of any term or any other obligation of Citizens under the merger agreement; and

  •
  against any action or agreement which would impede or interfere with the transactions contemplated by the merger agreement.

        Furthermore, and without Main Street's prior approval, each of these shareholders has also agreed not to solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving Citizens. The shares subject to the voting agreement represent approximately 14.82% of the outstanding shares of Citizens common stock on the record date. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

        Employee Benefits Agreement.    In an agreement between Citizens and Main Street that was entered into concurrently with the merger agreement, Citizens has agreed to terminate prior to closing its employee benefit plans, and to take such actions as are necessary to properly distribute to the plan participants assets it holds under the plans. On its part, Main Street has agreed that the former employees of Citizens or its subsidiary will become participants in the employee benefit plans of Main Street or its subsidiaries.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States. Under this method of accounting, Main Street will record the assets acquired and liabilities assumed of Citizens at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standard No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

Expenses

        Each of Main Street and Citizens will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel.

Resales of Main Street Common Stock

        Main Street common stock to be issued to Citizens stockholders in the merger will be registered under the Securities Act. All shares of Main Street common stock received by Citizens stockholders in the merger will be freely transferable after the merger by persons who are not considered to be "affiliates" of either Main Street or Citizens. These "affiliates" would generally include any persons or entities who control, are controlled by or are under common control with either Citizens or Main Street at the time of the special meeting (generally, executive officers, directors and 10% or greater stockholders).

        Rule 145 promulgated under the Securities Act restricts the sale of Main Street common stock received in the merger by affiliates of Citizens and certain of their family members and related entities. Under the rule, until the first anniversary of the effective date of the merger, affiliates of Citizens may publicly resell the Main Street common stock they receive in the merger, but only within certain limitations as to the amount of Main Street common stock they can sell in any three-month period and as to the manner of sale. After this first anniversary, affiliates of Citizens who are not affiliates of Main Street may resell their shares without restriction. Main Street must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, for affiliates to continue to be able to resell under Rule 145 the shares of Main Street common stock they received in the merger. Affiliates would also be permitted to resell Main Street common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements. This proxy statement-prospectus does not cover any resales of Main Street common stock received by persons who may be deemed to be affiliates of Citizens.

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

General

        Citizens is a Delaware corporation governed by Delaware law and Citizens' certificate of incorporation and bylaws. Main Street is an Illinois corporation governed by Illinois law and Main Street's articles of incorporation and bylaws.

        In the merger, many stockholders of Citizens will receive shares of Main Street common stock which will include all rights attaching to shares of Main Street common stock. There are significant differences between the rights of Citizens' stockholders and the rights of Main Street's stockholders. The following is a summary of the principal differences between the rights.

        The following summary is not intended to be complete and is qualified in its entirety by reference to the Illinois Business Corporation Act and the Delaware General Corporation Law, as well as Main Street's articles of incorporation and bylaws and Citizens' certificate of incorporation and bylaws.

Anti-Takeover Provisions Generally

        Main Street's articles of incorporation and bylaws contain provisions designed to assist Main Street's board of directors in playing a role in any attempt by a group or person to acquire control of Main Street. These provisions are intended to enable Main Street's board of directors to protect the interests of Main Street and its stockholders under the circumstances. Aided by these provisions, Main Street may determine that a sale of control is in the best interests of Main Street's stockholders or will enhance the board's ability to maximize the value to be received by the stockholders upon a sale of control of Main Street.

        Although Main Street's management believes that these provisions are beneficial to Main Street's stockholders, they may also tend to discourage some takeover bids. As a result, Main Street's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Main Street may be able to avoid those expenditures of time and money.

        These provisions may also discourage open market purchases of Main Street common stock by a company that may desire to acquire Main Street. Those purchases may increase the market price of Main Street common stock temporarily and enable stockholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Main Street common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time consuming for a potential acquiror to obtain control of Main Street through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Main Street's stockholders to replace the board of directors or management, even if a majority of the stockholders believe that replacing the board of directors or management is in the best interests of Main Street. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

        Main Street.    Main Street is authorized to issue 15,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, no par value per share. As of September 30, 2004, 11,219,319 shares of Main Street common stock were issued, including 1,770,996 shares held by Main Street as treasury shares. No shares of Main Street preferred stock are issued and outstanding. The Main Street board of directors may authorize the issuance of additional shares of common stock without further action by its stockholders, unless applicable laws or regulations or a stock exchange on which Main Street's capital stock is listed requires stockholder action.

        Main Street may issue, without a stockholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend and liquidation rights as it specifies in its articles. The Main Street board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series will be convertible into or exchangeable for shares of any other class or series of Main Street capital stock, the voting powers if any of such series, and any other preferences, privileges and powers of such series.

        Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of Main Street, holders of its preferred stock, if any, will have priority over holders of common stock.

        The authority to issue additional shares of common stock or preferred stock provides Main Street with the flexibility necessary to meet its future needs without the delay resulting from the need to obtain stockholder approval for the issuance. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Main Street. The sale of a substantial number of shares of voting stock to persons who have an understanding with Main Street concerning the voting of such shares or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its stockholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Main Street.

        Citizens.    Citizens is authorized to issue 8,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the record date, 2,817,500 shares of Citizens common stock were issued, including 1,250,042 shares that are held by Citizens as treasury shares. No shares of Citizens preferred stock are issued and outstanding.

        Citizens' board of directors has substantially the same powers with respect to the issuance of common stock and preferred stock as does Main Street's board of directors described above.

Voting Rights

        Main Street.    Generally, holders of Main Street common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

        As stated above, Main Street's board of directors is authorized to issue up to 2,000,000 shares of preferred stock, and may designate various characteristics and rights of Main Street preferred stock, including voting and conversion rights. Main Street's board of directors may also authorize the conversion of shares of other classes of Main Street preferred stock into any number of shares of Main Street common stock and thus dilute the outstanding shares of Main Street common stock. Subject to the board's fiduciary duties, Main Street could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Main Street.

        Main Street's articles of incorporation do not provide for cumulative voting rights in the election of directors.

        Citizens.    Generally, holders of Citizens common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. However, under Citizens' certificate of incorporation, any stockholder that beneficially owns more than 10% of Citizens common stock can only vote the shares of stock that exceed the 10% limit in accordance with a formula contained in the certificate of incorporation.

        As stated above, Citizens' board of directors is authorized to issue up to 1,000,000 shares of preferred stock and may designate various characteristics and rights of Citizens preferred stock including issuance of the shares of preferred stock in series by filing a certificate pursuant to the applicable law of the state of Delaware. Citizens' board of directors may also increase or decrease the number of authorized shares of Citizens preferred stock by the affirmative vote of the holders of a majority of the Citizens common stock, without the vote of the holder of the preferred stock, or any series of preferred stock, unless such a vote is required by the terms of any preferred stock designation.

Classification of Board of Directors

        Main Street.    Main Street's articles of incorporation do not provide for the division of its board of directors into classes.

        Citizens.    Citizens' certificate of incorporation provides for the division of its board of directors into three classes of approximately equal size. Citizens' directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This board classification may make it more difficult for a stockholder to acquire immediate control of Citizens and remove management by means of a proxy contest. Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections would be necessary for stockholders to replace a majority of Citizens' directors, while a majority of directors of a non-classified board, such as Main Street's, could be replaced in one annual meeting.

Size of the Board of Directors; Qualifications; Vacancies; Removal

        Main Street.    Main Street's articles of incorporation provide that the size of the board of directors must consist of at least 9, but no more than 17, directors, as fixed by a majority of Main Street's directors. The articles of incorporation and bylaws also provide that any vacancy occurring on the board of directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

        Under the Illinois Business Corporation Act, a director may be removed, with or without cause, by the affirmative vote of a majority of stockholders.

        Citizens.    Citizens' certificate of incorporation and bylaws provide that the size of the board of directors may be changed from time to time pursuant to a resolution adopted by a majority of the board or directors. The bylaws also provide that any vacancy occurring on the board of directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

        Under Citizens' bylaws, to be eligible to serve as a director, an individual must meet the following qualifications:

  •
  his or her primary domicile must be in a county in which Citizens Savings Bank has its home office or a full service branch office;

  •
  he or she must be at least 21 years old;

  •
  he or she must meet any and all qualifications established for directors of bank holding companies and banks by any Federal or state banking agency having regulatory authority over Citizens or any of its subsidiaries;

  •
  he or she must not be an officer, director or employee of any depository institution or depository institution holding company other than Citizens or its subsidiary, or any other institutions in which Citizens may own stock;

  •
  he or she may not have been removed or disqualified by operation of law or regulation from being or serving as a stockholder, director, officer or employee of an insured financial institution, or have been the subject of a formal enforcement decision or order brought by any Federal or state banking regulatory agency; and

  •
  he or she must have a history of conducting his or her own personal and business affairs in a safe and sound manner, in accordance with applicable laws and without substantial conflicts of interest.

        Under the Delaware General Corporation Law, members of a classified board of directors may only be removed for cause, unless the certificate of incorporation provides otherwise. Citizens' certificate of incorporation provides that a director may only be removed for cause and only by the vote of 80% of holders of the shares eligible to vote in the election of directors. Citizens' certificate of incorporation does not contain a definition of "cause."

Stockholder Nominations and Proposals

        Main Street.    Main Street's bylaws provide that the only business that may be conducted at an annual meeting is the business brought before the meeting in Main Street's notice of the meeting, by or at the direction of the board of directors or by any stockholder who complies with the notice provisions set forth in Main Street's bylaws. For business to be brought by a stockholder at an annual meeting, the stockholder must have given timely notice, in writing, to the secretary of Main Street. To be timely, a stockholder's notice must be received at the principal executive offices of Main Street no less than 60 and no more than 90 days prior to the anniversary of the previous year's annual meeting.

        A stockholder's notice to the secretary must set forth, as to each matter the stockholder proposes to bring before the meeting:

  •
  a brief description of the matter;

  •
  the reasons for bringing the matter before the special meeting;

  •
  any material interest of the stockholder in such matter; and

  •
  the beneficial owner, if any, on whose behalf the proposal is made.

        The proposal also must include the stockholder's name and address, the name and address of any beneficial owner on whose behalf the proposal is made and the class and number of shares of capital stock owned by the stockholder and the beneficial owner, if any.

        Main Street's bylaws provide that nominations for election to Main Street's board of directors must be made only by the board of directors or by any stockholder entitled to vote who complies with the notice procedures set forth in the bylaws. Those notice provisions are comparable to those set forth above for new business to be brought before a stockholders' meeting, except that the stockholder may also make a nomination at a special meeting so long as the notice is delivered no less than 60 and no more than 90 days prior to the special meeting. The notice must set forth as to each person the stockholder wishes to nominate the nominee's name, age, address and occupation or employment, as well as the number of shares owned by the nominee.

        Citizens.    Citizens' bylaws contain a comparable stockholder proposal provision as that contained in Main Street's bylaws. The stockholder nomination provision in Citizens' bylaws are also comparable to those contained in Main Street's bylaws, except that there is no provision relating to nominations to be made at special meetings.

Special Meetings of Stockholders

        Main Street.    Main Street's bylaws provide that a special meeting of stockholders may be called at any time for any purpose permitted by law and the articles of incorporation by the president, a majority of the board of directors or the holders of at least one-fifth of the shares entitled to vote on the matter. The only business that may be conducted at a special meeting is that set forth in the notice of the special meeting.

        Citizens.    Citizens' certificate and bylaws provide that special meetings may be called only by the board of directors pursuant to a resolution adopted by a majority of the members of the entire board of directors. The only business that may be conducted at a special meeting is business brought by or at the direction of Citizens' board of directors.

Action by Written Consent

        Main Street.    Under Illinois law, unless a corporation's articles of incorporation provide otherwise, any action required to be taken at an annual or special meeting of stockholders may instead be adopted by a written consent signed by the holders of outstanding shares having at least the minimum number of votes that would be required to approve such action at a meeting. Main Street's articles of incorporation and bylaws do not limit this ability to take action by written consent.

        Citizens.    Citizens' certificate of incorporation prohibits its stockholders from taking action by written consent.

Dividends

        Main Street.    Main Street's ability to pay dividends is governed by Illinois corporate law. Under Illinois corporate law, dividends may be paid so long as after giving effect to their payment the corporation would not be insolvent and the corporation's net assets would not be less than zero or less than the maximum amount necessary at the time of payment of the dividends to satisfy any preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the dividends. Subject to Illinois law, Main Street's articles of incorporation state that the board of directors may declare and pay dividends from time to time.

        Most of the revenues of Main Street available for the payment of dividends derive from amounts paid to it by its banking subsidiaries. There are various statutory limitations that limit the ability of the subsidiaries to pay dividends to Main Street. Main Street's state-charted bank subsidiary is subject to the laws and regulations of the DFPR and to the regulations of the FDIC. If a bank's primary federal banking regulator determines that the bank is engaged or is about to engage in an unsafe or unsound banking practice, the regulator may require, after notice and hearing, that the bank cease and desist from such practice. Depending on the financial condition of the bank, an unsafe or unsound practice could include the payment of dividends. In particular, the federal banking agencies have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank may not pay a dividend if the payment would cause it to become undercapitalized or if it is already undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

        Citizens.    Citizens' ability to pay dividends on its common stock is governed by Delaware corporate law. Under Delaware corporate law, unless there are restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years. Dividends may not be declared, however, if the corporation's capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Subject to Delaware law, Citizens' bylaws state that the board of directors may declare dividends from time to time.

        Like Main Street, most of the revenues of Citizens available for the payment of dividends derive from amounts paid to it by its banking subsidiary. There are various statutory limitations that limit the ability of Citizens Savings Bank to pay dividends to Citizens, which are discussed above for Main Street.

Special Voting Requirements; Business Combinations

        Main Street.    Subject to contrary provisions in a corporation's articles of incorporation, the Illinois Business Corporation Act provides that a corporation may engage in any merger, consolidation or a sale or lease of all or substantially all of its assets if such transaction is approved by the corporation's board of directors and ratified by the vote of holders of two-thirds or more of the corporation's issued and outstanding shares of voting stock. Main Street's articles provide that holders of only a majority of Main Street common stock must approve this type of transaction.

        Citizens.    Subject to the special voting requirements discussed below, the Delaware General Corporation Law provides that a majority of the outstanding stock of a corporation is required to approve a merger or consolidation. Under Citizens' certificate of incorporation, holders of at least 80% of the voting stock must approve specified transactions with a 10% or more stockholder, generally referred to as an "interested stockholder." The transactions that are subject to these special approval requirements are:

  •
  any merger or consolidation of Citizens or any of its subsidiaries with an interested stockholder or a corporation that is an affiliate of an interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder or affiliate of an interested stockholder of any assets that have an aggregate fair market value equal to 25% of the combined assets of Citizens and its subsidiaries;

  •
  any issuance or transfer by Citizens or any subsidiary to any interested stockholder or affiliate of an interested stockholder of any securities that have an aggregate fair market value equal to 25% of the fair market value of the outstanding common stock of Citizens and its subsidiaries;

  •
  the adoption of a plan or proposal for the liquidation or dissolution of Citizens on behalf of any interested stockholder or affiliate of an interested stockholder; and

  •
  a reclassification of securities or recapitalization of Citizens that has the effect of increasing the proportionate ownership of an interested stockholder or affiliate of an interested stockholder.

        However, Citizens' certificate of incorporation states that approval of only a majority of the voting stock is needed if either:

  •
  the business combination with the interested stockholder does not involve any cash or other consideration being received by the Citizens stockholders and the business combination has been approved by a majority of disinterested directors; or

  •
  the business combination with the interested stockholder has been approved by a majority of disinterested directors, the consideration to be received by stockholders meets specified fair market price tests and the interested stockholder meets specified conditions.

        The amendment of these interested stockholder provisions of Citizens' certificate of incorporation requires the affirmative vote of holders of not less than 80% of Citizens' outstanding voting stock.

        In addition, Section 203(d) of the Delaware General Corporation Law prohibits Citizens from engaging in a business combination, as defined by the Delaware General Corporation Law, with an interested stockholder, defined as a person who owns, directly or indirectly, 15% or more of Citizens' outstanding voting stock, for a three year period from the date the person became an interested stockholder, referred to as the acquisition date, unless:

  •
  prior to the acquisition date, the Citizens board or directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction in which the stockholder became an interested stockholder, the stockholder owns at least 85% of Citizens' outstanding voting stock, excluding stock held by officers and directors and employee stock plans in which the participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or

  •
  on or after the acquisition date, the business combination is approved by the Citizens board of directors and by the Citizens stockholders at a duly called meeting, provided that stockholders owning at least two-thirds of Citizens' outstanding voting stock approve the business combination. When determining whether this two-thirds vote requirement has been satisfied, voting stock held by the interested stockholder is not included.

Amendment of Charter Documents

        Main Street.    Main Street may amend its articles of incorporation in any manner permitted by Illinois law. The Illinois Business Corporation Act provides that a corporation's articles of incorporation may be amended by holders of two-thirds or more of the shares entitled to be voted on an amendment, unless the corporation's articles of incorporations provide otherwise. Main Street's articles provide that they can be amended by holders of a majority of the shares of Main Street common stock entitled to be voted on an amendment.

        Main Street's board of directors may adopt, amend or repeal Main Street's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Main Street's stockholders.

        Citizens.    The Delaware General Corporation Law provides that amendments to a corporation's certificate of incorporation must be approved by holders of a majority of the issued and outstanding shares of a corporation's voting stock. However, Citizens' certificate of incorporation provides that specified amendments to the certificate of incorporation must be approved by 80% of the then outstanding shares of Citizens common stock entitled to vote generally for directors, voting as a single class. These specified provisions relate to the following:

  •
  the procedure to amend or repeal the certificate of incorporation;

  •
  the limitations on voting by stockholders that own more than 10% of the outstanding Citizens common stock;

  •
  the prohibition on action by written consent by stockholders;

  •
  the procedures for calling special meetings of stockholders;

  •
  the operation of the board of directors;

  •
  the amendment of Citizens' bylaws;

  •
  business combination transactions; and

  •
  indemnification and advancement of expenses.

        Citizens' bylaws provide that they may be amended at any meeting of its board of directors, provided that notice of the proposed change is given at least two days before the meeting is held. Stockholders may also amend the bylaws at any meeting of the stockholders, provided that notice of the proposed amendment is given in the notice of the meeting and the amendment is approved by the affirmative vote of 80% of the voting power of the outstanding common stock eligible to vote.

Limitations on Director Liability

        Main Street.    Main Street's articles of incorporation provide that a director will not be personally liable, to the fullest extent permitted by the Illinois Business Corporation Act, to Main Street or its stockholders for monetary damages resulting from the director's breach of his or her duty of care. The Illinois Business Corporation Act permits a corporation to limit a director's personal liability to this extent, except:

  •
  for any breach of a director's duty of loyalty to Main Street or its stockholders;

  •
  for actions, or the failure to take actions, not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for liability of directors for the unlawful payment of dividends or unlawful stock repurchases; or

  •
  for any transactions for which the director derived any improper personal benefit.

        Citizens.    Citizens' certificate of incorporation contains substantially the same limitation on the personal liability of its directors as Main Street's articles of incorporation.

Indemnification

        Main Street.    Under Illinois law, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement under certain circumstances. In certain types of actions, suits or proceedings, whether they are civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation, i.e., a "derivative action"), such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonable believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) resulting from the defense or settlement of such actions. In the case of derivative actions, Illinois law requires court approval before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise of any claim or defense, indemnification is required for expenses (including attorneys' fees) actually and reasonably incurred.

        Expenses incurred by a director, officer, employee or agent of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of any advance if it is ultimately determined that he or she is not entitled to be indemnified by the corporation as authorized by Illinois law.

        Main Street's articles of incorporation and bylaws provide for the indemnification of its directors and officers and of any person serving at the request of Main Street as a director, officer or partner of another enterprise, to the fullest extent permitted by Illinois law.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Main Street under the provisions described above, Main Street has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Citizens.    Citizens is subject to the provisions of Delaware law with respect to indemnification. Delaware and Illinois law are substantially the same in this area and Citizens' certificate of incorporation contains substantially the same provisions governing indemnification as Main Street's articles of incorporation.

Appraisal and Dissenters' Rights

        Main Street.    Under the Illinois Business Corporation Act, a stockholder is entitled in certain events to dissent from a corporate action and obtain the fair value in cash of his or her shares. These events include:

  •
  mergers, share exchanges and sales or leases of substantially all of the corporation's assets if the stockholder is entitled to vote on the transaction;

  •
  certain types of amendments of the corporation's articles of incorporation if the amendments materially and adversely affect a stockholder's rights; or

  •
  other corporate actions taken pursuant to a stockholder vote, to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides for dissenters' rights.

        Main Street's articles of incorporation and bylaws do not provide for any additional dissenters' rights.

        Citizens.    Under Section 262 of the Delaware General Corporation Law, stockholders of a Delaware corporation generally are entitled to demand appraisal in connection with a merger or consolidation and receive payment in cash of the fair value of their stock, as determined by the Delaware Court of Chancery. However, appraisal rights are not granted under Delaware law with respect to any transaction involving the sale, lease or exchange of substantially all of the assets of a corporation. In addition, appraisal rights are not available in certain circumstances with respect to shares of stock that are listed on a national securities exchange. Citizens' certificate of incorporation and bylaws do not provide for any additional appraisal rights. See "Special Meeting—Appraisal Rights" for additional information.

BUSINESS OF MAIN STREET

        Main Street is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Main Street was incorporated on August 12, 1999, and is the parent company of Main Street Bank & Trust and of FirsTech, Inc.

        On March 23, 2000, Main Street acquired all of the outstanding stock of BankIllinois, The First National Bank of Decatur, First Trust Bank of Shelbyville and FirsTech, Inc., following the merger of BankIllinois Financial Corporation and First Decatur Bancshares, Inc. into Main Street. Main Street subsequently merged its former banking subsidiary, First Trust Bank of Shelbyville, into BankIllinois effective June 19, 2002. On November 10, 2004, BankIllinois and The First National Bank of Decatur were merged into one bank named Main Street Bank & Trust.

        Main Street conducts the business of banking and offers trust services through Main Street Bank & Trust and retail payment processing through FirsTech. As of September 30, 2004, Main Street had total consolidated assets of $1.24 billion, total consolidated loans of approximately $726.3 million, total consolidated deposits of approximately $990.0 million, total consolidated stockholders' equity of $112.93 million and trust assets under administration of approximately $1.65 billion. Substantially all of Main Street's income is currently derived from dividends and management fees received from its subsidiaries.

        Financial and other information relating to Main Street, including information relating to its current directors and executive officers, is set forth in Main Street's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, Main Street's 2003 Annual Report on Form 10-K, Main Street's Proxy Statement for its 2003 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 15, 2004, and Main Street's Current Reports on Form 8-K filed during 2004, which are incorporated by reference in this proxy statement-prospectus and copies of which may be obtained from Main Street as indicated under "Where You Can Find More Information" on page    . See "Incorporation of Certain Information by Reference" on page    .

BUSINESS OF CITIZENS

General

        Citizens was incorporated under Delaware law in January 1996 to become the holding company for its bank subsidiary, Citizens Savings Bank. Citizens completed an initial public offering in May 1996 in connection with the conversion of Citizens Savings Bank from the mutual to stock form of ownership. Citizens Savings Bank's principal business consists of the acceptance of retail deposits from the general public in the area surrounding its branch offices and the investment of those deposits, together with funds generated from operations and borrowings, in commercial, agricultural, residential real estate mortgage, commercial real estate, consumer and other loans. Citizens Savings Bank's revenues are derived principally from interest on its mortgage, consumer and commercial loans, loan servicing fees and, to a lesser extent, the interest on its securities. Citizens Savings Bank's primary source of funds are deposits, principal and interest payments on loans and securities, borrowings from the Federal Home Loan Bank of Chicago and, to a lesser extent, proceeds from the sale of loans and securities.

        As of September 30, 2004, Citizens had total consolidated assets of approximately $327.1 million, total consolidated loans of approximately $240.1 million, total consolidated deposits of approximately $231.4 million and total consolidated stockholders' equity of approximately $34.2 million. Citizens currently conducts business from its five central Illinois branch locations—three in Bloomington, one in Fairbury and one in Normal, Illinois.

        The principal executive offices of Citizens are located at 2101 North Veterans Parkway, Bloomington, Illinois, and its telephone number is 309-661-8700. Additional information with respect to Citizens and Citizens Savings Bank is included elsewhere in this proxy statement-prospectus and in documents incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information."

Management and Additional Information

        Certain information relating to executive compensation, various benefit plans (including stock option plans), certain relationships and related transactions and other related matters as to Citizens is incorporated by reference from Citizens' Annual Report on Form 10-K for the year ended December 31, 2003. Stockholders who wish to receive copies of such documents may contact Citizens at its address or telephone number indicated under "How To Obtain Addition Information."

Security Ownership of Directors, Executive Officers and 5% Shareholders

SECURITY OWNERSHIP OF DIRECTORS,
MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

Name	Amount and Nature of Beneficial Ownership (1)		Ownership As a Percent of Class
Borngasser, L. Carl.	25,266		1.6%
Hoeferle, Harold L.	10,719	(2)	**
Hogan, Martin L.	7,847	(3)	**
Landefeld, C. William (Executive Officer and Director)	154,478	(4)	9.6%
Mier, Arthur W.	7,569	(5)	**
Smiley, Dallas G. (Executive Officer)	83,586	(4)	5.2%
Thompson, Dr. Lowell M.	32,985		2.1%
Webb, Mary Ann	3,600	(6)	**
All directors and executive officers as a group	326,050	(7)	19.6%

(1)
Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.

(2)
Includes 2,000 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 2,000 shares subject to unexercisable options granted under the Incentive Plan. Shares subject to options are exercisable on a cumulative basis in five equal annual installments commencing on January 29, 2002.

(3)
Includes 6,000 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options granted under the Incentive Plan. Shares subject to options are exercisable on a cumulative basis in five equal annual installments commencing on January 28, 2003.

(4)
Includes 40,650 and 40,650 shares subject to options granted to Messrs. Landefeld and Smiley, respectively, under the Incentive Plan which are currently exercisable. Shares subject to options granted under the Incentive Plan commenced vesting at a rate of 20% per year beginning November 12, 1997.

(5)
Includes 2,500 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within 60 days. Shares subject to options became exercisable on a cumulative basis in five equal annual installments commencing on April 26, 1999.

(6)
Includes 2,000 shares subject to options granted under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes 8,000 shares subject to unexercisable options granted under the Incentive Plan. Shares subject to options are exercisable on a cumulative basis in five equal annual installments commencing on December 15, 2004.

(7)
Includes a total of 93,800 options granted under the Incentive Plan which are currently exercisable or will become exercisable within 60 days and excludes a total of 14,000 shares subject to unexercisable options granted under the Incentive Plan.

**
Less than 1% ownership as a percent of class.

SECURITY OWNERSHIP OF SHAREHOLDER
HOLDING 5% OR MORE

Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Citizens Savings Bank Employee Stock Ownership Plan ("ESOP") 2101 North Veterans Parkway Bloomington, Illinois 61704	200,931	(1)	12.9%
C. William Landefeld 2101 North Veterans Parkway Bloomington, Illinois 61704	154,478	(2)	9.6%
Investors of America, Limited Partnership 504 Highway, #395 N #8-00508 Gardnerville, Nevada 89410	156,493	(3)	10.0%
Dallas G. Smiley 2101 North Veterans Parkway Bloomington, Illinois 61704	83,586	(4)	5.2%

  (1)
  Shares of Common Stock were acquired by the ESOP in the Bank's conversion from mutual to stock form (the "Conversion"). The ESOP Committee administers the ESOP. First Bankers Trust Company has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. As of September 30, 2004, all 200,931 shares have been allocated to ESOP participants' accounts.

  (2)
  The above amount includes 13,225 shares which are owned by Mr. Landefeld's wife over which Mr. Landefeld shares voting and investment power. Mr. Landefeld has sole voting and investment power with respect to all other shares. The amount above includes 40,650 shares subject to options previously granted to Mr. Landefeld which are currently exercisable.

  (3)
  Based upon information disclosed in Schedule 13G filed with the SEC on February 13, 2002.

  (4)
  The amount above includes 40,650 shares subject to options previously granted to Mr. Smiley which are currently exercisable.

OTHER MATTERS

        As of the date of this proxy statement-prospectus, Citizens' board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the Citizens special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy statement-prospectus will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

STOCKHOLDER PROPOSALS

        It is not currently anticipated that Citizens will hold its annual meeting in 2005, unless the merger has not been completed or the merger agreement has been terminated.

EXPERTS

        The consolidated financial statements of Main Street and its subsidiaries have been incorporated by reference herein in this proxy statement-prospectus and in the registration statement in reliance upon the reports of McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in their report, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Citizens and its subsidiaries have been incorporated by reference herein in this proxy statement-prospectus and in the registration statement in reliance upon the reports of BKD, LLP, independent accountants, to the extent and for the periods indicated in their report, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

CERTAIN OPINIONS

        The legality of the Main Street common stock to be issued as a result of the merger will be passed upon for Main Street by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

        Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP has delivered an opinion concerning material federal income tax consequences of the Merger. See "Description of Transaction—Material Federal Income Tax Consequences of the Merger."

WHERE YOU CAN FIND MORE INFORMATION

        Main Street and Citizens file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        Main Street filed a registration statement with the Securities and Exchange Commission under the Securities Act relating to the Main Street common stock offered to Citizens stockholders. The registration statement contains additional information about Main Street and the Main Street common stock. The Securities and Exchange Commission allows Main Street to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission's public reference facilities described above. The registration statement is also available on the Securities and Exchange Commission's internet site.

INFORMATION INCORPORATED BY REFERENCE

        This proxy statement-prospectus incorporates important business and financial information about Main Street and Citizens that is not included in or delivered with this proxy statement-prospectus.

        The following documents filed with the Securities and Exchange Commission by Main Street are incorporated by reference in this proxy statement-prospectus (Securities and Exchange Commission File No. 000-30031):

  (1)
  Main Street's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (2)
  Main Street's Current Report on Form 10-Q dated March 31, 2004;

  (3)
  Main Street's Current Report on Form 10-Q dated June 30, 2004;

  (4)
  Main Street's Current Report on Form 10-Q dated September 30, 2004;

  (5)
  Main Street's Current Report on Form 8-K dated January 23, 2004;

  (6)
  Main Street's Current Report on Form 8-K dated April 26, 2004;

  (7)
  Main Street's Current Report on Form 8-K dated July 27, 2004;

  (8)
  Main Street's Current Report on Form 8-K dated October 25, 2004;

  (9)
  Main Street's Current Report on Form 8-K dated November 8, 2004; and

  (10)
  Main Street's Current Report on Form 8-K dated December 16, 2004.

        Main Street also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement-prospectus and before the special meeting.

        The following documents filed with the Securities and Exchange Commission by Citizens are incorporated by reference in this proxy statement-prospectus (Securities and Exchange Commission File No. 001-14274):

  (1)
  Citizens' Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (2)
  Citizens' Current Report on Form 10-Q dated March 31, 2004;

  (3)
  Citizens' Current Report on Form 10-Q dated June 30, 2004;

  (4)
  Citizens' Current Report on Form 10-Q dated September 30, 2004;

  (5)
  Citizens' Current Report on Form 8-K dated January 27, 2004;

  (6)
  Citizens' Current Report on Form 8-K dated February 5, 2004;

  (7)
  Citizens' Current Report on Form 8-K dated May 3, 2004;

  (8)
  Citizens' Current Report on Form 8-K dated November 2, 2004; and

  (9)
  Citizens' Current Report on Form 8-K dated November 8, 2004.

        Citizens also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement-prospectus and before the special meeting.

        You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus contains information about how such requests should be made.

        All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Main Street was supplied by Main Street, and all information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Citizens was supplied by Citizens.

PLEASE NOTE

        We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

        This proxy statement-prospectus has been prepared as of [            ], 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of Main Street will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AMONG

MAIN STREET TRUST, INC.,

CITIZENS ACQUISITION LLC

AND

CITIZENS FIRST FINANCIAL CORP.

NOVEMBER 7, 2004

ARTICLE 1 Definitions		A-8
1.1	Definitions	A-8
1.2	Principles of Construction	A-13
ARTICLE 2 The Merger		A-14
2.1	The Merger	A-14
2.2	Effective Time; Closing	A-14
2.3	Effects of Merger	A-14
2.4	Certificate of Formation	A-14
2.5	Operating Agreement	A-14
2.6	Manager	A-14
2.7	MSTI's Deliveries at Closing	A-15
2.8	Citizens' Deliveries at Closing	A-16
2.9	Alternative Structure	A-17
2.10	Absence of Control	A-17
ARTICLE 3 Conversion of Securities in the Merger		A-17
3.1	Additional Definitions	A-17
3.2	Manner of Merger	A-18
3.3	Election Procedures	A-19
3.4	Rights as Stockholders; Stock Transfers	A-21
3.5	Fractional Shares	A-21
3.6	Exchange Procedures	A-21
3.7	Anti-Dilution Provisions	A-22
3.8	Tax Free Reorganization	A-22
3.9	Dissenting Shares	A-22
ARTICLE 4 Representations and Warranties of Citizens		A-23
4.1	Citizens Organization	A-23
4.2	Citizens Subsidiary Organization	A-23
4.3	Authorization; Enforceability	A-23
4.4	No Conflict	A-24
4.5	Citizens Capitalization	A-24
4.6	Citizens Subsidiary Capitalization	A-25
4.7	Financial Statements and Reports	A-25
4.8	Books and Records	A-26
4.9	Title to Properties	A-26
4.10	Condition and Sufficiency of Assets	A-26
4.11	Loans; Allowance for Loan and Lease Losses	A-27
4.12	Undisclosed Liabilities; Adverse Changes	A-27
4.13	Taxes	A-27
4.14	Compliance with ERISA	A-27
4.15	Compliance with Legal Requirements	A-28
4.16	Legal Proceedings; Orders	A-28
4.17	Absence of Certain Changes and Events	A-29
4.18	Properties, Contracts and Employee Benefit Plans	A-30
4.19	No Defaults	A-32
4.20	Insurance	A-33
4.21	Compliance with Environmental Laws	A-33
4.22	Regulatory Filings	A-33

4.23	Fiduciary Accounts	A-34
4.24	Indemnification Claims	A-34
4.25	Insider Interests	A-34
4.26	Brokerage Commissions	A-34
4.27	Approval Delays	A-34
4.28	Code Sections 280G and 4999	A-34
4.29	Disclosure	A-34
ARTICLE 5 Representations and Warranties of MSTI and Acquisition LLC		A-35
5.1	MSTI Organization	A-35
5.2	MSTI Subsidiary Organization	A-35
5.3	Authorization; Enforceability	A-35
5.4	No Conflict	A-35
5.5	MSTI Capitalization	A-36
5.6	MSTI Subsidiary Capitalization	A-36
5.7	Financial Statements and Reports	A-36
5.8	Books and Records	A-37
5.9	Title to Properties	A-37
5.10	Condition and Sufficiency of Assets	A-37
5.11	Loans; Allowance for Loan and Lease Losses	A-38
5.12	Undisclosed Liabilities; Adverse Changes	A-38
5.13	Taxes	A-38
5.14	Compliance with ERISA	A-38
5.15	Compliance With Legal Requirements	A-39
5.16	Legal Proceedings; Orders	A-39
5.17	Absence of Certain Changes and Events	A-40
5.18	Material Contracts	A-40
5.19	No Defaults	A-40
5.20	Compliance with Environmental Laws	A-40
5.21	Regulatory Filings	A-41
5.22	Indemnification Claims	A-41
5.23	Brokerage Commissions	A-41
5.24	Approval Delays	A-41
5.25	Disclosure	A-41
5.26	Financial Resources	A-41
ARTICLE 6 Citizens' Covenants		A-41
6.1	Access and Investigation	A-41
6.2	Operation of Citizens and Citizens Subsidiaries	A-42
6.3	Negative Covenant	A-43
6.4	Subsequent Citizens Financial Statements; Securities Reports	A-43
6.5	Title to Real Estate	A-44
6.6	Surveys	A-44
6.7	Environmental Investigation	A-44
6.8	Advice of Changes	A-44
6.9	Other Offers	A-45
6.10	Voting Agreement	A-45
6.11	Stockholders' Meeting	A-45
6.12	Information Provided to MSTI	A-46
6.13	Treatment of Employee Benefit Plans	A-46
6.14	Stock Options	A-46
6.15	Data and Item Processing Agreements	A-46

6.16	Tax Matters	A-46
6.17	Officer and Other Agreements	A-47
6.18	Accounting and Other Adjustments	A-47
6.19	LaSalle Loan	A-47
ARTICLE 7 MSTI's Covenants		A-47
7.1	Access and Investigation	A-47
7.2	Subsequent MSTI Financial Statements; Securities Reports	A-48
7.3	Advice of Changes	A-48
7.4	Information Provided to Citizens	A-48
7.5	Indemnification; Director and Officer Insurance	A-48
7.6	Employee Benefits	A-49
7.7	Authorization and Reservation of MSTI Common Stock	A-49
7.8	Subsidiary Board Seat	A-49
7.9	Negative Covenants	A-49
ARTICLE 8 Covenants of All Parties		A-49
8.1	Regulatory Approvals	A-49
8.2	SEC Registration	A-50
8.3	Necessary Approvals	A-50
8.4	Customer and Employee Relationships	A-50
8.5	Publicity	A-50
8.6	Best Efforts; Cooperation	A-50
ARTICLE 9 Conditions Precedent to Obligations of MSTI		A-51
9.1	Accuracy of Representations and Warranties	A-51
9.2	Citizens' Performance	A-51
9.3	Documents Satisfactory	A-51
9.4	Corporate Approval	A-51
9.5	No Proceedings	A-51
9.6	Absence of Material Adverse Changes	A-51
9.7	Consents and Approvals	A-51
9.8	No Prohibition	A-51
9.9	Registration Statement	A-51
9.10	Dissenting Shares	A-51
9.11	Employment Agreements	A-52
9.12	Tax Opinion	A-52
9.13	Minimum Stockholders' Equity	A-52
9.14	Allowance for Loan and Lease Losses	A-52
9.15	Citizens Capitalization	A-52
9.16	Transactional Expenses	A-52
ARTICLE 10 Conditions Precedent to the Obligations of Citizens		A-52
10.1	Accuracy of Representations and Warranties	A-52
10.2	MSTI's Performance	A-52
10.3	Documents Satisfactory	A-52
10.4	Corporate Approval	A-52
10.5	No Proceedings	A-52
10.6	Absence of Material Adverse Changes	A-53
10.7	Consents and Approvals	A-53
10.8	No Prohibitions	A-53
10.9	Registration Statement	A-53
10.10	Tax Opinion	A-53

10.11	Fairness Opinion	A-53
ARTICLE 11 Termination		A-53
11.1	Reasons for Termination and Abandonment	A-53
11.2	Effect of Termination	A-54
11.3	Expenses	A-54
11.4	Citizens Termination Payments	A-54
11.5	MSTI Termination Payments	A-56
ARTICLE 12 Miscellaneous		A-56
12.1	Governing Law	A-56
12.2	Assignments, Successors and No Third Party Rights	A-56
12.3	Waiver	A-56
12.4	Notices	A-57
12.5	Entire Agreement	A-58
12.6	Modification	A-58
12.7	Severability	A-58
12.8	Further Assurances	A-58
12.9	Survival	A-58
12.10	Counterparts	A-58

EXHIBIT INDEX

A	Form of Legal Opinion of Counsel to MSTI
B	Form of Legal Opinion of Counsel to Citizens
C	Form of Stock Option Cancellation Agreement
D	Form of Voting Agreement
E-1	Form of Landefeld Employment Agreement
E-2	Form of Smiley Employment Agreement
F	Description of Tax Opinion
G	Index Companies

SCHEDULE INDEX

Citizens Schedules
4.1	Citizens Organization
4.2	Citizens Subsidiary Organization
4.4	No Conflict
4.5	Citizens Capitalization
4.6	Citizens Subsidiary Capitalization
4.7	Financial Statements and Reports
4.9	Title to Properties
4.11	Loans; Allowance for Loan and Lease Losses
4.12	Undisclosed Liabilities; Adverse Changes
4.14	Compliance with ERISA
4.15	Compliance with Legal Requirements
4.16	Legal Proceedings; Orders
4.17	Absence of Certain Changes and Events
4.18	Properties, Contracts and Employee Benefit Plans
4.19	No Defaults
4.20	Insurance
4.21	Compliance with Environmental Laws
4.25	Insider Interests
4.26	Brokerage Commissions
4.28	Code Sections 280G and 4999
MSTI Schedules
5.4	No Conflict
5.5	MSTI Capitalization
5.9	Title to Properties
5.12	Undisclosed Liabilities; Adverse Changes
5.14	Compliance with ERISA
5.15	Compliance With Legal Requirements
5.16	Legal Proceedings; Orders
5.17	Absence of Certain Changes and Events
5.18	Material Contracts
5.19	No Defaults
5.20	Compliance with Environmental Laws
5.23	Brokerage Commissions

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of November 7, 2004 (the "Agreement Date"), among MAIN STREET TRUST, INC., an Illinois corporation ("MSTI"), CITIZENS FIRST FINANCIAL CORP., a Delaware corporation ("Citizens"), and CITIZENS ACQUISITION LLC, a Delaware limited liability company ("Acquisition LLC").

RECITALS

        A.    The parties to this Agreement desire to effect a reorganization whereby MSTI desires to acquire control of Citizens through the merger (the "Merger") of Citizens with and into Acquisition LLC, with Acquisition LLC being the surviving entity as a wholly owned subsidiary of MSTI (the "Surviving Entity").

        B.    Pursuant to the terms of this Agreement, each outstanding share of the common stock of Citizens, $0.01 par value per share ("Citizens Common Stock"), shall be converted at the effective time of the Merger into the right to receive: (a) shares of common stock of MSTI, $0.01 par value per share ("MSTI Common Stock"); (b) cash; or (c) a combination of MSTI Common Stock and cash, all in the amounts set forth in this Agreement.

        C.    The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

        In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

        1.1    Definitions.    In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

          (a)   "Adjusted Stockholders' Equity" means the consolidated tangible stockholders' equity of Citizens, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of Citizens for all periods ending on or prior to the Determination Date, but adjusted to exclude: (i) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by Citizens or the Bank in connection with this Agreement and the Contemplated Transactions, including Citizens Transactional Expenses and any Remediation Cost (as defined in Section 6.7); (ii) changes in stockholders' equity resulting from the exercise or cash-out of any Citizens Stock Options from September 30, 2004, to the Closing Date (as defined below); (iii) any realized gains or losses resulting from sales of investment securities effected by Citizens or any Citizens Subsidiary between September 30, 2004, and the Closing Date; (iv) any realized gains on the sale of any branch or on any other extraordinary sales; (v) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; and (vi) any accounting or other adjustments made pursuant to Section 6.18. Citizens' Adjusted Stockholders' Equity shall be calculated by Citizens' independent auditors, in consultation with MSTI's independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. For purposes of this calculation, Citizens shall assume a tax rate of 34%. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by MSTI's independent auditors, which approval shall not be unreasonably withheld.

          (b)   "Affiliate" means with respect to:

              (i)  a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

             (ii)  a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

          (c)   "Bank" means Citizens Savings Bank, an Illinois chartered savings bank with its main office located in Bloomington, Illinois, and a wholly-owned subsidiary of Citizens.

          (d)   "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          (e)   "Breach" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

          (f)    "Business Day" means any day on which the trading of stock occurs on the OTCBB.

          (g)   "Call Reports" means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

          (h)   "Citizens SEC Documents" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Citizens with the SEC.

          (i)    "Citizens Stockholder" means a holder of record of Citizens Common Stock.

          (j)    "Citizens Stock Option" means each of the stock options granted by Citizens prior to the Agreement Date to a person under the terms of the Citizens Stock Option Plan or otherwise, and that is outstanding on the Agreement Date.

          (k)   "Citizens Stock Option Plan" means the Citizens 1997 Stock Based Incentive Plan.

          (l)    "Citizens Subsidiary" means any Subsidiary of Citizens.

          (m)  "Citizens Transactional Expenses" means: (i) all transaction costs of Citizens necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Citizens in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the Proxy Statement to Citizens Stockholders and obtaining the approval of Citizens Stockholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of Citizens or any Citizens Subsidiary under any Contract or plan as a result of the Contemplated Transactions; and (v) all other non-payroll related costs and expenses in each case incurred or to be incurred by Citizens through the Effective Time in connection with this Agreement and the Contemplated Transactions.

          (n)   "Code" means the Internal Revenue Code of 1986, as amended.

          (o)   "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by MSTI, Acquisition LLC and Citizens of their respective covenants and obligations under this Agreement; (iii) MSTI's acquisition of control of Citizens and, indirectly, the Bank; and (iv) MSTI's issuance of registered shares of MSTI Common Stock and payment of cash in exchange for shares of Citizens Common Stock.

          (p)   "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

          (q)   "CRA" means the Community Reinvestment Act, as amended.

          (r)   "Delaware Act" means the Delaware Limited Liability Company Act, as amended.

          (s)   "Determination Date" means the close of business on the last Business Day preceding the Closing Date.

          (t)    "DFPR" means all the Illinois Department of Professional and Financial Regulation.

          (u)   "DGCL" means the Delaware General Corporation Law, as amended.

          (v)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (w)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (x)   "Family" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

          (y)   "FDIC" means the Federal Deposit Insurance Corporation.

          (z)   "Federal Reserve" means the Board of Governors of the Federal Reserve System.

          (aa)   "GAAP" means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of MSTI or Citizens, as the case may be.

          (bb)   "Index Value" means, for a given date, the average of the closing prices per share of each of the common stock of the companies listed on Exhibit G as reported on the New York Stock Exchange, The Nasdaq Stock Market or the American Stock Exchange, as applicable, as of such date.

          (cc)   "Knowledge" with respect to:

              (i)  an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

             (ii)  a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

          (dd)   "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

          (ee)   "Material Adverse Effect" with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally.

          (ff)    "Material Interest" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

          (gg)   "MSTI SEC Documents" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by MSTI with the SEC.

          (hh)   "MSTI Subsidiary" means any Subsidiary of MSTI.

          (ii)     "Old Certificates" means certificates formerly representing shares of Citizens Common Stock.

          (jj)     "Order" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (kk)   "Ordinary Course of Business" means any action taken by a Person only if such action:

              (i)  is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

             (ii)  is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

            (iii)  is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (ll)     "OTCBB" means the over-the-counter bulletin board.

          (mm)   "OTS" means the Office of Thrift Supervision.

          (nn)   "Per Share Cash Consideration" means an amount equal to Thirty-Five Dollars ($35.00), in cash.

          (oo)   "Per Share Stock Consideration" means 1.1051 shares of MSTI Common Stock, calculated as the quotient of (i) Thirty-Five Dollars ($35.00), divided by (ii) Thirty-One Dollars and Sixty-Seven Cents ($31.67).

          (pp)   "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (qq)   "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (rr)    "Proxy Statement" means the proxy statement-prospectus to be used by Citizens in connection with the solicitation by its board of directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.11.

          (ss)    "Regulatory Authority" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Citizens, MSTI or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the DFPR, the FDIC and the OTS.

          (tt)    "Representative" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (uu)   "SEC" means the Securities and Exchange Commission.

          (vv)   "Securities Act" means the Securities Act of 1933, as amended.

          (ww)   "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (xx)   "Tax" means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (yy)   "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (zz)   "Threatened" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

        1.2    Principles of Construction.

          (a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Champaign, Illinois time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

          (b)   The Schedules referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement, which Schedules were delivered by Citizens to MSTI or by MSTI to Citizens, as applicable, before the Agreement Date. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which they reasonably relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          (c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2
THE MERGER

        2.1    The Merger.    Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Delaware Act, at the Effective Time (as defined below), Citizens shall be merged with and into Acquisition LLC pursuant to the provisions of, and with the effects provided in, the DGCL and the Delaware Act, the separate corporate existence of Citizens shall cease and Acquisition LLC will be the Surviving Entity. As a result of the Merger, each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as defined and provided in Article 3.

        2.2    Effective Time; Closing.

          (a)   Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the "Closing") shall occur through the mail or at a place that is mutually acceptable to MSTI and Citizens, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the end of the calendar month in which all of the following conditions are satisfied: (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in Articles 9 and 10; whichever is later, or at such other time as Citizens and MSTI may agree in writing (the "Closing Date"). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b)   The parties hereto agree to file an appropriate certificate of merger as contemplated by Section 264 of the DGCL and Section 18-209 of the Delaware Act, with the Secretary of State of the State of Delaware. The Merger shall be effective on the Closing Date and at the time stated in the certificate of merger filed with the Secretary of State of the State of Delaware (the "Effective Time").

        2.3    Effects of Merger.    At the Effective Time, the effect of the Merger shall be as provided in Section 264 of the DGCL and Section 18-209 of the Delaware Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition LLC and Citizens shall be vested in the Surviving Entity, and all debts, liabilities and duties of Acquisition LLC and Citizens shall become the debts, liabilities and duties of the Surviving Entity.

        2.4    Certificate of Formation.    At the Effective Time, the certificate of formation of Acquisition LLC, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law.

        2.5    Operating Agreement.    At the Effective Time, the operating agreement of Acquisition LLC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

        2.6    Manager.    From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of formation and operating agreement of the Surviving Entity, the manager of the Surviving Entity shall be the manager of Acquisition LLC immediately prior to the Effective Time.

        2.7    MSTI's Deliveries at Closing.    At the Closing, MSTI shall deliver or cause to be delivered the following items to or on behalf of Citizens:

          (a)   a good standing certificate for MSTI issued by the Secretary of State of the State of Illinois and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (b)   a copy of the articles of incorporation of MSTI certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

          (c)   a certificate of the Secretary or any Assistant Secretary of MSTI dated the Closing Date certifying a copy of the bylaws of MSTI;

          (d)   copies of resolutions of the board of directors of MSTI approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of MSTI;

          (e)   copies of resolutions of the manager and the sole member of Acquisition LLC approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the manager of Acquisition LLC;

          (f)    a good standing certificate for Acquisition LLC issued by the Secretary of State of the State of Delaware, and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (g)   a copy of the certificate of formation of Acquisition LLC certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (h)   a certificate of the manager of Acquisition LLC dated the Closing Date certifying a copy of the operating agreement of Acquisition LLC;

          (i)    a certificate executed by the manager of Acquisition LLC, dated the Closing Date, stating that: (i) all of the representations and warranties of Acquisition LLC set forth in this Agreement, as the same may have been updated pursuant to Section 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Acquisition LLC has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition LLC shall have performed and complied in all respects with such covenants and obligations;

          (j)    a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of MSTI, dated the Closing Date, stating that: (i) all of the representations and warranties of MSTI set forth in this Agreement, as the same may have been updated pursuant to Section 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) MSTI has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however,that to the extent performance and compliance with such covenants and obligations are subject in this

  Agreement to a standard of materiality, MSTI shall have performed and complied in all respects with such covenants and obligations;

          (k)   a legal opinion of MSTI's counsel dated the Closing Date in the form attached as Exhibit A;

          (l)    the tax opinion described in Section 10.10; and

          (m)  such other documents as Citizens may reasonably request.

        All of such items shall be reasonably satisfactory in form and substance to Citizens and its counsel.

        2.8    Citizens' Deliveries at Closing.    At the Closing, Citizens shall deliver or cause to be delivered the following items to or on behalf of MSTI:

          (a)   a good standing certificate for Citizens issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois and dated in each case not more than fifteen (15) Business Days prior to the Closing Date;

          (b)   a copy of the certificate of incorporation of Citizens certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (c)   a certificate of the Secretary or any Assistant Secretary of Citizens dated the Closing Date certifying a copy of the bylaws of Citizens;

          (d)   copies of resolutions of the board of directors and Citizens Stockholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Citizens;

          (e)   a good standing certificate for the Bank issued by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (f)    a copy of the charter of the Bank certified by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

          (g)   a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

          (h)   a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of Citizens, dated the Closing Date, stating that: (i) all of the representations and warranties of Citizens set forth in this Agreement, as the same may have been updated pursuant to Section 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Citizens has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Citizens shall have performed and complied in all respects with such covenants and obligations; and

          (i)    a list of all Citizens Stockholders as of the Determination Date and a list of all Persons as of the Determination Date who have the right at any time to acquire shares of Citizens Common Stock, certified in each case by the Secretary or any Assistant Secretary of Citizens;

          (j)    owner's title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to MSTI in accordance with the title commitments delivered by Citizens to MSTI in accordance with Section 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of Citizens or the Bank;

          (k)   a legal opinion of Citizens' counsel dated the Closing Date in the form attached as Exhibit B;

          (l)    a certificate of each of Citizens' legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by Citizens prior to and including the Effective Time have been paid in full;

          (m)  a resignation from each of the directors and executive officers of Citizens and the Bank, all as the same may be identified in writing by MSTI, from such individual's position as a director and/or an officer of Citizens and/or the Bank, as the case may be;

          (n)   a Stock Option Cancellation Agreement between Citizens and any holder of Citizens Stock Options, in the form attached as Exhibit C; and

          (o)   such other documents as MSTI may reasonably request.

        All of such items shall be reasonably satisfactory in form and substance to MSTI and its counsel.

        2.9    Alternative Structure.    Notwithstanding anything contained herein to the contrary, upon receipt of Citizens' prior written consent (which consent shall not be unreasonably withheld), MSTI may specify, for any reasonable business, tax or regulatory purpose, that, before the Effective Time, MSTI, Acquisition LLC and Citizens shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of Citizens with any Affiliate of MSTI, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the Citizens Stockholders.

        2.10    Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither MSTI nor Citizens by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER

        3.1    Additional Definitions.    In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

          (a)   "Aggregate Cash Election Number" means the aggregate number of Cash Election Shares, Non-Election Shares and Mandatory Election Shares (as each such term is defined in Section 3.3(b)) held by all Citizens Stockholders.

          (b)   "Aggregate Stock Election Number" means the aggregate number of Stock Election Shares (as defined in Section 3.3(b)) held by all Election Stockholders.

          (c)   "Cash Election Excess Amount" means the amount, if any, by which the Aggregate Cash Election Number exceeds the Required Cash Election Number.

          (d)   "Cash Election Percentage" means, for each Election Stockholder, the quotient of: (i) such stockholder's Individual Cash Election Number; divided by (ii) the Aggregate Cash Election Number.

          (e)   "Election Stockholder" means a Citizens Stockholder that is not a Mandatory Cash Stockholder.

          (f)    "Individual Cash Election Number" means the number of Cash Election Shares and Non-Election Shares held by an Election Stockholder.

          (g)   "Individual Stock Election Number" means the number of Stock Election Shares held by an Election Stockholder.

          (h)   "Mandatory Cash Stockholder" means a Citizens Stockholder that holds fewer than one hundred (100) shares of Citizens Common Stock at the Effective Time.

          (i)    "Outstanding Citizens Shares" means the number of shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares held as treasury stock.

          (j)    "Stock Election Excess Amount" means the amount, if any, by which the Aggregate Stock Election Number exceeds the Required Stock Election Number.

          (k)   "Stock Election Percentage" means, for each Election Stockholder, the quotient of: (i) such stockholder's Individual Stock Election Number; divided by (ii) the Aggregate Stock Election Number.

          (l)    "Required Cash Election Number" means the number equal to fifty percent (50%) of the Outstanding Citizens Shares.

          (m)  "Required Stock Election Number" means the number equal to fifty percent (50%) of the Outstanding Citizens Shares.

        3.2    Manner of Merger.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a)   Each membership interest of Acquisition LLC issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving Entity.

          (b)   Each share of Citizens Common Stock held by any Election Stockholder (other than shares held by Citizens or any Citizens Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted, subject to the election of the holder as provided in, and subject to the limitations set forth in, this Article, into: (i) the Per Share Stock Consideration, or (ii) the Per Share Cash Consideration. The Per Share Cash Consideration that may be paid, on an aggregate basis, to Citizens Stockholders is referred to herein as the "Cash Consideration," and the Per Share Stock Consideration that may be paid, on an aggregate basis, to Citizens Stockholders is referred to herein as the "Stock Consideration." The Cash Consideration and the Stock Consideration are referred to herein collectively as the "Merger Consideration." Each Outstanding Citizens Share held by any Mandatory Cash Stockholder (other than shares held by Citizens or any Citizens Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration.

          (c)   Each share of Citizens Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (d)   An Election Stockholder may, upon the making of a proper election under Section 3.3, elect to receive all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration in exchange for their shares of Citizens Common Stock.

          (e)   Notwithstanding any other provision contained in this Agreement, on an aggregate basis, fifty percent (50%) of the Outstanding Citizens Shares shall be converted into the Stock Consideration and the remaining fifty percent (50%) of the Outstanding Citizens Shares shall be converted into the Cash Consideration.

        3.3    Election Procedures.

          (a)   An election form in such form as MSTI and Citizens shall mutually agree (an "Election Form") shall be mailed no later than the Mailing Date (as defined below) to each Election Stockholder as of the Effective Time. The "Mailing Date" shall be the date that is ten (10) Business Days after the Effective Time.

          (b)   Each Election Form shall entitle the Election Stockholder (or the beneficial owner of Citizens Common Stock through appropriate and customary documentation and instructions) to: (i) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"); (ii) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"); (iii) elect to receive the Stock Consideration with respect to some of such holder's shares and the Cash Consideration with respect to such holder's remaining shares (a "Mixed Election"), provided that no Citizens Stockholder may make a Mixed Election in which such Citizens Stockholder elects to receive the Stock Consideration with respect to fewer than one hundred (100) of such holder's shares; or (iv) make no valid election as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Citizens Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Share Representative") may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of Citizens Common Stock held by that Share Representative for a particular beneficial owner. Shares of Citizens Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of Citizens Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of Citizens Common Stock as to which no election has been made are referred to as "Non-Election Shares." Shares of Citizens Common Stock held by any Mandatory Cash Stockholder are referred to herein as "Mandatory Election Shares." For purposes of this Section, Dissenting Shares shall be deemed Cash Election Shares.

          (c)   To be effective, a properly completed Election Form must be received by BankIllinois, an Illinois state bank with its main office located in Champaign, Illinois, and an MSTI Subsidiary (the "Exchange Agent"), on or before 5:00 p.m. on the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as MSTI and Citizens may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by MSTI, indemnification and a surety bond, regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Citizens Common Stock covered by such Election Form, together with a duly executed Transmittal Letter included with the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d)   Within ten (10) Business Days after the Election Deadline, MSTI shall cause the Exchange Agent to effect the allocation among Election Stockholders of rights to receive the Cash Consideration and the Stock Consideration as follows:

              (i)  If the Aggregate Stock Election Number exceeds the Required Stock Election Number, then all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the Cash Consideration, and, with respect to each holder of Stock Election Shares, then:

              (A)  that number of Stock Election Shares which is equal to the product obtained by multiplying (1) the Stock Election Excess Amount by (2) such stockholder's Stock Election Percentage (such amount being referred to as such stockholder's "Individual Stock Excess Amount"), shall be converted into the right to receive the Cash Consideration; and

              (B)  that number of Stock Election Shares equal to the difference between (1) such stockholder's Individual Stock Election Number, less (2) such stockholder's Individual Stock Excess Amount, shall be converted into the right to receive the Stock Consideration.

             (ii)  If the Aggregate Cash Election Number exceeds the Required Cash Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and, with respect to each holder of Cash Election Shares and Non-Election Shares, then:

              (A)  that number of Cash Election Shares and Non-Election Shares which is equal to the product obtained by multiplying (1) the Cash Election Excess Amount by (2) such stockholder's Cash Election Percentage (such amount being referred to as such stockholder's "Individual Cash Excess Amount"), shall be converted into the right to receive the Stock Consideration; and

              (B)  that number of Cash Election Shares and Non-Election Shares which is equal to the difference between (1) such stockholder's Individual Cash Election Number, less (2) such stockholder's Individual Cash Excess Amount, shall be converted into the right to receive the Cash Consideration.

            (iii)  If the Aggregate Stock Election Number is equal to the Required Stock Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration.

            (iv)  If (A) all Election Stockholders make only a Stock Election, and (B) there are no Mandatory Cash Stockholders, such that the Aggregate Stock Election Number is equal to one hundred percent (100%) of the Outstanding Citizens Shares, then the Outstanding Citizens Shares held by each Election Stockholder shall be converted into the Merger Consideration in accordance with the following formula, viz., fifty percent (50%) of the shares of Citizens Common Stock held by each Election Stockholder shall be converted into the right to receive the Stock Consideration, and fifty percent (50%) of the shares of Citizens Common Stock held by each Election Stockholder shall be converted into the right to receive the Cash Consideration.

             (v)  If all Election Stockholders make only a Cash Election, such that the Aggregate Cash Election Number is equal to one hundred percent (100%) of the Outstanding Citizens Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all Election Stockholders, such that, following such allocation and taking into account the Cash Consideration to be paid to any Mandatory Cash Stockholders, fifty percent (50%) of the Outstanding Citizens Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Citizens Shares are converted into the right to receive the Cash Consideration.

        3.4    Rights as Stockholders; Stock Transfers.    At the Effective Time, Citizens Stockholders shall cease to be, and shall have no rights as, Citizens Stockholders, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Citizens or the Surviving Entity of shares of Citizens Common Stock.

        3.5    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of MSTI Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, MSTI shall pay to each Citizens Stockholder who would otherwise be entitled to a fractional share of MSTI Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by Thirty-One Dollars and Sixty-Seven Cents ($31.67).

        3.6    Exchange Procedures

          (a)   On the Mailing Date, and with the Election Form, if applicable, the Exchange Agent shall mail to each Citizens Stockholder instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration (the "Transmittal Letter"). Upon proper surrender to the Exchange Agent of an Old Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Old Certificates shall be entitled to receive in exchange therefor: (i) a new certificate representing that number of whole shares of MSTI Common Stock that such holder has the right to receive pursuant to this Article; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this Article; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article, and the Old Certificates so surrendered shall forthwith be cancelled.

          (b)   On the Closing Date, MSTI shall deposit with the Exchange Agent for the benefit of holders of Old Certificates: (i) cash or immediately available funds equal to the aggregate Cash Consideration; and (ii) certificates representing the shares of MSTI Common Stock to be issued as Stock Consideration (the "Exchange Fund"). The Exchange Fund shall be held by the Exchange Agent for the benefit of Citizens Stockholders pursuant to the terms of an Exchange Agent Agreement in such form as MSTI and Citizens shall mutually agree. All fees, costs and expenses of the Exchange Agent shall be borne solely by MSTI.

          (c)   Neither the Exchange Agent nor any party hereto shall be liable to any former Citizens Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d)   No dividends or other distributions with respect to MSTI Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Citizens Common Stock converted in the Merger into the right to receive shares of MSTI Common Stock until the holder of such unsurrendered Old Certificate shall be entitled to receive a new certificate representing shares of MSTI Common Stock in exchange therefor in accordance with the procedures set forth in this Section. After becoming so entitled in accordance with this Section, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of MSTI Common Stock such holder had the right to receive upon surrender of the Old Certificates.

          (e)   Any portion of the Merger Consideration that remains unclaimed by the Citizens Stockholders on the first anniversary of the Effective Time shall be paid to MSTI to be held for the benefit of holders of unsurrendered Old Certificates. Any Citizens Stockholders who have not theretofore complied with this Article shall thereafter look only to MSTI for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on MSTI Common Stock deliverable in respect of each share of Citizens Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

          (f)    If a certificate representing shares of MSTI Common Stock or a check representing Cash Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to MSTI any transfer or other taxes required by reason of the issuance of a certificate representing shares of MSTI Common Stock or a check representing Cash Consideration in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of MSTI that such tax has been paid or is not payable.

        3.7    Anti-Dilution Provisions.

          (a)   If MSTI issues additional shares of MSTI Common Stock (other than as provided below) or declares a stock dividend, stock split, reverse split or other general distribution, reclassification or recapitalization of MSTI Common Stock and the record date for such stock dividend, stock split, distribution, reclassification or recapitalization occurs at any time after the Agreement Date and prior to the Effective Time, then the amount of Stock Consideration shall be adjusted appropriately to give effect to the change in MSTI capitalization. Notwithstanding the foregoing, no adjustment shall be made to the amount of Stock Consideration: (i) in the event of the issuance of additional shares of MSTI Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of MSTI pursuant to any stock incentive, qualified or non-qualified retirement, or dividend reinvestment plans; or (ii) in the event of the issuance of additional shares of MSTI Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of MSTI in its reasonable business judgment determines to be fair and reasonable.

          (b)   Subject only to making any adjustment to the Stock Consideration and related computations prescribed by this Section, nothing contained in this Agreement is intended to preclude MSTI from amending its articles of incorporation to change its capital structure or from issuing additional shares of MSTI Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

        3.8    Tax Free Reorganization.    The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368 and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any Tax Return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

        3.9    Dissenting Shares.    Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to Citizens Stockholders pursuant to the provisions of any applicable Legal Requirements, including Section 262 of the DGCL, any shares of Citizens Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such

Person's shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such Citizens Stockholders, the "Dissenting Shares"), shall not be converted pursuant to Section 3.2, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by Citizens to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as is determined in accordance with this Article 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CITIZENS

        Citizens hereby represents and warrants to MSTI that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

        4.1    Citizens Organization.    Citizens: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the OTS as a savings and loan holding company under the federal Home Owners' Loan Act, as amended (the "HOLA"); and (c) has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of Citizens and all amendments thereto are set forth on Schedule 4.1 and are complete and correct. Citizens has no Subsidiaries other than the Bank and as set forth on Schedule 4.1.

        4.2    Citizens Subsidiary Organization.    The Bank is an Illinois chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Citizens Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Citizens Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws (or similar organizational documents) of each Citizens Subsidiary and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

        4.3    Authorization; Enforceability.

          (a)   Citizens has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Citizens, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of Citizens enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

          (b)   Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of Citizens or any Citizens Subsidiary: (i) prohibits or restricts Citizens' ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MSTI to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Citizens has unanimously approved the execution of, and performance by Citizens of its obligations under, this Agreement.

        4.4    No Conflict.    Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of Citizens or any Citizens Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Citizens or any Citizens Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the HOLA, the Federal Deposit Insurance Act, as amended (the "FDIA"), the Securities Act, the Exchange Act, the DGCL, the Delaware Act and the Illinois Savings Bank Act (the "ISBA"); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Citizens or any Citizens Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Citizens or any Citizens Subsidiary. Except for the approvals referred to in Section 8.1 and the requisite approval of its stockholders, neither Citizens nor any Citizens Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.5    Citizens Capitalization.

          (a)   The authorized capital stock of Citizens currently consists exclusively of: (i) 8,000,000 shares of Citizens Common Stock, of which, as of the Agreement Date, 2,817,500 shares are duly issued, fully paid and non-assessable, including 1,298,289 shares that are held by Citizens as treasury shares; and (ii) 1,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the Agreement Date. As of September 30, 2004, Citizens had issued and outstanding Citizens Stock Options for the purchase of 242,100 shares of Citizens Common Stock, with an average exercise price of $13.07. A complete list of all Citizens Stock Options, including the exercise price, date of grant, number granted and vesting schedule of all such options for each holder thereof is set forth in Schedule 4.5. The maximum number of shares of Citizens Common Stock that would be outstanding immediately prior to the Effective Time, excluding treasury shares, if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 1,761,311 shares. Citizens acknowledges that the Per Share Cash Consideration and the Per Share Stock Consideration have each been determined based on the accuracy of the representations and warranties made in this Section 4.5 with respect to the number of outstanding Citizens Shares and the number of Citizens Stock Options and the exercise prices thereof (as set forth on Schedule 4.5), and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on Citizens for purposes of this Agreement.

          (b)   The shares of Citizens Common Stock to be issued upon exercise of any Citizens Stock Options are validly authorized and, upon exercise of the Citizens Stock Options in accordance with their terms, will be validly issued, fully paid and non-assessable. None of the shares of Citizens

  Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Since December 31, 2003, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of Citizens capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Citizens or any Citizens Subsidiary and no dividends or other distributions payable in any equity securities of Citizens or any Citizens Subsidiary have been declared, set aside, made or paid to the Citizens Stockholders. To the Knowledge of Citizens, none of the shares of authorized capital stock of Citizens are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 4.5, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Citizens or any Citizens Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Citizens or any Citizens Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, Citizens is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Citizens. Citizens does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in Schedule 4.5 or the Citizens SEC Documents.

        4.6    Citizens Subsidiary Capitalization.    The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of: (i) 8,000 shares of capital common stock, $1.00 par value per share (the "Bank Shares"), 1,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable, except to the extent subject to assessment under the ISBA or the FDIA, and (ii) 1,000 shares of preferred stock, no par value, none of which are issued and outstanding. Citizens is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other Citizens Subsidiary, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement and as set forth on Schedule 4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Citizens Subsidiary, except for such rights held exclusively by Citizens. There are no outstanding securities of any Citizens Subsidiary that are convertible into or exchangeable for any shares of such Citizens Subsidiary's capital stock, except for such rights held exclusively by Citizens, and no Citizens Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Citizens Subsidiary. Neither Citizens nor any Citizens Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

        4.7    Financial Statements and Reports.    True, correct and complete copies of the following financial statements are included in Schedule 4.7:

          (a)   audited Consolidated Balance Sheets for Citizens as of December 31, 2001, 2002 and 2003, and the related audited Consolidated Statements of Income, Statements of Cash Flows and Consolidated Statements of Changes in Stockholders' Equity of Citizens for the years ended December 31, 2001, 2002 and 2003;

          (b)   unaudited Consolidated Balance Sheet for Citizens as of June 30, 2004, and the related unaudited Consolidated Statements of Income, Statements of Cash Flows; and

          (c)   Call Reports for the Bank as of the close of business on December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004.

        The financial statements described in clauses (a) and (b) have been prepared in conformity with GAAP and comply in all material respects with the published rules and regulations of the SEC. The financial statements described in clause (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the "Citizens Financial Statements") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Citizens and the Bank as at the respective dates of, and for the periods referred to in, the Citizens Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited Citizens Financial Statements. The Citizens Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Citizens Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Citizens Financial Statements.

        4.8    Books and Records.    The books of account, minute books, stock record books and other records of Citizens and each Citizens Subsidiary are complete and correct in all material respects and have been maintained in accordance with Citizens' business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Citizens and each Citizens Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of Citizens and the Citizens Subsidiaries.

        4.9    Title to Properties.    Citizens and each Citizens Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Citizens Financial Statement or on Schedule 4.6 or Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Citizens Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as "Permitted Exceptions"). Except as set forth on Schedule 4.9, Citizens and each Citizens Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis, all buildings and structures owned by Citizens and each Citizens Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        4.10    Condition and Sufficiency of Assets.    The buildings, structures and equipment of Citizens and each Citizens Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis, the real property, buildings, structures and equipment owned or leased by Citizens and each Citizens Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.

The assets and properties, whether real or personal, tangible or intangible, that Citizens or any Citizens Subsidiary purport to own are sufficient for the continued conduct of the business of Citizens and each Citizens Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

        4.11    Loans; Allowance for Loan and Lease Losses.    Except as contemplated as set forth in Schedule 4.11, all loans and loan commitments extended by any Citizens Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "Citizens Loans") were made materially in accordance with the lending policies of such Citizens Subsidiary in the Ordinary Course of Business. The Citizens Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such Citizens Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Citizens Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.9) and each Citizens Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such Citizens Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. The allowance for loan and lease losses of each Citizens Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Citizens: (i) none of the Citizens Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        4.12    Undisclosed Liabilities; Adverse Changes.    Except as set forth on Schedule 4.12, neither Citizens nor any Citizens Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Citizens Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on Schedule 4.12, since the date of the latest Citizens Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Citizens or any Citizens Subsidiary, and, to Citizens' Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis.

        4.13    Taxes.    Citizens and each Citizens Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Citizens and each Citizens Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Citizens or any Citizens Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Citizens, Threatened against Citizens or any Citizens Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Citizens or any Citizens Subsidiary is presently being conducted or, to the Knowledge of Citizens, Threatened by any Regulatory Authority. Citizens has delivered or made available to MSTI true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by Citizens and each Citizens Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of Citizens or any Citizens Subsidiary for any such time period.

        4.14    Compliance with ERISA.    Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all Citizens Employee Benefit Plans established or maintained by Citizens or any Citizens Subsidiary or to which Citizens or any Citizens Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Citizens or any Citizens Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Citizens or any Citizens Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Citizens or such Citizens Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

        4.15    Compliance with Legal Requirements.    Citizens and each Citizens Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, and except for the Existing MOU (as defined in Section 4.16), each of Citizens and each Citizens Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Citizens or any Citizens Subsidiary of, or a failure on the part of Citizens or any Citizens Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Citizens or any Citizens Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. Except as set forth on Schedule 4.15, and except for the Existing MOU, neither Citizens nor any Citizens Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Citizens have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Citizens or any Citizens Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis.

        4.16    Legal Proceedings; Orders.

          (a)   Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Citizens, Threatened against, affecting or involving Citizens or any Citizens Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on Citizens on a consolidated basis, and there is no fact to Citizens' Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of Citizens, no officer, director, agent or employee of Citizens or any Citizens Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Citizens or any Citizens Subsidiary as currently conducted.

          (b)   Except for the memorandum of understanding described on Schedule 4.16 (the "Existing MOU"), neither Citizens nor any Citizens Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Citizens or any Citizens Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing. Citizens is in compliance with all of the material terms of the Existing MOU.

        4.17    Absence of Certain Changes and Events.    Except as set forth on Schedule 4.17, since December 31, 2003, Citizens and each Citizens Subsidiary has conducted its respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2003, there has not been any:

          (a)   change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the Citizens Financial Statements or in the Citizens SEC Documents;

          (b)   amendment of its certificate of incorporation, charter or bylaws (or similar organizational documents) or adoption of any resolutions by its board of directors or stockholders with respect to the same;

          (c)   payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Citizens Employee Benefit Plans (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days' notice or less, without penalty or premium;

          (d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Citizens Employee Benefit Plan;

          (e)   material damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

          (f)    entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

          (g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Citizens or any Citizens Subsidiary of more than $25,000 annually with respect to any such lease, Contract or license or more than $100,000 in the aggregate with respect to all such leases, Contracts or licenses;

          (h)   Citizens Loan or commitment to make any Citizens Loan other than in the Ordinary Course of Business;

          (i)    Citizens Loan or commitment to make, renew, extend the term or increase the amount of any Citizens Loan to any Person if such Citizens Loan or any other Citizens Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of Citizens or any Citizens Subsidiary, or was classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan" prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit Citizens or any Citizens Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

          (j)    sale, lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for Permitted Exceptions;

          (k)   incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (l)    cancellation or waiver by it of any claims or rights other than in the Ordinary Course of Business;

          (m)  any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $100,000;

          (n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (o)   transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

          (p)   material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Citizens to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

          (q)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

          (r)   discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

          (s)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction, except in the Ordinary Course of Business and except for sales by Citizens of "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

          (t)    purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements; or

          (u)   agreement, whether oral or written, by it to do any of the foregoing.

        4.18    Properties, Contracts and Employee Benefit Plans.    Except for Contracts evidencing Citizens Loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to Citizens and each Citizens Subsidiary:

          (a)   all real property owned by Citizens and each Citizens Subsidiary and each lease of real property to which Citizens and each Citizens Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Citizens or such Citizens Subsidiary;

          (b)   all borrowings by Citizens or any Citizens Subsidiary, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

          (c)   each Contract that involves performance of services or delivery of goods or materials by Citizens or any Citizens Subsidiary after the Agreement Date of an amount or value in excess of $50,000 under each Contract;

          (d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Citizens or any Citizens Subsidiary after the Agreement Date in excess of $50,000;

          (e)   each Contract not referred to elsewhere in this Section that:

              (i)  relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or

             (ii)  materially affects the business or financial condition of Citizens or any Citizens Subsidiary;

          (f)    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms, excluding any renewal terms, of less than one year);

          (g)   each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "Intellectual Property Assets"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Citizens or any Citizens Subsidiary;

          (h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

          (i)    each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Citizens or any Citizens Subsidiary with any other Person;

          (j)    each Contract containing covenants that in any way purport to restrict the business activity of Citizens or any Citizens Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Citizens or any Citizens Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

          (k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

          (l)    the name and annual salary of each director and executive officer (as defined for purposes of Regulation O of the Federal Reserve) of Citizens and each Citizens Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Citizens, each Citizens Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2003, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

          (m)  each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Citizens or any Citizens Subsidiary for the benefit of the officers, directors or employees of Citizens or any Citizens Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Citizens or any Citizens Subsidiary for the benefit of the employees of Citizens or any Citizens Subsidiary (collectively, the "Citizens Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Citizens or any Citizens Subsidiary;

          (n)   the name of each Person who is or would be entitled pursuant to any Contract of Citizens or Citizens Subsidiaries or Citizens Employee Benefit Plan to receive any payment from MSTI, any MSTI Subsidiary, Citizens or any Citizens Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment (except for Contracts entered into as required by this Agreement);

          (o)   each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Citizens or any Citizens Subsidiary to be responsible for consequential damages;

          (p)   each Contract for capital expenditures in excess of $50,000;

          (q)   each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Citizens or any Citizens Subsidiary other than in the Ordinary Course of Business; and

          (r)   each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

        Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

        4.19    No Defaults.    Except as set forth on Schedule 4.19, to the Knowledge of Citizens, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. Citizens and each Citizens Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which either Citizens or any Citizens Subsidiary has or had any obligation or liability or by which Citizens or any Citizens Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. To the knowledge of Citizens, each other Person that has or had any obligation or liability under any such Contract under which Citizens or any Citizens Subsidiary has or had any rights is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Citizens, any Citizens Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Citizens Loan, neither Citizens nor any Citizens Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Citizens or any Citizens Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

        4.20    Insurance.    Schedule 4.20 lists the policies and material terms of insurance (including bankers' blanket bond and insurance providing benefits for employees) owned or held by Citizens or any Citizens Subsidiary on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

        4.21    Compliance with Environmental Laws.    Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Citizens or any Citizens Subsidiary or any of their respective assets that are pending or, to the Knowledge of Citizens, Threatened, nor to the Knowledge of Citizens is there any factual basis for any of the foregoing, as a result of any asserted failure of Citizens or any Citizens Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "Environmental Laws"). No environmental clearances or other governmental approvals are required for the conduct of the business of Citizens or any Citizens Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of Citizens, neither Citizens nor any Citizens Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

        4.22    Regulatory Filings.    Citizens and each Citizens Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC, the OTS, the DFPR, the Secretary of State of the States of Illinois and Delaware and the SEC, together with any amendment required to be made with respect thereto, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. All such filings, including the financial statements, exhibits and schedules thereto were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Each of such filings, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Regulatory Authority with which they were filed.

        4.23    Fiduciary Accounts.    The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of Citizens and the Bank, none of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

        4.24    Indemnification Claims.    To Citizens' Knowledge, no action or failure to take action by any director, officer, employee or agent of Citizens or any Citizens Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Citizens or any Citizens Subsidiary under any agreement with, or the corporate indemnification provisions of, Citizens or any Citizens Subsidiary, or under any Legal Requirements.

        4.25    Insider Interests.    Except as set forth on Schedule 4.25, no officer or director of Citizens or any Citizens Subsidiary, any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Citizens or any Citizens Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Citizens or any Citizens Subsidiary.

        4.26    Brokerage Commissions.    None of Citizens, any Citizens Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, except as disclosed in Schedule 4.26.

        4.27    Approval Delays.    To the Knowledge of Citizens, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank's most recent CRA rating is "satisfactory" or better.

        4.28    Code Sections 280G and 4999.    Except as set forth on Schedule 4.28, no payment that is owed or may become due to any director, officer, employee or agent of Citizens or any Citizens Subsidiary will be non-deductible to Citizens or any Citizens Subsidiary (or, following the Merger, MSTI) or subject to tax under Section 280G or Section 4999 of the Code, not will Citizens or any Citizens Subsidiary (or, following the Merger, MSTI) be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.28, neither Citizens nor any Citizens Subsidiary provides health or welfare benefits to any active employee following such employee's retirement or other termination of service.

        4.29    Disclosure.    Neither any representation nor warranty of Citizens in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MSTI AND ACQUISITION LLC

        MSTI and Acquisition LLC hereby represent and warrant to Citizens that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

        5.1    MSTI Organization.    MSTI: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of MSTI and all amendments thereto are set forth in the MSTI SEC Documents and are complete and correct. MSTI has no Subsidiaries other than Acquisition LLC and as set forth in the MSTI SEC Documents.

        5.2    MSTI Subsidiary Organization.    Each MSTI Subsidiary is duly organized, validly existing, and in good standing in its state or jurisdiction of organization. Each MSTI Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

        5.3    Authorization; Enforceability.

          (a)   Each of MSTI and Acquisition LLC has the requisite corporate and limited liability company power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by MSTI and Acquisition LLC, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary corporate and limited liability company action, and this Agreement constitutes a legal, valid and binding obligation of each of MSTI and Acquisition LLC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

          (b)   Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of any of MSTI or any MSTI Subsidiary: (i) prohibits or restricts MSTI's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Citizens to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of MSTI has unanimously approved the execution of, and performance by MSTI of its obligations under, this Agreement, and the manager and the sole member of Acquisition LLC have each approved the execution of, and performance by Acquisition LLC of its obligations under, this Agreement.

        5.4    No Conflict.    Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of, MSTI or any MSTI Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MSTI or MSTI Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the HOLA, the BHCA, the FDIA, the Securities Act, the Exchange Act, the DGCL, the Delaware Act and the ISBA. Except for the approvals referred to in Section 8.1, neither MSTI nor any MSTI Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        5.5    MSTI Capitalization.    The authorized capital stock of MSTI at September 30, 2004, consisted of: (a) 15,000,000 shares of MSTI Common Stock, of which, as of such date, 11,219,319 shares were duly issued and outstanding, fully paid and non-assessable, and 1,770,996 shares were held by MSTI as treasury shares; and (b) 2,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of such date. None of the shares of MSTI Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Since September 30, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5 or the MSTI SEC Documents, no shares of MSTI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MSTI or any MSTI Subsidiary and no dividends or other distributions payable in any equity securities of MSTI or any MSTI Subsidiary have been declared, set aside, made or paid to the stockholders of MSTI. To the Knowledge of MSTI, none of the shares of authorized capital stock of MSTI are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 5.5 or the MSTI SEC Documents, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MSTI or any MSTI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MSTI or any MSTI Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, MSTI is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of MSTI. MSTI does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the membership interests of Acquisition LLC and as set forth in Schedule 5.5 or the MSTI SEC Documents.

        5.6    MSTI Subsidiary Capitalization.    MSTI is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock or other equity securities of each MSTI Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as disclosed in any MSTI SEC Documents or for such rights held exclusively by MSTI, there are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MSTI Subsidiary. Except as disclosed in any MSTI SEC Documents, or for such rights held exclusively by MSTI, there are no outstanding securities of any MSTI Subsidiary that are convertible into, or exchangeable for, any shares of such MSTI Subsidiary's capital stock or other equity securities, and no MSTI Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MSTI Subsidiary.

        5.7    Financial Statements and Reports.    The financial statements and reports of MSTI included with each of the Forms 10-K filed with the SEC for the years ended December 31, 2001, 2002 and 2003, and the Form 10-Q filed with the SEC for the quarterly period ended June 30, 2004 (collectively, the "MSTI Financial Statements"), were prepared in conformity with GAAP, comply in all material respects with the published rules and regulations of the SEC, have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the MSTI Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MSTI and the MSTI Subsidiaries at the respective dates of, and for the periods referred to in, the MSTI Financial Statements, subject to normal year end non-material audit adjustments in amounts consistent with past practice in the case of the quarterly financial statements. The MSTI Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the MSTI Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective MSTI Financial Statements.

        5.8    Books and Records.    The books of account, minute books, stock record books and other records of MSTI and each MSTI Subsidiary are complete and correct in all material respects and have been maintained in accordance with MSTI's business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of MSTI and each MSTI Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors.

        5.9    Title to Properties.    MSTI and each MSTI Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent MSTI Financial Statement, the MSTI SEC Documents or Schedule 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MSTI Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on Schedule 5.9, MSTI and each MSTI Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis, all buildings and structures owned by MSTI and each MSTI Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

        5.10    Condition and Sufficiency of Assets.    The buildings, structures and equipment of MSTI and each MSTI Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis, the real property, buildings, structures and equipment owned or leased by MSTI and each MSTI Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that MSTI or any MSTI Subsidiary purport to own or lease are sufficient for the continued conduct after the Closing of the business of MSTI and each MSTI Subsidiary in substantially the same manner as conducted prior to the Closing.

        5.11    Loans; Allowance for Loan and Lease Losses.    All loans and loan commitments extended by any MSTI Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "MSTI Loans") were made materially in accordance with the lending policies of such MSTI Subsidiary in the Ordinary Course of Business. The MSTI Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such MSTI Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such MSTI Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and each MSTI Subsidiary has complied, and at the Closing will have complied with, all Legal Requirements relating to such MSTI Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. The allowance for loan and lease losses of each MSTI Subsidiary is, and will be on the Closing Date, adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of MSTI: (i) none of the MSTI Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of MSTI's consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

        5.12    Undisclosed Liabilities; Adverse Changes.    Except as set forth in Schedule 5.12 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the MSTI Financial Statements, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest MSTI Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of MSTI or any MSTI Subsidiary, and, to MSTI's Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on MSTI on a consolidated basis.

        5.13    Taxes.    MSTI and each MSTI Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. MSTI and each MSTI Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MSTI or any MSTI Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of MSTI, Threatened against MSTI or any MSTI Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by MSTI or any MSTI Subsidiary is presently being conducted or, to the Knowledge of MSTI, Threatened by any Regulatory Authority.

        5.14    Compliance with ERISA.    Except as set forth on Schedule 5.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by MSTI or any MSTI Subsidiary or to which MSTI or any MSTI Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MSTI or any MSTI Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of MSTI or any MSTI Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if MSTI or such MSTI Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

        5.15    Compliance With Legal Requirements.    MSTI and each MSTI Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in Schedule 5.15 or the MSTI SEC Documents, MSTI and each MSTI Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by MSTI or any MSTI Subsidiary of, or a failure on the part of MSTI or any MSTI Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of MSTI or any MSTI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. Except as set forth on Schedule 5.15 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does MSTI have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of MSTI or any MSTI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis.

        5.16    Legal Proceedings; Orders.

          (a)   Schedule 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of MSTI, Threatened against, affecting or involving MSTI or any MSTI Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on MSTI on a consolidated basis, and there is no fact to MSTI's Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of MSTI, no officer, director, agent or employee of MSTI or any MSTI Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MSTI or any MSTI Subsidiary as currently conducted.

          (b)   Neither MSTI nor any MSTI Subsidiary (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has MSTI or any MSTI Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

        5.17    Absence of Certain Changes and Events.    Since December 31, 2003, except as disclosed in Schedule 5.17 and the MSTI SEC Documents (and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Contemplated Transactions): (a) MSTI and each MSTI Subsidiary has conducted its respective business only in the Ordinary Course of Business; and (b) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, that have had, or would reasonably be expected to have, a Material Adverse Effect on MSTI, impair the ability of MSTI to perform its obligations under this Agreement or otherwise prevent the consummation of the Contemplated Transactions.

        5.18    Material Contracts.    Except as disclosed in Schedule 5.18 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary is a party to, and none of their respective properties or assets are bound by: (a) any "material contract," as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; or (b) any Contract containing covenants that in any way purport to restrict in any material respect the business activity of MSTI or any MSTI Subsidiary or any Affiliate of any of the foregoing, or limit in any material respect the ability of MSTI or any MSTI Subsidiary or any Affiliate of any of the foregoing to engage in any line of business or to compete with any Person. Copies of any such document, plan or Contract listed and described in Schedule 5.18 are appended to such Schedule.

        5.19    No Defaults.    Except as set forth in Schedule 5.19, to the Knowledge of MSTI, each Contract identified or required to be identified in Schedule 5.18 or in the MSTI SEC Documents is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. MSTI and each MSTI Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which MSTI or any MSTI Subsidiary has or had any obligation or liability or by which MSTI or any MSTI Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. To the Knowledge of MSTI, each other Person that has or had any obligation or liability under any such Contract under which MSTI or any MSTI Subsidiary has or had any rights is, and at all times since January 1, 2001, has been in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give MSTI, any MSTI Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any MSTI Loan, neither MSTI nor any MSTI Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to MSTI or any MSTI Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

        5.20    Compliance with Environmental Laws.    Except as set forth on Schedule 5.20, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving MSTI or any MSTI Subsidiary or any of their respective assets that are pending or to the Knowledge of MSTI, Threatened, nor to the Knowledge of MSTI is there any factual basis for any of the foregoing, as a result of any asserted failure of MSTI or any MSTI Subsidiary, or any predecessor thereof, to comply with any Environmental Law.

        5.21    Regulatory Filings.    MSTI and each MSTI Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC, the DFPR, the Secretary of State of the State of Illinois and the SEC, together with any amendment required to be made with respect thereto, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. All such filings, including the financial statements, exhibits and schedules thereto, were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Each of such filings, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Regulatory Authority with which they were filed.

        5.22    Indemnification Claims.    To MSTI's Knowledge, no action or failure to take action by any director, officer, employee or agent of MSTI or any MSTI Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against MSTI or any MSTI Subsidiary under any agreement with, or the corporate indemnification provisions of, MSTI or any MSTI Subsidiary, or under any Legal Requirements.

        5.23    Brokerage Commissions.    None of MSTI or any MSTI Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, except as disclosed on Schedule 5.23.

        5.24    Approval Delays.    To the Knowledge of MSTI, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. Each MSTI Subsidiary that is a "depository institution" as defined in the FDIA has a recent CRA rating of "satisfactory" or better.

        5.25    Disclosure.    Neither any representation nor warranty of MSTI in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances under which they were made, not misleading.

        5.26    Financial Resources.    MSTI will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Cash Consideration under Section 3.6(b) and to perform its other obligations under this Agreement.

ARTICLE 6
CITIZENS' COVENANTS

        6.1    Access and Investigation.

          (a)   MSTI and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Citizens and each Citizens Subsidiary in accordance with the provisions of this Section. MSTI and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Citizens and each Citizens Subsidiary and of their respective financial and legal condition as MSTI shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Citizens or any Citizens Subsidiary. Upon request, Citizens and each Citizens Subsidiary will furnish MSTI or its Representatives, attorneys' responses to auditors' requests for information regarding Citizens or such Citizens Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by MSTI (provided, with respect to attorneys, such disclosure would not result in the waiver by Citizens or any Citizens Subsidiary of any claim of attorney-client privilege), and will permit MSTI and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Citizens or such Citizens Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MSTI or its Representatives. No investigation by MSTI or any of its Representatives shall affect the representations and warranties made by Citizens. This Section shall not require the disclosure of any information the disclosure of which to MSTI would be prohibited by any Legal Requirement.

          (b)   Citizens shall allow a representative of MSTI to attend as an observer all meetings of the board of directors and committees of the board of directors of Citizens and any Citizens Subsidiary, including any meeting of the loan committee and asset liability management committee of Citizens or any Citizens Subsidiary. Citizens shall give reasonable notice to MSTI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Citizens shall provide to MSTI all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of Citizens or any Citizens Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that MSTI's representative will not have any voting rights with respect to matters discussed at these meetings and that MSTI is not managing the business or affairs of Citizens or any Citizens Subsidiary. All information obtained by MSTI at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated July 6, 2004, between MSTI and Citizens (the "Confidentiality Agreement"). Notwithstanding the foregoing, MSTI shall not be permitted to attend any portion of a meeting and Citizens shall not be required to provide MSTI with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.9, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

          (c)   Any confidential information or trade secrets of MSTI received by Citizens, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

        6.2    Operation of Citizens and Citizens Subsidiaries.    Except with the prior written consent of MSTI, between the Agreement Date and the Closing Date, Citizens will, and will cause each Citizens Subsidiary, to:

          (a)   conduct its business only in the Ordinary Course of Business;

          (b)   use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c)   confer with MSTI concerning operational matters of a material nature;

          (d)   enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm's-length transactions in the Ordinary Course of Business and consistent with sound banking practices and policies and Legal Requirements, and Citizens shall obtain the prior consent of MSTI, which consent shall not be unreasonably withheld or delayed, for all new extensions of credit or lending relationships in excess of $1,000,000 to any Person, including that Person's Affiliates;

          (e)   consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable Legal Requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (f)    maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

          (g)   not buy or sell any security held, or intended to be held, for investment other than securities issued by the United States or any agency thereof with maturities of less than two (2) years, but such restriction shall not affect the buying and selling by the Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

          (h)   file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

          (i)    maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

        6.3    Negative Covenant.    Except as otherwise expressly permitted by this Agreement or the Employee Benefits Agreement referred to in Section 6.13, and except as contemplated by Schedule 4.17, between the Agreement Date and the Closing Date, Citizens will not, and will cause each Citizens Subsidiary not to, without the prior written consent of MSTI, take any affirmative action, or fail to take any reasonable action within its control, as a result of which: (a) any of the changes or events listed in Section 4.17 occurs; or (b) a Breach of Citizens' representations or warranties occurs. Notwithstanding anything to the contrary contained in this Agreement, Citizens shall be permitted to pay dividends of $0.10 per quarter to its stockholders through the Closing in accordance with its existing dividend policy.

        6.4    Subsequent Citizens Financial Statements; Securities Reports.    As soon as available after the Agreement Date, Citizens will furnish MSTI copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and, if applicable, consolidated statements of changes in stockholders' equity, of Citizens prepared for its internal use, and the Bank's Call Reports for each quarterly or annual period completed after June 30, 2004, and all other financial reports or statements submitted after the Agreement Date by Citizens or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the "Subsequent Citizens Financial Statements"). Without limitation of the foregoing, Citizens shall deliver to MSTI complete copies of any reports filed with the SEC after the Agreement Date (collectively, the "Citizens SEC Filings"). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Citizens Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent Citizens Financial Statements nor the Citizens SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Citizens Financial Statements or Citizens SEC Filings misleading in any material respect.

        6.5    Title to Real Estate.    As soon as practical, but in no event later than sixty (60) days after the Agreement Date, Citizens shall obtain at its own expense and deliver to MSTI, with respect to all real estate owned by Citizens or the Bank (excluding any "Other Real Estate Owned," the "Citizens Real Estate"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to MSTI, showing fee simple title in Citizens or the Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

        6.6    Surveys.    If requested by MSTI, by no later than forty-five (45) days after the date of this Agreement, Citizens shall obtain, at MSTI's expense, and deliver to MSTI a current ALTA survey of each parcel of Citizens Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

        6.7    Environmental Investigation.

          (a)   MSTI may, in its reasonable discretion, within forty-five (45) Business Days of the Agreement Date, request Citizens to provide at Citizens' expense a Phase 1 environmental site assessment (the "Phase 1 Report") conducted by an independent professional consultant reasonably acceptable to MSTI to determine if any Citizens Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then Citizens shall promptly obtain, at MSTI's expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the "Phase 2 Report," and collectively referred to with the Phase 1 Report, as the "Environmental Report"). MSTI shall have no duty to act for the benefit of Citizens, any Citizens Subsidiary or any other Person upon any information produced by the Environmental Report, but shall provide such information to Citizens as soon as practicable after such information becomes available to MSTI.

          (b)   Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, MSTI and Citizens shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the "Remediation Cost." If the Remediation Cost exceeds Two Hundred Fifty Thousand Dollars ($250,000), MSTI may, at its sole option, terminate this Agreement. If the Remediation Cost is less than Two Hundred Fifty Thousand Dollars ($250,000), such cost shall be taken into account when computing the Adjusted Stockholders' Equity.

        6.8    Advice of Changes.    Between the Agreement Date and the Closing Date, Citizens shall promptly notify MSTI in writing if Citizens or any Citizens Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Citizens' representations and warranties as of the Agreement Date, or if Citizens or any Citizens Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Citizens will promptly deliver to MSTI a supplement to the Schedules specifying such change. During the same period, Citizens will promptly notify MSTI of the occurrence of any Breach of any covenant of Citizens in this

Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

        6.9    Other Offers.

          (a)   Until such time, if any, as this Agreement is terminated pursuant to Article 11, Citizens will not, and will cause each Citizens Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than MSTI) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving Citizens or any Citizens Subsidiary. Notwithstanding such foregoing restriction, Citizens may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Citizens determines, in good faith, that the exercise of its fiduciary duties to Citizens' stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that Citizens may not, in any event, provide to such third party any information which it has not provided to MSTI. Citizens shall promptly notify MSTI orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

          (b)   "Acquisition Transaction" shall, with respect to Citizens, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Citizens or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a "Significant Subsidiary"), of Citizens; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Citizens or any Significant Subsidiary of Citizens; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either Citizens or any Significant Subsidiary of Citizens; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of Citizens; (v) a public proxy or consent solicitation made to Citizens Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of Citizens; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Citizens or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

        6.10    Voting Agreement.    Concurrently with the execution and delivery of this Agreement, Citizens shall deliver to MSTI a voting agreement in the form of Exhibit D, signed by all directors and executive officers of Citizens who are Citizens Stockholders.

        6.11    Stockholders' Meeting.    Citizens shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. Citizens shall send to its stockholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and a copy of Section 262 of the DGCL governing the rights of dissenting stockholders. Citizens and its board of directors shall recommend to stockholders the approval of this Agreement and the Merger and shall solicit proxies voting only in favor thereof from the Citizens Stockholders, and Citizens and its board of directors shall not withdraw, modify or change, in any manner adverse to MSTI, or publicly announce its intent to withdraw, modify or change, in any manner adverse to MSTI, such recommendation of this Agreement and the Merger; provided, however, that Citizens shall not be required to make the recommendation required by this Section 6.11, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Citizens determines, in good faith, that the exercise of its fiduciary duties to Citizens' stockholders under applicable law, as advised by its counsel, so requires. For the avoidance of doubt, the parties acknowledge that the failure of Citizens to comply with the provisions of this Section 6.11 shall be deemed to have a Material Adverse Effect on Citizens on a consolidated basis and on MSTI's rights under this Agreement.

        6.12    Information Provided to MSTI.    Citizens agrees that none of the information concerning Citizens or any Citizens Subsidiary that is provided or to be provided by Citizens to MSTI for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of Citizens' stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Citizens shall have no responsibility for the truth or accuracy of any information with respect to MSTI or any MSTI Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        6.13    Treatment of Employee Benefit Plans.    Citizens shall make such changes to the Citizens Employee Benefit Plans and shall take such actions with respect to the Citizens Employee Benefit Plans as are agreed to in the Employee Benefits Agreement dated as of the Agreement Date between MSTI and Citizens.

        6.14    Stock Options.    Citizens shall take all such action as may be necessary to ensure that all Citizens Stock Options have been exercised for shares of Citizens Common Stock or have been cashed out or extinguished prior to the Closing, such that no Citizens Stock Options are outstanding at the Effective Time; provided, however, that any Citizens Stock Option that is cashed out shall be cashed out in exchange for an aggregate amount (net of any applicable withholding tax) equal to the product of: (a) the difference between (i) the Per Share Cash Consideration, less (ii) the per share exercise price of such Citizens Stock Option, as set forth on Schedule 4.5 (to the extent such difference is a positive number); multiplied by (b) the number of shares of Citizens Common Stock subject to such Citizens Stock Option.

        6.15    Data and Item Processing Agreements.    Citizens agrees to consult with MSTI prior to the entry by it or any Citizens Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. Citizens agrees to coordinate with MSTI the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

        6.16    Tax Matters.    Neither Citizens nor any Citizens Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to MSTI. Citizens and each Citizens Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to MSTI for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

        6.17    Officer and Other Agreements.    Concurrently with the execution and delivery of this Agreement, and at MSTI's direction and request, Citizens shall cause to be delivered to MSTI (a) an Employment Agreement in the form of Exhibit E-1, signed by C. William Landefeld, and (b) an Employment Agreement in the form of Exhibit E-2, signed by Dallas Smiley (collectively, the "Employment Agreements"), each to be effective at the Effective Time.

        6.18    Accounting and Other Adjustments.    Subject to applicable Legal Requirements, Citizens agrees that it shall, and shall cause each Citizens Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of MSTI, on a consolidated basis after the Effective Time, in any case as MSTI shall reasonably request, provided, however, that neither Citizens nor any Citizens Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Citizens shall have received reasonable assurances that all conditions precedent to Citizens' obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

        6.19    LaSalle Loan.    In connection with Citizens' Loan Agreement (the "Loan Agreement"), dated December 30, 2003, with LaSalle Bank National Association, as lender ("LaSalle"), Citizens shall, prior to Closing, take any and all action necessary to obtain LaSalle's consent or approval to this Agreement and the Contemplated Transactions, and/or to obtain a waiver from LaSalle, through the Closing, of any and all defaults under the Loan Agreement that may be caused by the execution of this Agreement or the consummation of the Contemplated Transactions, as such consent, approval or waiver may be required by the Loan Agreement.

ARTICLE 7
MSTI'S COVENANTS

        7.1    Access and Investigation.

          (a)   Solely for the purpose of permitting Citizens to ascertain the correctness of the representations and warranties made in this Agreement by MSTI to Citizens, Citizens and its Representatives shall at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MSTI and each MSTI Subsidiary in accordance with the provisions of this Section. Citizens and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MSTI and each MSTI Subsidiary and of their respective financial and legal condition as Citizens shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of MSTI or any MSTI Subsidiary. Upon request, MSTI and each MSTI Subsidiary will furnish Citizens or its Representatives, attorneys' responses to auditors' requests for information regarding MSTI or such MSTI Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Citizens (provided, with respect to attorneys, such disclosure would not result in the waiver by MSTI or the Bank of any claim of attorney-client privilege), and will permit Citizens and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MSTI or such MSTI Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Citizens or its Representatives. No investigation by Citizens or any of its Representatives shall affect the representations and warranties made by MSTI. This

  Section shall not require the disclosure of any information the disclosure of which to Citizens would be prohibited by any Legal Requirement.

          (b)   Any confidential information or trade secrets of Citizens received by MSTI, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

        7.2    Subsequent MSTI Financial Statements; Securities Reports.    As soon as available after the Agreement Date, MSTI will furnish Citizens copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders' equity, of MSTI prepared for its internal use, and all other financial reports or statements submitted after the Agreement Date by MSTI to any Regulatory Authority, to the extent permitted by law (collectively, the "Subsequent MSTI Financial Statements"). Without limitation of the foregoing, MSTI shall deliver to Citizens complete copies of any reports filed with the SEC after the Agreement Date (collectively, the "MSTI SEC Filings"). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent MSTI Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent MSTI Financial Statements nor the MSTI SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent MSTI Financial Statements or MSTI SEC Filings misleading in any material respect.

        7.3    Advice of Changes.    Between the Agreement Date and the Closing Date, MSTI shall promptly notify Citizens in writing if MSTI or any MSTI Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of MSTI's representations and warranties as of the Agreement Date, or if MSTI or any MSTI Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, MSTI will promptly notify Citizens of the occurrence of any Breach of any covenant of MSTI in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

        7.4    Information Provided to Citizens.    MSTI agrees that none of the information concerning MSTI or any MSTI Subsidiary that is provided or to be provided by MSTI to Citizens for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, MSTI shall have no responsibility for the truth or accuracy of any information with respect to Citizens or any Citizens Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

        7.5    Indemnification; Director and Officer Insurance.    Except as may be limited by applicable Legal Requirements, MSTI shall honor any of Citizens' obligations in respect of indemnification and advancement of expenses provided by Citizens as of the Agreement Date in its certificate of incorporation or bylaws in favor of the current and former directors and officers of Citizens and the Bank for not less than three years from the Effective Time with respect to matters occurring prior to the Effective Time. MSTI shall acquire and maintain for a period of two (2) years extended coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by Citizens' director and officer liability policies of insurance, commonly referred to as "tail coverage," on terms with respect to such coverage and amount substantially similar to the terms and conditions of Citizens' director and officer liability policies of insurance in effect on the Agreement Date.

        7.6    Employee Benefits.    For purposes of determining eligibility to participate in and, where applicable, vesting under MSTI's and its Subsidiaries' employee benefit plans, programs and arrangements generally accorded all to employees of MSTI or its Subsidiaries (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), MSTI agrees that all former employees of Citizens or the Bank who become employees of MSTI or any of its Subsidiaries shall receive credit for their past service with Citizens or the Bank as if such employee had then been employed by MSTI. To the extent that, after taking into account such service with Citizens or the Bank, employees of the Citizens or the Bank satisfy the minimum age and service requirements of MSTI's and its Subsidiaries employee benefit plans, employees of the Company shall participate in such plans as of the Effective Time.

        7.7    Authorization and Reservation of MSTI Common Stock.    The board of directors of MSTI shall, prior to the Effective Time, authorize and reserve the maximum number of shares of MSTI Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

        7.8    Subsidiary Board Seat.    Immediately following the Effective Time, MSTI shall cause its banking subsidiary to expand its board of directors by two members, and such board shall take such action necessary to appoint as directors two individuals nominated by Citizens, which nominees shall be acceptable to MSTI in its sole discretion.

        7.9    Negative Covenants.    Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, MSTI will not, and will cause each MSTI Subsidiary not to, without the prior written consent of Citizens:

          (a)   take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of MSTI's representations or warranties occurs, if such Breach would have a Material Adverse Effect on MSTI on a consolidated basis;

          (b)   take any action to amend MSTI's articles of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of MSTI Common Stock generally; or

          (c)   take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

ARTICLE 8
COVENANTS OF ALL PARTIES

        8.1    Regulatory Approvals.    By no later than thirty (30) days after the Agreement Date, MSTI shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OTS pursuant to the HOLA; (c) the DFPR pursuant to the ISBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. MSTI shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, Citizens and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and MSTI agrees promptly to advise Citizens and its counsel of, and share with them, any material communication received by MSTI or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

        8.2    SEC Registration.    By no later than sixty (60) days after the Agreement Date, MSTI shall prepare and file with the SEC a registration statement under the Securities Act on an appropriate form reasonably acceptable to Citizens covering the shares of MSTI Common Stock to be issued pursuant to this Agreement and shall use its Best Efforts to cause the same to become effective, and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the "Registration Statement"). The Registration Statement shall include the Proxy Statement for use in connection with the meeting of the Citizens Stockholders referred to in Section 6.11, all in accordance with the rules and regulations of the SEC. MSTI shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of MSTI Common Stock to Citizens Stockholders. In advance of any filing made under this Section, MSTI and Citizens and their respective counsel shall be provided with the opportunity to comment thereon, and MSTI and Citizens each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings. Preparation and filing of the Registration Statement shall be at the sole cost and expense of MSTI, except that Citizens shall be solely responsible for the costs and expenses, including fees of Citizens' accountants and legal counsel, related to the preparation and review of Citizens financial statements and Citizens information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to Citizens Stockholders.

        8.3    Necessary Approvals.    MSTI and Citizens agree that MSTI's counsel will have primary responsibility for preparation of the Registration Statement and MSTI will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of MSTI and Citizens and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

        8.4    Customer and Employee Relationships.    Each of MSTI and Citizens agrees that its respective Representatives may jointly:

          (a)   participate in meetings or discussions with officers and employees of Citizens and MSTI and their Subsidiaries in connection with employment opportunities with MSTI after the Effective Time; and

          (b)   contact Persons having dealings with Citizens or MSTI or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by MSTI after the Effective Time.

        8.5    Publicity.    Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to stockholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

        8.6    Best Efforts; Cooperation.    Each of MSTI and Citizens agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither MSTI nor Citizens will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of MSTI and Citizens will, and will cause each MSTI Subsidiary and Citizens Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF MSTI

        The obligations of MSTI to consummate the Contemplated Transactions and to take the other actions required to be taken by MSTI at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MSTI, in whole or in part):

        9.1    Accuracy of Representations and Warranties.    All of the representations and warranties of Citizens set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Citizens on a consolidated basis or on MSTI's rights under this Agreement.

        9.2    Citizens' Performance.    Citizens shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Citizens on a consolidated basis or on MSTI's rights under this Agreement.

        9.3    Documents Satisfactory.    All proceedings, corporate or other, to be taken by Citizens in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MSTI.

        9.4    Corporate Approval.    This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the Citizens Stockholders.

        9.5    No Proceedings.    Since the Agreement Date, there must not have been commenced or Threatened against Citizens or any Citizens Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Citizens or its stockholders or MSTI's rights under this Agreement.

        9.6    Absence of Material Adverse Changes.    From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on Citizens or any Citizens Subsidiary.

        9.7    Consents and Approvals.    Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MSTI, and all applicable waiting periods shall have expired.

        9.8    No Prohibition.    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

        9.9    Registration Statement.    The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

        9.10    Dissenting Shares.    The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of Outstanding Citizens Shares.

        9.11    Employment Agreements.    The Employment Agreements shall be in full force and effect, and each of C. William Landefeld and Dallas Smiley shall be an active employee of Citizens.

        9.12    Tax Opinion.    MSTI and Citizens shall have received the opinion described in Section 10.10.

        9.13    Minimum Stockholders' Equity.    Citizens' Adjusted Stockholders' Equity (as calculated immediately prior to the Closing Date) shall not be less than $34,625,000.

        9.14    Allowance for Loan and Lease Losses.    Consistent with the methodology utilized by Citizens in the Ordinary Course of Business, Citizens shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

        9.15    Citizens Capitalization.    No Citizens Stock Options shall have been issued since the Agreement Date, and there shall be no Citizens Stock Options outstanding at the Effective Time. Further, at the Effective Time, the issued and outstanding capital stock of Citizens shall consist exclusively of no more than 1,761,311 Outstanding Citizens Shares.

        9.16    Transactional Expenses.    MSTI shall have received proof satisfactory to it that Citizens has paid or fully accrued for as of the Determination Date all of the Citizens Transactional Expenses.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CITIZENS

        Citizens' obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Citizens at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Citizens, in whole or in part):

        10.1    Accuracy of Representations and Warranties.    All of the representations and warranties of MSTI and Acquisition LLC set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on MSTI on a consolidated basis or on Citizens' rights under this Agreement.

        10.2    MSTI's Performance.    MSTI and Acquisition LLC shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on MSTI on a consolidated basis or on Citizens' rights under this Agreement.

        10.3    Documents Satisfactory.    All proceedings, corporate or other, to be taken by MSTI in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Citizens.

        10.4    Corporate Approval.    This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the Citizens Stockholders.

        10.5    No Proceedings.    Since the Agreement Date, there must not have been commenced or Threatened against MSTI or any MSTI Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect either on MSTI or its stockholders or Citizens' rights under this Agreement.

        10.6    Absence of Material Adverse Changes.    From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis.

        10.7    Consents and Approvals.    Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Citizens, and all applicable waiting periods shall have expired.

        10.8    No Prohibitions.    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

        10.9    Registration Statement.    The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

        10.10    Tax Opinion.    At MSTI's expense, MSTI and Citizens shall have received the written opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP ("BFKPN") (subject to BFKPN's receipt of representation letters from each of MSTI and Citizens, which representation letters shall be in form and substance satisfactory to BFKPN in its sole discretion, and which representation letters shall be true and correct in all respects as of the date of such opinion), in form and substance reasonably satisfactory to MSTI and Citizens and substantially as described on Exhibit F, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368 of the Code.

        10.11    Fairness Opinion.    Citizens shall have received an opinion from Sandler O'Neill & Partners, L.P. (the "Fairness Opinion"), dated as of the Agreement Date, to the effect that the terms of the Merger are fair to the Citizens Stockholders from a financial point of view as of that date and such Fairness Opinion shall not have been subsequently withdrawn.

ARTICLE 11
TERMINATION

        11.1    Reasons for Termination and Abandonment.    This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

          (a)   by mutual consent of the boards of directors of MSTI and Citizens;

          (b)   by MSTI if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MSTI to comply with its obligations under this Agreement); and (ii) MSTI has not waived such condition on or before the Closing Date;

          (c)   by Citizens if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Citizens to comply with its obligations under this Agreement); and (ii) Citizens has not waived such condition on or before the Closing Date;

          (d)   by MSTI in accordance with the provisions of Section 6.7;

          (e)   by Citizens, if both (i) the average daily closing price of MSTI Common Stock as reported on the OTCBB for the twenty (20) consecutive full trading days ending on the Determination Date (the "Average MSTI Stock Price") is less than $26.92, and (ii) the quotient obtained by dividing the Average MSTI Stock Price by $31.67 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing (A) the Index Value on the Determination Date by (B) the Index Value as of the close of business on November 8, 2004; provided, however, that Citizens may not terminate the Agreement pursuant to this Section 11.1(e) unless and until five (5) Business Days have elapsed following the delivery to MSTI of written notice of such termination, and prior to the end of such five (5) Business Day period MSTI fails to notify Citizens that MSTI elects to increase the value of the cash, the MSTI Common Stock or a combination thereof being offered to Citizens Stockholders such that the per share value of the Merger Consideration (valued at the Average MSTI Stock Price in the case of the Stock Consideration) is equal to at least $29.75 per share (provided that the Merger shall qualify as a reorganization within Section 368 of the Code); or

          (f)    by either MSTI or Citizens if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is ten (10) months after the Agreement Date, or such later date as the parties may agree (the "Termination Date").

        11.2    Effect of Termination.    Except as provided in Sections 11.3, 11.4 and 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of MSTI, Citizens or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 11.3, 11.4 and 11.5, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

        11.3    Expenses.    Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

        11.4    Citizens Termination Payments.

          (a)   If this Agreement is terminated by:

              (i)  MSTI because there is a Breach of Citizens' representations or warranties (but not including any such Breach in existence on the Agreement Date), unless (A) such Breach is a result of the failure by MSTI to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (B) such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis; or

             (ii)  MSTI or Citizens because both (A) any of (x) any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Securities Exchange Act) a bona fide tender offer or exchange offer to acquire at least 20% of the then-outstanding shares of Citizens Common Stock, shall have otherwise made a bona fide proposal to Citizens or the Citizens Stockholders by public announcement or other written communication that is or becomes the subject of public disclosure to engage in a transaction that will result in an acquisition of control of Citizens or the Bank (as defined below), or shall have filed an application or notice with any Regulatory Authority for approval to engage in a transaction that will result in an acquisition of control of Citizens or the Bank; (y) the board of directors of Citizens shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any transaction that will result in an acquisition of control of Citizens or the Bank by a Person other than MSTI (or resolved to take any such action), whether or not permitted by the terms of this Agreement or (z) the board of directors of Citizens, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement-Prospectus the approval of this Agreement and the Merger, shall have withdrawn, modified or changed, in any manner adverse to MSTI, or publicly announced its intent to withdraw, modify or change, in any manner adverse to MSTI, such recommendation of this Agreement and the Merger, or shall have failed to call or convene the meeting of the Citizens Stockholders referred to in Section 6.11; and (B) Citizens' stockholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date (in each case described in clauses (i) and (ii) a "Citizens Termination");

and provided in the case of both clauses (i) and (ii), MSTI is in material compliance with all of its material obligations under this Agreement, then Citizens shall pay to MSTI, upon its written demand, an amount equal to One Million Dollars ($1,000,000).

          (b)   In addition to any payments described in Section 11.4(a), if there is a Citizens Termination and within twelve (12) months after such termination Citizens enters into a Contract with any party other than MSTI providing for the acquisition of control of Citizens or the Bank by such other party, then Citizens shall pay to MSTI, upon its written demand, the additional sum of One Million Three Hundred Thousand Dollars ($1,300,000), except to the extent MSTI's Expenses have been paid pursuant to Section 11.4(a) ; provided, however, that the provisions of this Section shall in no way limit MSTI's rights against any such third party.

          (c)   For purposes of this Section, the phrase "control of Citizens or the Bank" means the acquisition by any such third party of: (x) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Exchange Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of Citizens or the Bank through any transaction to which Citizens, the Bank or any Affiliate of Citizens or the Bank is a party (other than by transfers among or between members of a Family, caused by redemptions or repurchases of Citizens capital stock by Citizens or by issuance of shares of Citizens Common Stock or other securities to Citizens Stockholders as of the Agreement Date); or (y) all or substantially all of the assets of Citizens or the Bank (except transfers to an Affiliate of Citizens or Bank).

          (d)   If this Agreement is terminated by MSTI because: (i) Citizens committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach in existence as of the Agreement Date of Citizens' representations or warranties; unless (x) in the case of clause (i), such Breach is a result of the failure by MSTI to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (y) in the case of either clause (i) or (ii), such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis, then Citizens shall pay to MSTI, upon its written demand, an amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000).

          (e)   The sums payable by Citizens under this Section 11.4 shall constitute liquidated damages and MSTI's receipt thereof shall be MSTI's sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Citizens or failure by its stockholders to approve this Agreement. The parties acknowledge that the termination payments payable by Citizens under clauses (a) and (b) of this Section 11.4 and the termination payment payable by Citizens under clause (d) of this Section 11.4 are mutually exclusive, and, to that end, acknowledge that (i) if MSTI has received a termination payment under clause (a) (and, if applicable, clause (b)) of this Section 11.4, MSTI shall not be entitled to a termination payment under clause (d), and (ii) if MSTI has received a termination payment under clause (d) of this Section 11.4, MSTI shall not be entitled to a termination payment under clause (a) (or, if applicable, clause (b)).

        11.5    MSTI Termination Payments.

          (a)   If this Agreement is terminated by Citizens because there is a Breach of MSTI's representations or warranties (but not including any such Breach in existence on the Agreement Date), unless (i) such Breach is a result of the failure by Citizens to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (ii) such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either Citizens or MSTI on a consolidated basis, then provided Citizens is in material compliance with all of its material obligations under this Agreement, then MSTI shall pay to Citizens, upon its written demand, an amount equal to One Million Dollars ($1,000,000).

          (b)   If this Agreement is terminated by Citizens because: (i) MSTI committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach in existence as of the Agreement Date of MSTI's representations or warranties; unless (x) in the case of clause (i), such Breach is a result of the failure by Citizens to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or (y) in the case of either clause (i) or (ii), such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis, then MSTI shall pay to Citizens, upon its written demand, an amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000).

          (c)   The sums payable by MSTI under this Section 11.5 shall constitute liquidated damages and Citizens' receipt thereof shall be Citizens' sole and exclusive remedy under this Agreement for all Breaches of this Agreement by MSTI. The parties acknowledge that the termination payment payable by MSTI under clause (a) of this Section 11.5 and the termination payment payable by MSTI under clause (b) of this Section 11.5 are mutually exclusive, and, to that end, acknowledge that (i) if Citizens has received a termination payment under clause (a) of this Section 11.5, Citizens shall not be entitled to a termination payment under clause (b), and (ii) if Citizens has received a termination payment under clause (b) of this Section 11.5, Citizens shall not be entitled to a termination payment under clause (a).

ARTICLE 12
MISCELLANEOUS

        12.1    Governing Law.    All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

        12.2    Assignments, Successors and No Third Party Rights.    None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

        12.3    Waiver.    Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.4    Notices.    All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

        If to MSTI, to:

    Main Street Trust, Inc.
    100 W. University Avenue
    P. O. Box 4028
    Champaign, Illinois 61824
    Telephone: (217) 351-6568
    Telecopier: (217) 351-6551
    Attention:    Mr. Van A. Dukeman
    President and Chief Executive Officer

        with copies to:

    Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
    333 West Wacker Drive, Suite 2700
    Chicago, Illinois 60606
    Telephone: (312) 984-3100
    Telecopier: (312) 984-3193
    Attention:    John E. Freechack, Esq.

        If to Citizens, to:

    Citizens First Financial Corp.
    2101 North Veterans Parkway
    P.O. Box 1207
    Bloomington, Illinois 61702-1207
    Telephone:    (309) 661-8700
    Telecopier:    (309) 661-0707
    Attention:      C. William Landefeld

        with copies to:

    Howard & Howard Attorneys PC
    Comerica Building
    151 South Rose Street, Suite 800
    Kalamazoo, Michigan 49007
    Telephone:    (269) 382-8765
    Telecopier:    (269) 382-1568
    Attention:      Joseph B. Hemker, Esq.

or to such other Person or place as Citizens shall furnish to MSTI or MSTI shall furnish to Citizens in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

        12.5    Entire Agreement.    This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

        12.6    Modification.    This Agreement may not be amended except by a written agreement signed by each of Citizens and MSTI. Without limiting the foregoing, Citizens and MSTI may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the Citizens Stockholders shall affect the rights of Citizens' stockholders in any manner that is materially adverse to such Persons.

        12.7    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

        12.8    Further Assurances.    The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        12.9    Survival.    The representations, warranties and covenants contained herein shall not survive beyond the Closing.

        12.10    Counterparts.    This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

        [This Space Left Intentionally Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

CITIZENS FIRST FINANCIAL CORP.		MAIN STREET TRUST, INC.
By:	/s/ C. WILLIAM LANDEFELD Name: C. William Landefeld Title: President and Chief Executive Officer	By:	/s/ VAN A. DUKEMAN Name: Van A. Dukeman Title: President and Chief Executive Officer
CITIZENS ACQUISITION LLC
By:	Main Street Trust, Inc., its sole member
By: /s/ VAN A. DUKEMAN Name: Van A. Dukeman Title: President

APPENDIX B

Fairness Opinion of Sandler O'Neill & Partners, L.P.

November 7, 2004

Board of Directors
Citizens First Financial Corp.
2101 North Veterans Parkway
P.O. Box 1207
Bloomington, IL 61702

Ladies and Gentlemen:

        Citizens First Financial Corp. ("Citizens"), Main Street Trust, Inc. ("MSTI") and Citizens Acquisition LLC ("Acquisition LLC") have entered into an Agreement and Plan of Merger, dated as of November 7, 2004 (the "Agreement"), pursuant to which Citizens will be merged with and into Acquisition LLC, with Acquisition LLC being the surviving entity as a wholly owned subsidiary of Main Street (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Citizens common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the "Citizens Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.1051 shares of MSTI common stock, par value $0.01 per share (the "Stock Consideration"), or (b) $35.00 in cash without interest (the "Cash Consideration"), subject to the election and allocation procedures set forth in the Agreement which provide generally, among other things, that 50% of the Citizens Shares will be converted into the Stock Consideration and 50% of the Citizens Shares will be converted into the Cash Consideration (the Stock Consideration and the Cash Consideration hereinafter collectively referred to as, the "Merger Consideration"). Shares of Citizens common stock (other than certain shares specified in the Agreement) held by stockholders who own fewer than 100 shares of Citizens common stock at the effective time of the Merger will be converted into $35.00 in cash per share. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and $31.67. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Citizens Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Citizens that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of MSTI that we deemed relevant; (iv) financial projections for the years ending December 31, 2004 and 2005 reviewed in discussions with senior management of Citizens and earnings per share estimates for Citizens for the years ending December 31, 2004 and 2005 published by I/B/E/S and reviewed by and confirmed with management of Citizens; (v) financial projections for the years ending December 31, 2004 and 2005 reviewed in discussions with senior management of MSTI and earnings per share estimates for MSTI for the years ending December 31, 2004 and 2005 published by I/B/E/S and reviewed by and confirmed with management of Citizens; (vi) the pro forma financial impact of the Merger on MSTI, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Citizens and MSTI; (vii) the publicly reported historical price and trading activity for Citizens' and MSTI's common stock, including a comparison of certain financial and stock market information for Citizens and MSTI with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Citizens the business, financial condition, results of operations and prospects of Citizens and held similar discussions with certain members of senior management of MSTI regarding the business, financial condition, results of operations and prospects of MSTI. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Citizens or MSTI or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Citizens and MSTI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citizens or MSTI or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Citizens or MSTI nor have we reviewed any individual credit files relating to Citizens or MSTI. We have assumed, with your consent, that the respective allowances for loan losses for both Citizens and MSTI are adequate to cover such losses and will be adequate on a combined basis for the combined entity.

        With respect to the financial projections for Citizens and MSTI and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Citizens and MSTI and used by Sandler O'Neill in its analyses, Citizens' and MSTI's management confirmed to us that these projections reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Citizens and MSTI and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Citizens' or MSTI's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Citizens and MSTI will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Citizens has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of MSTI's common stock will be when issued to Citizens' shareholders pursuant to the Agreement or the prices at which Citizens' or MSTI's common stock may trade at any time.

        We have acted as Citizens' financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Citizens has also agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Citizens and MSTI and their affiliates. We may also actively trade the equity or debt securities of Citizens and MSTI or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Citizens in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Citizens as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Citizens Shares and does not address the underlying business decision of Citizens to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Citizens or the effect of any other transaction in which Citizens might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided however, that we hereby consent to the inclusion of this opinion as an appendix to the proxy statement/prospectus of Citizens and Main Street relating to the Merger and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Citizens Shares is fair to such shareholders from a financial point of view.

Very truly yours,
/s/ SANDLER O'NEILL & PARTNERS, L.P.

APPENDIX C

Section 262 of the Delaware General Corporation Law

§262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            (a)   Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

            (b)   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            (c)   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            (d)   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, §262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c.262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles 9 and 10 of Main Street's articles of incorporation provide for indemnification as follows:

        Article 9.    Each person who is or was a director or officer of Main Street and each person who serves or served at the request of Main Street as a director, officer or partner of any other enterprise shall be indemnified by Main Street in accordance with, and to the fullest extent authorized by, the Illinois Business Corporation Act of 1983, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article shall apply to or have any effect on the rights of any individual referred to in this Article for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

        Article 10.    To the fullest extent permitted by the Illinois Business Corporation Act of 1983, as the same exists or may hereafter be amended, a director of Main Street shall not be personally liable to Main Street or its stockholders for monetary damages for breach of fiduciary duty of a director.

        Section 7.1 of Main Street's bylaws provides as follows:

        Section 7.1.1. Actions, Suits or Proceedings Other than by or in the Right of Main Street.    Main Street shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Main Street) by reason of the fact that he or she is or was a director, officer, employee or agent of Main Street, or is or was serving at the request of Main Street as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Main Street, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of Main Street or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct law was unlawful.

        The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

        5/8.75 Indemnification of Officers, Directors, Employees and Agents; Insurance.    (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

        (b)   A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        (c)   To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

        (d)   Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

        (e)   Expenses (including attorney's fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

        (f)    The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        (g)   A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

        (h)   If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

        (i)    For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

        (j)    For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

        (k)   The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

        (l)    The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly. (Last amended by P.A. 92-0033, L. '01, eff. 7-1-01.)

        Main Street has purchased $10 million of insurance coverage with respect to any liability incurred by its directors and officers as a result of actions taken by them in such capacities. In addition, Main Street maintains fiduciary liability coverage up to a $5 million limit and trust errors and omissions coverage up to a limit of $6 million.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated November 7, 2004. This document is filed as Appendix A to the proxy statement-prospectus forming a part of this Registration Statement.
3.1	Amended and Restated Articles of Incorporation of Main Street Trust, Inc.
3.2	Amendment to Articles of Incorporation of Main Street, Inc.

3.3	Bylaws of Main Street Trust, Inc.
4.1
Specimen Stock Certificate of Main Street Trust, Inc. (Filed as Exhibit 4.1 to Main Street's Form 10-K for the fiscal year ended December 31, 2000 (SEC File No. 000-30031), and incorporated by reference herein.)
4.2
Second Amended and Restated Shareholders' Agreement, dated as of November 1, 2000. (Filed as Exhibit 4.2 to the Form 10-K filed for the fiscal year ended December 31, 2000 (SEC File No. 000-30031), and incorporated by reference herein.)
5.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP regarding legality of Main Street Trust, Inc. common stock to be issued in the merger.
8.1	Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP regarding material Federal income tax consequences of the merger.
10.1	Employment Agreement by and between Main Street and C. William Landefeld.
10.2	Employment Agreement by and between Main Street and Dallas Smiley.
10.3
Employment Agreement by and between Main Street and Gregory B. Lykins. (Filed as Exhibit 10.1 to the Form 10-K filed for the fiscal year ended December 31, 2001 (SEC File No. 000-30031), and incorporated by reference herein.)
10.4
Employment Agreement by and between Main Street and Van A. Dukeman. (Filed as Exhibit 10.2 to the Form 10-K filed for the fiscal year ended December 31, 2001 (SEC File No. 000-30031), and incorporated by reference herein.)
10.5
Employment Agreement by and between Main Street and David B. White. (Filed as Exhibit 10.5 to the Registration Statement on Form S-4 filed on March 15, 1996, as amended (SEC File No. 33-90342), and incorporated by reference herein.)
10.6
Employment Agreement by and between Main Street, FirsTech and Phillip C. Wise. (Filed as Exhibit 10.4 to the Registration Statement on Form S-4 filed on March 15, 1996, as amended (SEC File No. 33-90342), and incorporated by reference herein.)
10.7
Employment Agreement by and between The First National Bank of Decatur and Chris Shroyer. (Filed as Exhibit 10.5 to the Form 10-K filed for the fiscal year ended December 31, 2002 (SEC File No. 000-30031), and incorporated by reference herein.)
10.8
Employment Agreement by and between Main Street and Robert F. Plecki. (Filed as Exhibit 10.6 to the Form 10-K filed for the fiscal year ended December 31, 2003 (SEC File No. 33-90342), and incorporated by reference herein.)
23.1	Consent of BKD, LLP.
23.2	Consent of Howard & Howard Attorneys, PC.
23.3	Consent of McGladrey & Pullen, LLP.
23.4	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 5.1).
23.5	Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (included in Exhibit 8.1).
24.1	Power of Attorney (included on signature page).
99.1	Form of Proxy to be delivered to the stockholders of Citizens First Financial Corp.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to, and meeting the requirements of, Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement-prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Main Street Trust, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Champaign, State of Illinois, this 23rd day of December, 2004.

MAIN STREET TRUST, INC.
By:	/s/ VAN A. DUKEMAN Van A. Dukeman President and Chief Executive Officer

POWER OF ATTORNEY

        The undersigned officers and directors of Main Street Trust, Inc. do hereby constitute and appoint Gregory B. Lykins and Van A. Dukeman, as their attorneys-in fact with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to the Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed on December 23, 2004, by the following persons in their capacities indicated.

Signature	Capacity

/s/ VAN A. DUKEMAN Van A. Dukeman	President and Chief Executive Officer, Director
/s/ GREGORY B. LYKINS Gregory B. Lykins	Chairman of the Board, Director
/s/ DAVID B. WHITE David B. White	Executive Vice President, Treasurer and Chief Financial Officer, Director
/s/ DAVID J. DOWNEY David J. Downey	Director
/s/ LARRY D. HAAB Larry D. Haab	Director

S-1

/s/ FREDERIC L. KENNEY Frederic L. Kenney	Director
/s/ AUGUST C. MEYER, JR. August C. Meyer, Jr.	Director
/s/ GENE A. SALMON Gene A. Salmon	Director
/s/ GEORGE T. SHAPLAND George T. Shapland	Director
/s/ THOMAS G. SLOAN Thomas G. Sloan	Director
/s/ H. GALE ZACHEIS, M.D. H. Gale Zacheis, M.D.	Director

S-2

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HOW TO OBTAIN ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING
QUESTIONS AND ANSWERS ABOUT ELECTING THE FORM OF MERGER CONSIDERATION
SUMMARY
MAIN STREET TRUST, INC. PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED) December 31, 2003
MAIN STREET TRUST, INC. PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED) For the Year Ended December 31, 2003
MAIN STREET TRUST, INC. PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED) September 30, 2004
MAIN STREET TRUST, INC. PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED) For the Nine Months Ended September 30, 2004
MAIN STREET SELECTED HISTORICAL FINANCIAL DATA
CITIZENS SELECTED HISTORICAL FINANCIAL AND OTHER DATA
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
INTRODUCTION
SPECIAL MEETING
DESCRIPTION OF TRANSACTION
Citizens' Stock Performance
Main Street's Stock Performance
Comparable Group Analysis
Comparable Group Analysis
Comparable Transaction Multiples
Earnings Per Share Multiples
Tangible Book Value Percentages
Earnings Per Share Multiples
Tangible Book Value Percentages
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS
BUSINESS OF MAIN STREET
BUSINESS OF CITIZENS
SECURITY OWNERSHIP OF DIRECTORS, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
SECURITY OWNERSHIP OF SHAREHOLDER HOLDING 5% OR MORE
OTHER MATTERS
STOCKHOLDER PROPOSALS
EXPERTS
CERTAIN OPINIONS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PLEASE NOTE
APPENDIX A

EXHIBIT INDEX
SCHEDULE INDEX
APPENDIX B
APPENDIX C
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES